Exhibit 10.10

EXECUTION COPY

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

dated as of August 23, 2012

among

BARRICK GOLD CORPORATION,

BGC HOLDINGS LTD.,

GOLDCORP INC.,

GOLDCORP AUREUS INC.,

DOMINICANA HOLDINGS INC.

and

PUEBLO VIEJO DOMINICANA CORPORATION

Pueblo Viejo Second Amended and Restated

Shareholders Agreement

Pueblo Viejo Second Amended and Restated
Shareholders Agreement

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Shareholders Agreement

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Shareholders Agreement

SECTION 13.9	Severability	92
SECTION 13.10	Computation of Interest	92
SECTION 13.11	No Third-Party Beneficiary	92
SECTION 13.12	No Implied Covenants	93
SECTION 13.13	Independent Acquisitions of Properties	93
SECTION 13.14	Time is of the Essence	93
SECTION 13.15	Limitation of Liability	93
SECTION 13.16	New Shares	93
SECTION 13.17	Counterparts	93

ARTICLE 14 JOINDER BY COMPANIES

SECTION 14.1	Joinder by Company Parties	93

Exhibits

Exhibit 1	Accounting Procedures	1-1

Exhibit 2	Form of Clawback Letter of Credit and Sponsor Coverage Letter of Credit	2-1

Annexes

Annex A	Additional Definitions	Ann. A-1

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Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

(Pueblo Viejo)

This SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (Pueblo Viejo), made effective as of the 23rd day of August, 2012 (together with the Exhibits and Annexes hereto, this “Agreement”), is among (a) BARRICK GOLD CORPORATION, a corporation formed under the laws of the Province of Ontario, Canada, having an office at suite 3700, TD Canada Trust Tower, Brookfield Place, 161 Bay Street, Toronto, Ontario, M5J 2S1, Canada (in its capacity as Sponsor, “Barrick Sponsor”), (b) BGC HOLDINGS LTD., a company formed under the laws of the Cayman Islands having its registered office at 4th Floor, Scotia Centre, Albert Panton Street, George Town, Grand Cayman, KY1 1104 (“BGC Holdings”), (c) GOLDCORP INC., a corporation formed under the laws of the Province of Ontario, Canada, having an office at Park Place, Suite 3400, 666 Burrard Street, Vancouver, British Colombia, V6C 2X8 (in its capacity as Sponsor, “Goldcorp Sponsor”), (d) GOLDCORP AUREUS INC., a corporation formed under the laws of Barbados, having an office at 2nd Floor, Cedar Court, Wildey Business Park, Wildey, St. Michael, Barbados West Indies (“Aureus”), (e) DOMINICANA HOLDINGS INC., a corporation formed under the laws of Barbados, having an office at First Floor, Enfield House, Upper Collymore Rock, St. Michaels, Barbados, West Indies (“HoldCo”) and (f) PUEBLO VIEJO DOMINICANA CORPORATION, a company incorporated under the laws of Barbados and duly licensed as an international business company, having an office at First Floor, Enfield House, Upper Collymore Rock, St. Michaels, Barbados, West Indies (“PVDC”),

W I T N E S S E T H:

WHEREAS, Barrick Sponsor, Goldcorp Sponsor, Aureus, HoldCo and PVDC entered into the Amended and Restated Shareholders Agreement (Pueblo Viejo), dated as of April 26, 2010 (the “Original Agreement”), which amended and restated the Shareholders Agreement (Pueblo Viejo), dated as of May 20, 2006, as originally amended by the First Amendment to Shareholders Agreement (Pueblo Viejo), dated December 1, 2008;

WHEREAS, Goldcorp Sponsor indirectly holds 100% of the issued and outstanding voting shares in the capital of Aureus, and Aureus now holds 40% of the issued and outstanding voting shares in the capital of HoldCo;

WHEREAS, pursuant to the terms of a subscription agreement, BGC Holdings acquired 100% of the issued and outstanding voting shares in the capital of HoldCo held by Barrick Sponsor, and BGC Holdings now holds the remaining 60% of the issued and outstanding voting shares in the capital of HoldCo;

WHEREAS, HoldCo holds 100% of the issued and outstanding voting shares in the capital of PVDC;

WHEREAS, each of Barrick Sponsor and Goldcorp Sponsor intends to accept certain obligations in its capacity as Sponsor (as defined below) under the Project Financing Documents (as defined below) and desires to establish certain rights and obligations among it,

Pueblo Viejo Second Amended and Restated
Shareholders Agreement

the Other Sponsor (as defined below), PVDC and HoldCo in accordance with the terms hereof, and the other Parties are willing to acknowledge and abide by such terms;

WHEREAS, BGC Holdings and Aureus desire to establish certain rights and obligations between themselves as Shareholders (as defined below) in accordance with the terms hereof and HoldCo is willing to acknowledge and abide by such terms;

WHEREAS, PVDC holds rights to develop the Pueblo Viejo Mine (as defined below) in the Dominican Republic pursuant to the SLA (as defined below) and contemplates the construction and operation of a mine and related facilities for the extraction of gold and other minerals from lands included in the Pueblo Viejo Mine.

WHEREAS, PVDC has proposed to implement new power arrangements that consist of (a)(i) the design, engineering, procurement, construction, operation and maintenance of a new power generating facility (the “Quisqueya 1 Power Plant”), to be owned by PVDC and operated by PVDC or a contract operator (initially anticipated to be Empresa Generadora de Electricidad Haina S.A. (“EGE Haina”)), (ii) the design, engineering, procurement, construction, operation and maintenance of a Transmission Line, to be owned by PVDC and operated by PVDC or a contract operator (initially anticipated to be EGE Haina), (iii) the design, engineering, procurement, construction, operation and maintenance of the Bonao Substation to be owned by PVDC (to the extent permitted by applicable law) and operated by PVDC or a contract operator (initially anticipated to be EGE Haina), which Bonao Substation will provide for a connection to the Dominican Republic national electrical grid to the Pueblo Viejo Mine, (iv) the design, engineering, procurement, construction, operation and maintenance of the Fuel Pipeline from near the EGE Haina La Sultana generating facility to the Quisqueya 1 Power Plant, to be owned by PVDC and operated by PVDC or a contract operator (initially anticipated to be EGE Haina), and (v) the design, engineering, procurement, construction, operation and maintenance of a Switchyard to be owned by PVDC and operated by PVDC or a contract operator (initially anticipated to be EGE Haina) (the Quisqueya 1 Power Plant, the Transmission Line, the Bonao Substation, the Fuel Pipeline and the Switchyard, together with any ancillary facilities, collectively referred to as the “New Power Arrangements”), and (b) the execution, delivery and performance of various other agreements in respect of the foregoing, including the obtaining of land rights;

WHEREAS, in connection with the development of the New Power Arrangements, PVDC plans to (a) use the Monte Río Facility (as defined below) to support power deliveries to the mine on a short term basis, (b) construct and operate a new substation in Piedra Blanca (the “Piedra Blanca Substation”), to be owned by PVDC and operated by PVDC or a contract operator (initially anticipated to be EGE Haina), which Piedra Blanca Substation will provide for a temporary connection to the Dominican Republic national electrical grid until the commencement of commercial operation of the Quisqueya 1 Power Plant, (c) execute (i) a short-term power supply agreement between PVDC, as supplier, and EGE Haina, as purchaser, in respect of the Monte Río Facility, and (ii) a short-term power purchase agreement between PVDC, as purchaser, and EGE Haina, as supplier, (d) ultimately dispose of the Monte Río Facility and/or the Piedra Blanca Substation and (e) pursuant to a waiver agreement among PVDC and the parties to the Common Terms Agreement, the Common Security Agreement and the Pre-Completion Agreements, cease using the HFO Barges and dispose of each HFO Barge;

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WHEREAS, PVDC has proposed to amend and restate the Original Agreement to incorporate (a) the New Power Arrangements (and all Replacement Power Arrangements (as defined in the Common Terms Agreement (as defined below)) therefor), (b) prior to the last date of the Interim Power Period (as defined below), the Piedra Blanca Substation, (c) prior to the Monte Río Stop Date, the Monte Río Facility and (d) until the disposition of each HFO Barge, such HFO Barge (collectively, the “General Power Arrangements”), as components of the Project (as defined below) for the generation and transmission of power to satisfy the needs of the Project; and

WHEREAS, in connection with the foregoing, the Parties have agreed to amend and restate the Original Agreement as provided herein on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings given below. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in Annex A.

“Accounting Procedures” means the Accounting Procedures attached hereto as Exhibit 1.

“Additional Program and Budget” has the meaning set forth in Section 5.4(b)(ii).

“Adjusted Sponsor Value” has the meaning set forth in Section 12.2(b)(iv)(C).

“Adjusted Value” has the meaning set forth in Section 7.5(b)(iii).

“Advisory Committee” has the meaning set forth in Section 3.11(a).

“Affiliate” means (and as applicable as part of its derivative “Affiliated” means), with respect to any Person, the following: (a) any other Person that directly or indirectly, through one or more intermediaries, Controls such Person and (b) any other Person that is Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Margin” means 6%.

“Approve”, “Approval”, or “Approved” means Approved by PVDC or Approved by HoldCo, or actions causing something to be so Approved, as the context indicates.

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“Approved by HoldCo” or “HoldCo Approved” means a proposal or action in respect of HoldCo that has been (a) Approved by the HoldCo Board of Directors in cases where approval of the Shareholders is not required or (b) approved by a vote of the Shareholders.

“Approved by the HoldCo Board of Directors” or “HoldCo Board of Directors Approved” means a proposal that has been approved by a Vote of the HoldCo Board of Directors as provided herein.

“Approved by PVDC” means a proposal or action in respect of PVDC that has been (a) Approved by the PVDC Board of Directors in cases where approval of the Shareholders of PVDC is not required or (b) approved by HoldCo as the sole Shareholder of PVDC.

“Aureus” has the meaning set forth in the Preamble.

“Barge Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of September 23, 2008, entered into among Transcontinental Capital Corporation (Bermuda) Ltd., Seaboard Corporation and PVDC, as amended by the amendment, dated March 2, 2009, for the acquisition of two (2) HFO Barges located in the Dominican Republic and all ancillary equipment used or useful in connection with the HFO Barges.

“Barrick” means Barrick Gold Corporation, and any successor to Barrick Gold Corporation by corporate reorganization, merger or amalgamation by which such successor, as the surviving entity or amalgamated company, shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations, of Barrick Gold Corporation.

“Barrick HoldCo Interests” has the meaning set forth in Section 10.1.

“Barrick Proprietary Property” means all intellectual property owned or held by Barrick or any of its Affiliates, including (a) patents and patent applications, (b) copyrights and applications in copyright, domestic or foreign, and all underlying works of authorship, (c) computer programs, computer databases, computer program flow diagrams, source codes and object codes, (d) trade secrets, software, license rights, methods, process, know-how, formulae and algorithms and (e) all licenses related to intangible property incorporating any of the foregoing.

“Barrick Re-Transfer Notice” has the meaning set forth in Section 10.4(a).

“Barrick Representatives” has the meaning set forth in Section 3.11(a).

“Barrick Sponsor” has the meaning set forth in the Preamble.

“Barrick Transferee Affiliate” has the meaning set forth in Section 10.3.

“BGC Holdings” has the meaning set forth in the Preamble.

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“Bonao Substation” means the electrical substation to be constructed in Bonao to provide a connection to the Dominican Republic national electrical grid to supply energy to the Pueblo Viejo Mine.

“Budget” means a detailed estimate of all expenditures to be made by PVDC during a Budget Period, including those made in performing a corresponding Program.

“Budget Period” means the time period covered by a Budget.

“Business Day” means a day other than Saturday or Sunday on which Canadian chartered banks located in the city of Toronto are open for business during normal banking hours; provided, however, that if a reference to a Business Day made herein is to a Business Day at a specified location outside of Canada, then such reference shall be to a day other than a Saturday, Sunday or legal holiday at such location.

“Calendar Year” means the period of twelve (12) consecutive months starting on the first (1st) day of January at 12:01 a.m., Toronto, Ontario time, and ending on the immediately following thirty-first (31st) day of December at 12:00 midnight, Toronto, Canada time. If any activity or event that is to be performed or that is to occur during or in respect of any Calendar Year established herein begins after January 1st of such Calendar Year, the period covered shall be the period from the time of commencement of the action or event through December 31st of the year in which the time of commencement occurs.

“Capital”, as used in Section 5.9(a)(i), means, as defined in the SLA Definitions, the aggregate amount of all expenditures by PVDC with respect to the Project (including renewals, improvements, replacements and capitalized repairs).

“Capital Contribution” means, subject to any limitations imposed by Legal Requirements, any contribution to the capital of a company (other than as Share Capital or Shareholder Loans) for nil consideration by a shareholder of such company in cash, property, the use of property, services or otherwise, whenever made.

“Cash Available for Distribution by HoldCo” has the meaning set forth in Section 6.2(a).

“Cash Available for Distribution by PVDC” has the meaning set forth in Section 6.1(a).

“Cash Available to PVDC” means cash generated from the sale of Mineral Products and electric power, cash available from lenders and cash available from other sources (excluding reserve accounts) which, as determined by the Manager, acting reasonably, can be prudently used for the payment of expenses for which Cash Available to PVDC is to be utilized as provided in this Agreement without adversely affecting to a material extent other ongoing Operations, the PVDC Assets or the satisfaction of applicable Legal Requirements by PVDC.

“Cash Requirements” has the meaning set forth in Section 4.5(b)(i).

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“Central Bank of the Dominican State” means an autonomous banking institution of the Dominican State, organized pursuant to Law No. 6142, dated December 29, 1962, which is a party to the SLA.

“Chargeable Costs” means costs incurred for or in connection with Operations in accordance with Approved Programs and Budgets, the Accounting Procedures and this Agreement.

“Closure Operations” means Operations related to the shutdown and closure of the PVDC Mine pursuant to the Closure Plan (as defined in the SLA Definitions).

“Closure Program and Budget” has the meaning set forth in Section 5.4(b)(iii).

“Company” means each of HoldCo and PVDC individually, and “Companies” means HoldCo and PVDC collectively.

“Confidential Information” means the terms of this Agreement, all Technical Data, all Barrick Proprietary Property and any other information concerning any matters affecting or relating to the business, operations, assets, results or prospects of HoldCo or PVDC, including information regarding plans, budgets, processes, results of Exploration, Development, Mining, Power Operations and other data, except to the extent that such information has already been publicly released as allowed herein by the Party providing such information or that such Party can demonstrate was previously publicly released by a Person who did not do so in violation or contravention of any duty or agreement.

“Construction Program and Budget” means a Program and Budget for construction of the PVDC Mine and the General Power Arrangements based upon the Feasibility Study.

“Continuing Obligations” means obligations or responsibilities of PVDC arising from Operations that are reasonably expected to continue or arise after such Operations have ceased or are suspended, including reclamation obligations provided for in the Environmental Management Plan and in the Major Permits.

“Control” means (and as applicable as part of its derivatives “Controls” and “Controlled” means) possession, directly or indirectly, of the power to vote more than 50% of the voting power of such Person or to direct or cause the direction of the management or policies of a Person, whether through ownership of the voting power of such Person, by contract or otherwise.

“Default Loan” has the meaning set forth in Section 7.5(b).

“Defaulted Amount” has the meaning set forth in Section 7.5(a).

“Defaulting Shareholder” has the meaning set forth in Section 7.1.

“Defaulting Sponsor” has the meaning set forth in Section 12.2(a).

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“Development” means Operations or work performed for the purpose of or in connection with preparation for Mining and Power Operations, including acquisitions under the SLA or otherwise of rights and interests needed for Mining and Power Operations, definitional and condemnation drilling, metallurgical and engineering studies and the construction or installation of facilities (including the General Power Arrangements) used for the mining, handling, milling, processing or other beneficiation of Mineral Products and the transportation thereof. Activities undertaken to comply with Legal Requirements arising out of or related to any of the foregoing activities included in this definition (including the active pursuit of obtaining any Governmental Authorizations or other required authorizations and Environmental Compliance) shall also be considered to be acts of Development. Development includes construction Operations performed pursuant to the HoldCo Approved Construction Program and Budget.

“Director” means a member of the HoldCo Board of Directors or the PVDC Board of Directors, as determined by the context in which the term is used.

“Dollars”, “dollars” or “$” means currency of the United States of America unless otherwise specifically indicated.

“Dominican State” means the Government of the Dominican Republic, which is a party to the SLA.

“EGE Haina” has the meaning set forth in the Recitals.

“Encumbrance” or “Encumbrances” means mortgages, charges, deeds of trust, security interests, pledges, liens, royalties, overriding royalty interests, preferential purchase rights or other encumbrances or burdens of any nature whether imposed by contract or operation of law.

“Entity” means any corporation (including any non-profit corporation), company, limited liability company, limited duration company, general partnership, limited partnership, limited liability partnership, joint venture, joint stock association, estate, trust, cooperative foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature recognized under the laws of any jurisdiction.

“Environmental Compliance” means, at all times during the term of this Agreement, actions performed during or after Operations to comply (a) in all material respects with the requirements of all applicable environmental Legal Requirements, including the Environmental Management Plan and other environmental obligations imposed or accepted pursuant to the SLA and (b) prior to the Senior Debt Termination Date, with the terms of any Project Financing relating to Environmental and Social Requirements (as defined in the Common Terms Agreement).

“Environmental Management Plan” means the plan for environmental management prepared by PVDC to cover all Operations, as more extensively defined in the SLA Definitions.

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“Environmental Reserve Fund” means, as defined in the SLA Definitions, the offshore escrow account intended to underwrite the costs of claims, closure activities and activities subsequent to closing the Pueblo Viejo Mine pursuant to Section 11.9 of the SLA, as described with particularity in Section 9.5 of the SLA.

“Exploration” means all Operations or work performed for the purpose of ascertaining the existence, location, quantity, quality or extent of a commercial deposit of Minerals within the Fiscal Reserve, including preparation of feasibility studies or analyses. The active pursuit of obtaining any Governmental Authorization related to any of the foregoing activities included in this definition and the performance of related Environmental Compliance shall also be considered to be acts of Exploration.

“Feasibility Study” means the study prepared on behalf of PVDC and delivered to the Dominican State in accordance with the SLA that provides for construction of an open pit mine to extract ores from the Leased Properties (as defined in the SLA Definitions), a processing circuit to treat refractory ores and related facilities and of the power facilities as contemplated therein.

“Fiscal Reserve” means, as defined in the SLA Definitions, the Montenegro Fiscal Reserve established by Dominican Republic Presidential Decree No. 169-02, dated March 7, 2002, as it may from time to time be expanded pursuant to Section 7.6 of the SLA, and shall also include any additional fiscal reserve made subject to the SLA pursuant to Section 7.6 thereof.

“Force Majeure” means, at any time (a) prior to the Senior Debt Termination Date, any event, whether similar to the following or not, which is not within the reasonable control of PVDC and which makes continued construction or production impracticable or has a material adverse effect on the ability of PVDC to develop or operate the Project in all material respects in accordance with the Project Description and the Mine Plan and could not, by the exercise of reasonable efforts, have been avoided by PVDC and shall include, subject to the foregoing, an act of God, labor dispute and industrial action of any kind (including a strike, interruption, slowdown and other similar action on the part of organized labor), a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, act of eminent domain, laws, rules, regulations or order of governmental authority, explosion, breakage or accident to machinery or equipment or power transmission lines or other facility, embargo, inability to obtain or delay in obtaining labor, equipment, materials, supplies or transport and (b) on and after the Senior Debt Termination Date, any cause, whether foreseen, foreseeable, or unforeseeable, beyond its reasonable control (provided that the affected Party makes a good faith effort to resolve or avoid such cause), including (i) acts of God, (ii) laws, regulations, orders, proclamations, instructions or request of any government or governmental entity, (iii) judgments or orders of any court, (iv) inability to obtain on reasonably acceptable terms any public or private license, Permit or other Governmental Authorization, (v) curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental standards imposed under applicable Legal Requirements, (vi) acts of war or conditions arising out of or attributable to war, whether declared or undeclared, (vii) riot, civil

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strife, insurrection or rebellion, (viii) fire, explosion, earthquake, storm, flood, sinkholes, drought or other adverse weather condition, (ix) delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain on reasonably acceptable terms, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (x) accident, (xi) breakdown of equipment, machinery or facilities or (xii) any other cause whether similar or dissimilar to the foregoing.

“Fuel Pipeline” means that certain approximately 7 km fuel pipeline from near the EGE Haina La Sultana generating facility to the Quisqueya 1 Power Plant.

“Funding Plan” means a description of the sources of funding to be utilized in the implementation of a Program and Budget, the particulars of the methods of funding from such sources and estimates of when the funds will be needed.

“General Manager” means the individual employed by the Manager or PVDC who has overall supervisory authority and responsibility for managing Operations and who shall be PVDC’s Authorized Representative for notice purposes pursuant to Section 17.12(c) of the SLA.

“General Power Arrangements” has the meaning set forth in the Recitals.

“Generally Accepted Accounting Principles” means (a) generally accepted accounting principles in the United States for all periods prior to and ending December 31, 2010 and (b) for the period commencing on January 1, 2011, International Financial Reporting Standards as such are implemented in the relevant jurisdiction.

“Goldcorp” means Goldcorp Inc., and any successor to Goldcorp Inc. by corporate reorganization, merger or amalgamation by which such successor, as the surviving entity or amalgamated company, shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations, of Goldcorp Inc.

“Goldcorp HoldCo Interests” has the meaning set forth in Section 10.1.

“Goldcorp Re-Transfer Notice” has the meaning set forth in Section 10.4(b).

“Goldcorp Representatives” has the meaning set forth in Section 3.11(a).

“Goldcorp Sponsor” has the meaning set forth in the Preamble.

“Goldcorp Transferee Affiliate” has the meaning set forth in Section 10.3.

“Governmental Authority” means any governmental authority, local authority or political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof or any quasi-governmental or private body having jurisdiction or entitled to exercise any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

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“Governmental Authorization” means any License, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, excluding only the SLA and rights granted thereunder.

“Granting Shareholder” has the meaning set forth in Section 7.6.

“Gross Negligence” has the meaning given such term under and shall be construed in accordance with the laws of the Province of Ontario, Canada.

“Hatillo Limestone Deposit” means, as defined in the SLA Definitions, the limestone deposit which contains an estimated fifty-six (56) million tons of limestone and is part of the Fiscal Reserve.

“HFO Barges” means the barge mounted 106.7 MW (net) heavy fuel oil generators known as the Estrella del Norte barge (70.2 MW) and the Estrella del Mar barge (36.5 MW) acquired by PVDC pursuant to the Barge Asset Purchase Agreement.

“HoldCo” has the meaning set forth in the Preamble.

“HoldCo Assets” means the PVDC Shares held by HoldCo and all other assets held directly or indirectly by or for HoldCo.

“HoldCo Board of Directors” means the board of directors of HoldCo.

“HoldCo Contributions” means contributions of funds by HoldCo to PVDC as Capital Contributions, Share Capital or Shareholder Loans.

“HoldCo Corporate Documents’’ means the Articles of Incorporation and By-laws of HoldCo.

“HoldCo Director” means a director of HoldCo.

“HoldCo Distributions” means dividends, share purchase and redemptions moneys and distributions payable to the Shareholders by HoldCo.

“HoldCo Interests” has the meaning set forth in Section 10.1.

“HoldCo Operations” means all undertakings, activities and operations engaged in by HoldCo under this Agreement and the payment of all fees, costs and expenditures incurred in connection therewith (including those undertaken by the Manager on behalf of or as agent of HoldCo pursuant to Section 4.2(b)(ii)).

“HoldCo Shareholder Loan Rights” means rights held by a Shareholder in respect of Shareholder Loans made by that Shareholder to HoldCo as evidenced by promissory notes or other evidence of indebtedness.

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“HoldCo Shares” means shares in the capital of HoldCo.

“Improvements” means the improvements identified in Part 2 of Annex 3 to the SLA that are leased to PVDC by Rosario pursuant to Section 2.2 of the SLA.

“Initial Interim Program and Budget” has the meaning set forth in Section 5.1(b).

“Initial Mine Plan” or “Mine Plan” means the plan that describes the design of the PVDC Mine pits and resultant mine production schedule, as more extensively defined in the SLA Definitions.

“Initial Period” means the period specified in Section 4.1(b) of the SLA, as further prescribed in the SLA Definitions, comprising the Feasibility Period and the Development Period (as such terms are defined in the SLA Definitions) and ending upon the giving of the Project Notice to the Dominican State.

“Interest” means the total number of HoldCo Shares held by a Shareholder expressed as a percentage of the total number of issued HoldCo Shares. Interests shall be calculated to three (3) decimal places and rounded to two (2) decimal places (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded to .01 and decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%).

“Interim Period” means the period between the Original Effective Date and the date the Project Notice was delivered by PVDC to the Dominican State. The Interim Period has ended, all requirements set forth herein in respect of the Interim Period having been satisfied.

“Interim Power Period” means the period commencing on the date on which the New Power Arrangements became part of the Project and ending on the date on which the Quisqueya 1 Power Plant commences delivery of energy to the Pueblo Viejo Mine (excluding any testing periods).

“Interim Program and Budget” means the Initial Interim Program and Budget and successive additional Programs and Budgets covering the Interim Period Approved by the HoldCo Board of Directors pursuant to Sections 5.1(b) and (c).

“Involved Parties” has the meaning set forth in Section 8.2.

“Las Lagunas Tailings Impoundment Facility” means, as defined in the SLA Definitions, the tailings, the impoundment and all appurtenant equipment and facilities commonly referred to as the Lagunas tailings site and located generally within the area shown in Annex 9 to the SLA.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, any agreement with a Governmental Authority (including the SLA) and the terms of any Governmental Authorization.

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“LIBOR Rate” means the thirty (30)-day interest rate appearing on Reuters Screen LIBOR01 page (or such other page as may replace the LIBOR01 page on that service, or any successor or replacement service, for the purpose of displaying London interbank offered rates of major banks for deposits in Dollars as the “British Bankers Association Interest Settlement Rate” in Dollars (hereinafter referred to as “BBA LIBOR”)) as of 11:00 a.m. (London time) on the first (1st) business day of each month in London, England; provided that if such page or successor page replacing it does not have the required details, is not accessible or ceases to display on any date of determination, the LIBOR Rate shall be the rate determined by Royal Bank of Canada with reference to the relevant pages of any other service (such as Bloomberg Financial Markets Service) as may be reasonably selected by Royal Bank of Canada as suitable for determining BBA LIBOR at or about 11:00 a.m. London time on such date.

“Licenses” means all licenses, permits and documents necessary for PVDC to carry out the full scope of its business activity with respect to the Project or other properties that are acquired by PVDC, including the Major Permits and all other licenses and permits from competent authorities authorizing PVDC to prospect for, appraise discovered deposits of and mine ores and to produce Mineral Products therefrom and to construct and operate the General Power Arrangements and related facilities.

“Loan Facility Agreement” means the Loan Facility Agreement, dated as of June 15, 2009, as amended by the First Amendment to Loan Facility Agreement, dated November 29, 2010, between HoldCo and PVDC.

“Maintenance Costs” means fees, rentals, taxes and other payments and costs incurred in satisfying work expenditure requirements, preparing reports and satisfying other requirements imposed under the SLA or the Licenses or other contract or agreement included in the PVDC Assets that must be paid or incurred in order for the SLA or the Licenses or such other contracts or agreements to remain in good standing.

“Major Permits” means (i) as defined in the SLA Definitions and initially listed in Annex 7 to the SLA, the Licenses that PVDC will be required to obtain from the Dominican State or its political subdivisions that are material to the exercise by PVDC of its rights, or the execution by PVDC of its duties, under the SLA, and which are not granted as a matter of course, and (ii) the Licenses that PVDC will be required to obtain from the Dominican State or its political subdivisions that are material to the exercise by PVDC of its rights, or the execution by PVDC of its duties, in connection with the New Power Arrangements, and which are not granted as a matter of course.

“Majority Shareholder” has the meaning set forth in Section 3.1(a).

“Manager” means Barrick or an Affiliate of Barrick managing Operations for PVDC pursuant to Section 4.1 or a replacement appointed pursuant to Section 4.9.

“Manager Compensation Agreement” means the Pueblo Viejo Manager Compensation Agreement, dated as of December 11, 2008, between Barrick and Goldcorp Canada Ltd.

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“Material Change to the HoldCo Approved Construction Program and Budget” has the meaning set forth in Section 4.4(b)(ii).

“Mejita Tailings Impoundment Facility” means, as defined in the SLA Definitions, the tailings, the impoundment and all appurtenant equipment and facilities commonly referred to as the Mejita tailings site and located generally within the area shown on Annex 9 to the SLA.

“Mineral Products” means Mineral-bearing ores occurring within the Fiscal Reserve and all marketable products obtained after the Mining thereof.

“Minerals” means minerals, the mining, treatment and sale of which are authorized by the SLA.

“Mining” means all Operations or work performed for the purpose of mining (through conventional or in situ methods), extracting, producing, beneficiating, milling or other processing of ores and other Mineral Products and the performance of Environmental Compliance in respect thereof. Activities undertaken to comply with Legal Requirements arising out of or related to any of the foregoing activities included in this definition (including the active pursuit of obtaining any Governmental Authorizations or other required authorizations) shall also be considered to be acts of Mining.

“Minority Shareholder” has the meaning set forth in Section 3.1(a).

“Monte Río Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of September 12, 2008, entered into among PVDC, Monte Río Power Corporation Ltd., Caterpillar Power Ventures International, Ltd. and APD Ventures, Ltd., for the acquisition of the Monte Río Facility.

“Monte Río Facility” means the fixed 98 MW (net) generation facility and all other tangible and intangible assets and properties used or useful in connection with the operation of the generation facility acquired by PVDC pursuant to the Monte Río Asset Purchase Agreement.

“Monte Río PSA” means that certain agreement, dated as of January 27, 2012, between PVDC and EGE Haina, for the sale of capacity and power by PVDC to EGE Haina in respect of the Monte Río Facility.

“Monte Río Stop Date” means the earlier of (a) the date on which PVDC ceases using the Monte Río Facility to support delivery of power to the mine pursuant to the Monte Río PSA and (b) the date on which PVDC transfers or otherwise conveys the Monte Río Facility in accordance with Common Terms Agreement.

“Monthly Funding Statement” has the meaning set forth in Section 4.5(b)(i).

“New Power Arrangements” has the meaning set forth in the Recitals.

“Non-Defaulting Shareholder” has the meaning set forth in Section 7.1.

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“Non-Defaulting Sponsor” has the meaning set forth in Section 12.2(a).

“Notice of Default” has the meaning set forth in Section 7.2.

“Operating Debt” as defined in the SLA Definitions means (a) trade payables and other indebtedness relating to Operations (as defined in the SLA Definitions) with a maturity of less than one (1) Year (as defined in the SLA Definitions), (b) working capital lines of credit, whether unsecured or secured by inventory, accounts receivable or other working capital and (c) other customary indebtedness or obligations necessary to finance Operations (as defined in the SLA Definitions).

“Operating Program and Budget” has the meaning set forth in Section 5.4(b)(i).

“Operations” means all undertakings, activities and operations engaged in by PVDC under this Agreement (including those undertaken by the Manager or its agents or representatives, including the General Manager, on behalf of or as agent of PVDC) or in accordance with a HoldCo Approved Program, including those related to the General Power Arrangements.

“Original Agreement” has the meaning set forth in the Recitals.

“Original Effective Date” means May 12, 2006.

“Other Sponsor” means, with respect to Barrick Sponsor, Goldcorp Sponsor and, with respect to Goldcorp Sponsor, Barrick Sponsor.

“Party” means each of the Shareholders, the Companies and, prior to the Senior Debt Termination Date, the Sponsors, individually, and “Parties” means the Shareholders, the Companies and, prior to the Senior Debt Termination Date, the Sponsors, collectively.

“Payment Commitment” has the meaning set forth in Section 7.5(b)(iii).

“Permitted Encumbrance” means, collectively:

(a) liens for taxes, assessments and governmental charges not delinquent or due and being contested in good faith and diligently by appropriate proceedings (and in respect of which adequate reserves are maintained in accordance with applicable accounting principles);

(b) Encumbrances for public utility charges not due and payable or delinquent;

(c) security given in the ordinary course of business to any public utility, municipality or government or to any statutory or public authority in connection with the provision of power, water or similar services;

(d) purchase money security interests and other vendor security for the unpaid purchase price of goods acquired in the ordinary course of business;

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(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business in respect of liabilities not yet due or that are due but are being contested in good faith and in respect of which adequate reserves are maintained;

(f) deposits or pledges to secure the performance of bids, tenders, trade contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature arising in the ordinary course of business;

(g) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance;

(h) security interests incurred to finance the deferred purchase price of property; provided that any such security interests do not secure an amount in excess of 80% of the purchase price of such property; and

(i) easements and imperfections of title to real property; provided that such easements and imperfections do not render title unusable or materially affect “quiet enjoyment” and use of the property.

“Person” means any individual (including a personal representative), trust, Entity or Governmental Authority.

‘‘Piedra Blanca Substation” has the meaning set forth in the Recitals.

“Power Arrangement Operator” means a third party contracted to operate and maintain of any of the General Power Arrangements on behalf of PVDC.

“Power Operations” means Operations related to the design, permitting, construction, operation and closure of any of the General Power Arrangements.

“Power Plant EPC Contract” means the engineering, procurement and construction contract, dated as of August 31, 2011, between PVDC and Wartsila, in respect of the Quisqueya 1 Power Plant, and any Replacement Project Agreement thereof.

“Power Property” means the areas of land acquired by lease, purchase or other arrangement for construction and operation of the General Power Arrangements including access rights and rights of way for power lines.

“Production Commencement” means the date determined by the Manager when facilities for the mining and treatment of ores at the PVDC Mine have been completed or are completed to the point where they are operable, and mining and treatment of ores to recover marketable Mineral Products therefrom commences on a sustained, rather than intermittent testing, basis.

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“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager and by PVDC during a Budget Period established pursuant to this Agreement.

“Program and Budget” means a Program and a corresponding Budget, which Budget may include Chargeable Costs in addition to those to be incurred in carrying out such Program.

“Project” means the open pit gold mine formed by the Moore and Monte Negro ore bodies and certain other ore bodies located in the province of Sanchez Ramirez, Dominican Republic to be developed, established, constructed and operated by PVDC pursuant to the SLA, all related infrastructure and the marketing and sale of the products thereof and other activities reasonably related thereto, including (a) the reclamation, recommissioning and reopening of the existing mine site, (b) prior to the Monte Río Stop Date, the Monte Río Facility, (c) prior to last day of the Interim Power Period, the Piedra Blanca Substation and (d) the New Power Arrangements (and all Replacement Power Arrangements (as defined in the Common Terms Agreement) therefor).

“Project Debt” as defined in the SLA Definitions means any indebtedness of PVDC excluding Operating Debt.

“Project Financing” means any financing Approved by the HoldCo Board of Directors (and in turn by the PVDC Board of Directors) and obtained by PVDC for the purpose of carrying out a HoldCo Approved Program and Budget but shall not include any such financing obtained individually by any Shareholder separately to finance payment or performance of its obligations under this Agreement or any financing described in the definition of Permitted Encumbrances. Project Financing may constitute debt financing which, after successful achievement of completion tests becomes limited-recourse; that is, by its express terms it may be enforced only by foreclosure or other realization on collateral security provided for the debt.

“Project Notice” means, as defined in the SLA Definitions, the notice delivered on February 26, 2008 by PVDC to the Dominican State as provided in the SLA stating that PVDC has determined to develop a mine and construct processing facilities, infrastructure and associated facilities at the Pueblo Viejo Mine site.

“Project Notice Conditions” means the obligations of the Dominican State under the SLA that must be satisfied prior to delivery of the Project Notice by PVDC.

“Proportionate Share” with respect to BGC Holdings means a percentage that is equal to its Interest and with respect to Aureus means a percentage that is equal to its Interest.

“Pueblo Viejo Mine” means, as defined in the SLA Definitions, (a) the Fiscal Reserve and related mining rights, the Real Property, Improvements, Fixtures (as defined in the SLA Definitions), the Personal Property (as defined in the SLA Definitions) and other rights in connection therewith, the Las Lagunas Tailings Impoundment Facility, the Mejita Tailings Impoundment Facility, the Hatillo Limestone Deposit and the Government Intellectual Property (as defined in the SLA Definitions), (b) the Sites, all modifications, changes and additions to any

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of the foregoing made by PVDC pursuant to the SLA and (c) all improvements, equipment, fixtures, buildings, mining, processing, treatment, refining, transportation, power, telecommunications, tailing and waste disposal and other facilities, supplies and materials constructed, erected, installed or purchased by or for PVDC pursuant to the SLA.

“PVDC” has the meaning set forth in the Preamble.

“PVDC Accounts” has the meaning set forth in Section 5.9(a)(iii).

“PVDC Approved Program and Budget” means a Program and Budget that has been Approved by PVDC together with any supplements thereto and any amendments or modifications thereof.

“PVDC Assets” means the assets of PVDC, including the SLA, all property rights granted to PVDC in or pursuant to the SLA, all other property rights held by PVDC, all Related Assets held by or for PVDC, the Power Property, all Mineral Products produced by PVDC from the Sites and electric power generated by the General Power Arrangements, all Technical Data that is the property of PVDC (subject to limitations regarding Barrick Proprietary Property in Section 4.8) and all other rights, interests, Licenses, information, files, equipment, facilities, supplies, materials and other property, tangible and intangible, held directly or indirectly by or for PVDC.

“PVDC Board of Directors” means the board of directors of PVDC.

“PVDC Capital Costs” means expenditures by PVDC that are classified as capital costs under accounting procedures being applied by PVDC or by the Manager on behalf of PVDC in the ordinary course of business.

“PVDC Corporate Documents” means the Articles of Incorporation and By-Laws of PVDC.

“PVDC Mine” means the mine, processing facilities, infrastructure and associated facilities to be constructed by PVDC in accordance with the Feasibility Study.

“PVDC Shareholder” means HoldCo as the owner of the PVDC Shares.

“PVDC Shares” means shares in the capital of PVDC.

“Quisqueya 1 Power Plant” has the meaning set forth in the Recitals.

“Real Property” means the Real Property described in Part 1 of Annex 3 to the SLA that is leased to PVDC by Rosario pursuant to Section 2.2 of the SLA.

“Related Assets” means all easements, surface rights, water rights and other rights and interests covering all or any portion of the Sites or appurtenant to the Sites, the Power Property or other properties acquired for the conduct of Operations.

“Representative” has the meaning set forth in Section 3.11(a).

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“Rosario” means Rosario Dominica, S.A., a company organized and existing pursuant to the laws of the Dominican Republic, which is a party to the SLA.

“Secured Shareholder” has the meaning set forth in Section 7.6.

“Share Capital” means payments made to a company for the issue of shares in the capital of such company.

“Shareholder Contributions” are funds provided to HoldCo by the Shareholders (or, in the case of Shareholder Loans, any Subordinated Lender or any Affiliate of such Shareholder) as Capital Contributions, Share Capital or Shareholder Loans.

“Shareholder Loan Payments” means all payments of principal or interest on Shareholder Loans.

“Shareholder Loans” means, with respect to a corporation, loans by (a) the direct or indirect shareholders of such corporation, evidenced by promissory notes or other evidence of indebtedness or (b) additionally, with respect to HoldCo and PVDC, any Subordinated Lender.

“Shareholder Share Charges” means, with respect to each Shareholder, the grant of the security interest in such Shareholder’s HoldCo Shares and such Shareholder’s HoldCo Shareholder Loan Rights set forth in Section 7.6.

“Shareholders” means BGC Holdings and Aureus as owners of the HoldCo Shares.

“Sites” as defined in the SLA Definitions mean the areas of land that are within the boundaries of the Fiscal Reserve, as well as any other land that may be leased by the Dominican State or Rosario to PVDC for the development of the Project.

“SLA” means the Special Lease Agreement of Mining Rights, dated as of August 4, 2001, among the Dominican State, the Central Bank of the Dominican Republic, Rosario and PVDC, which became effective on the July 29, 2003, as amended by the amendment to the Special Lease Agreement of Mining Rights, dated June 10, 2009.

“SLA Definitions” means Annex I to the SLA, which sets forth definitions of terms used in the SLA.

“Special Funding Statement” has the meaning set forth in Section 4.5(b)(i).

“Sponsor” means Barrick Sponsor and/or Goldcorp Sponsor, as the context may require, and “Sponsors” means both Barrick Sponsor and Goldcorp Sponsor.

“Sponsor Payment Commitment” has the meaning set forth in Section 12.2(b)(iv)(C).

“Subrogated Obligations” has the meaning set forth in Section 3.13(a).

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“Supplemental Program and Budget” has the meaning set forth in Section 5.6(a).

“Switchyard” means the 230 kV switchyard for the Quisqueya 1 Power Plant, which will interconnect the power plant generation output of 230kV (on the high voltage terminals of the Quisqueya 1 Power Plant’s step-up transformers) to the Transmission Line.

“Technical Data” means engineering studies and working papers, consultants reports and working papers, pre-feasibility reports, feasibility reports, mine plans, surface and underground maps, assays, samples, cores, analyses, geologic and geophysical maps, engineering maps, photographs, drill logs, exploration reports, environmental studies, correspondence with governmental officials and entities, reserve studies and reports, metallurgical studies and reports and all other information and data in printed or electronic form concerning the condition, geology, mineral potential, physical characteristics, minability or other technical matters related to the Pueblo Viejo Mine, the PVDC Mine, the General Power Arrangements and other facilities constructed by or for PVDC and the conduct of Operations.

“Transfer” (a) when used as a verb, means, directly or indirectly, to sell, grant, assign, create an Encumbrance on, pledge, charge or otherwise convey, or dispose of or commit to do any of the foregoing (and “Transferred” shall have the correlative meaning) and (b) when used as a noun, means a direct or indirect sale, grant, assignment, Encumbrance, pledge, charge, conveyance or other disposition (and “Transferor” and “Transferee” shall have the correlative meaning).

“Transmission Line” means a new 230 kV double circuit overhead electrical transmission line comprised of three (3) sections: (a) the approximately 110 km line running from the switchyard of the mine site to the Switchyard at the Quisqueya 1 Power Plant, (b) the approximately 26 km line running from the mine to Piedra Blanca and (c) the approximately 7 km line running from Piedra Blanca to the Bonao Substation.

“Vote” has the meaning set forth in Section 3.3(e).

“Wartsila” means Wärtsilä Finland Oy, a limited liability company incorporated and existing under the laws of Finland.

“Willful Misconduct” means an intentional breach of an obligation under this Agreement or an intentional act or failure to act with knowledge that the breach, action or inaction is likely to result in serious injury or damages.

SECTION 1.2 Interpretation, Etc. This Agreement is the result of negotiations among the Parties, and the terms and provisions hereof (except where otherwise defined or the context otherwise requires) shall be construed in accordance with their usual and customary meanings. The captions or headings of sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. Insofar as is permissible under applicable Legal Requirements, the Parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed agreement or any earlier draft of the same. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to

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any Section, Annex or Exhibit shall be to a Section, Annex or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in this Agreement to any agreement or contract, unless otherwise specified, shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. References in this Agreement to any Person shall mean and be a reference to such Person and its permitted successors and assigns. Where the term “subject to applicable Legal Requirements” is used, any applicable Legal Requirement shall govern or limit the referenced matter or action except to the extent that such Legal Requirement can be waived or overridden by agreement, in which case such Legal Requirement shall be deemed to have been waived and overridden by this Agreement to the extent that terms hereof conflict with such Legal Requirement within the limits of such permitted waiver or override. If and to the extent there is a conflict which cannot be avoided, the Parties will work together in good faith using all available legal means (within reason) to carry into effect the intent of the Parties as evidenced by this Agreement.

SECTION 1.3 Effect of Amendment and Restatement. (a) On and after the date hereof, each reference in the Manager Compensation Agreement to the “Shareholders Agreement”, “thereunder”, “thereof” or words of like import referring to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended and restated by this Agreement.

(b) The Original Agreement, as amended and restated by this Agreement, and each of the HoldCo Corporate Documents, the PVDC Corporate Documents and the Manager Compensation Agreement are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Shareholder Share Charges and all of the collateral described therein do, and shall continue to, secure the payment of all obligations of each Shareholder to the other Shareholder under the Original Agreement, as amended and restated by this Agreement, and of all obligations of each Shareholder to the other Shareholder under HoldCo Corporate Documents, the PVDC Corporate Documents and the Manager Compensation Agreement and of all other obligations stated under the Shareholder Share Charges to be secured thereby.

(c) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Shareholder under the Original Agreement, the HoldCo Corporate Documents, the PVDC Corporate Documents and the Manager Compensation Agreement, nor constitute a waiver of any provision of any of the Original Agreement, the HoldCo Corporate Documents, the PVDC Corporate Documents and the Manager Compensation Agreement.

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ARTICLE 2

NATURE AND SCOPE OF AGREEMENT

SECTION 2.1 Purposes of Agreement. (a) In addition to other matters set forth herein, (i) the Shareholders have entered into this Agreement to establish terms for the organization and governance of HoldCo, the ownership of the HoldCo Shares, the funding of HoldCo, the conduct of Operations by PVDC, and the funding of PVDC by HoldCo for such Operations and (ii) the Sponsors have entered into this Agreement to set forth their mutual obligations and covenants, in particular with respect to their respective obligations as Sponsors under the Project Financing Documents.

(b) The Sponsors agree to act, with respect to the Project and all matters related to PVDC and HoldCo, in accordance with their respective obligations under the Project Financing Documents and as explicitly set forth herein and in a manner consistent with the terms thereof.

SECTION 2.2 Other Business Opportunities; Independent Acquisition of Properties. Except as expressly provided in this Agreement, each Shareholder shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations conducted hereunder, without consulting the other Shareholder. Except as provided in Section 13.13, neither Shareholder shall have any duty to the other by reason of this Agreement with respect to any opportunity to acquire any property interests. Unless otherwise agreed in writing, no Shareholder shall have any obligation to mill, beneficiate or otherwise treat any Mineral Products in any facility owned or controlled by such Shareholder.

SECTION 2.3 No Agency. Nothing contained in this Agreement or in the HoldCo Corporate Documents shall be deemed to constitute any Shareholder or Sponsor the partner of any other Shareholder or Sponsor, respectively, to create any fiduciary relationship between them, nor, except as otherwise herein expressly provided, to constitute any Shareholder or Sponsor the agent or legal representative of any other Shareholder or Sponsor, respectively. It is not the intention of the Shareholders to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. No Shareholder shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Shareholder in its individual capacity, except as otherwise expressly provided herein. Each Shareholder shall indemnify, defend and hold harmless the other Shareholder and its Affiliates, their directors, officers, employees, agents and attorneys, and any HoldCo Directors and PVDC Directors elected at the instance of the indemnified Shareholder, from and against any and all losses, claims, damages and liabilities arising out of any act or assumption of liability by the indemnifying Shareholder or any of its directors, officers, employees, agents or attorneys or any HoldCo Directors or the PVDC Directors elected at the instance of it, done or undertaken, or apparently done or undertaken, on behalf of the other Shareholder or HoldCo or PVDC, except pursuant to authority expressly granted in the HoldCo Corporate Documents or the PVDC Corporate Documents or in this Agreement or conferred in writing by the HoldCo Board of Directors or the PVDC Board of Directors. Nothing in this Section 2.3 shall be deemed to lessen any power or authority, express or implied, of any director, officer or directors’ committee of HoldCo or of PVDC.

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SECTION 2.4 Priority of Agreements. The Shareholders agree that, to the extent permitted by applicable Legal Requirements and as among the Shareholders, the provisions of this Agreement shall apply to any matter related to HoldCo or PVDC that is not covered by the HoldCo Corporate Documents or the PVDC Corporate Documents. In the event of any inconsistency between the terms and conditions of the HoldCo Corporate Documents or the PVDC Corporate Documents and the terms and conditions of this Agreement, the terms and conditions of this Agreement, to the extent permitted by applicable Legal Requirements shall apply (but not so as to amend the HoldCo Corporate Documents or cause the amendment of the PVDC Corporate Documents) by the means set out in the following sentence. The Shareholders shall, subject to such applicable Legal Requirements, take such action as may be appropriate, including amending the HoldCo Corporate Documents, or causing the amendment of the PVDC Corporate Documents, to remove such conflict, ambiguity or inconsistency and to permit HoldCo and PVDC and their affairs to be carried on in accordance with this Agreement.

SECTION 2.5 Term. The term of this Agreement shall commence on the date hereof and shall continue until terminated as provided in Article 11 or as otherwise provided herein.

SECTION 2.6 Liability Several. The rights, duties, obligations and liabilities of the Shareholders under the HoldCo Corporate Documents and this Agreement shall be several and not joint or collective. Each Shareholder shall be responsible only for its obligations as set out in the HoldCo Corporate Documents and in this Agreement and shall be liable only for its share of costs and expenses as provided herein. Each Sponsor shall be liable only for its obligations as Sponsor as set out in the Project Financing Documents and in this Agreement.

SECTION 2.7 Capacity of Shareholders.

(a) General. As of the date hereof, BGC Holdings warrants and represents to Aureus and Aureus warrants and represents to BGC Holdings that:

(i) it is duly organized and in good standing in its place of incorporation;

(ii) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(iii) it will not breach any other agreement or arrangement by entering into or performing this Agreement;

(iv) it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the execution or implementation of this Agreement;

(v) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; provided, however, that no representation is made as to (A) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated

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hereby or (B) limitations on remedies established by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties;

(vi) to the best of its knowledge after reasonable inquiry, the execution, delivery and performance of this Agreement will not violate any provision of any indenture, agreement or other instrument to which it is a party or by which its properties are bound, except for such matters as would not have a material adverse effect on this Agreement taken as a whole;

(vii) to the best of its knowledge after reasonable inquiry, it has obtained all consents, approvals or authorizations required by any Governmental Authority or other Person in connection with its execution and performance of this Agreement;

(viii) it has incurred no obligation or liability, contingent or otherwise, for brokers or finders fees or the like that will in any way become an obligation of, or result in a valid claim against, the other Shareholder with respect to the matters provided for in this Agreement;

(ix) it owns its HoldCo Shares free of any Encumbrances; and

(x) no Person has any right or option to acquire from it or its Affiliates, directly or indirectly, any right, title or interest of any nature in or to its HoldCo Shares.

(b) Survival. The representations and warranties contained in Section 2.7(a) shall survive the execution hereof and shall continue in full force and effect for a period of two (2) years from the date hereof. The time permitted for bringing a claim may be affected by the Limitations Act 2002 of Ontario.

SECTION 2.8 Capacity of Sponsors.

(a) General. As of the date hereof, Barrick Sponsor warrants and represents to Goldcorp Sponsor and Goldcorp Sponsor warrants and represents to Barrick Sponsor that:

(i) it is duly organized and in good standing in its place of incorporation;

(ii) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(iii) it will not breach any other agreement or arrangement by entering into or performing this Agreement;

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(iv) it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the execution or implementation of this Agreement;

(v) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; provided, however, that no representation is made as to (A) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (B) limitations on remedies established by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties;

(vi) to the best of its knowledge after reasonable inquiry, the execution, delivery and performance of this Agreement will not violate any provision of any indenture, agreement or other instrument to which it is a party or by which its properties are bound, except for such matters as would not have a material adverse effect on this Agreement taken as a whole;

(vii) to the best of its knowledge after reasonable inquiry, it has obtained all consents, approvals or authorizations required by any Governmental Authority or other Person in connection with its execution and performance of this Agreement;

(viii) it has incurred no obligation or liability, contingent or otherwise, for brokers or finders fees or the like that will in any way become an obligation of, or result in a valid claim against, the Other Sponsor with respect to the matters provided for in this Agreement.

(b) Survival. The representations and warranties contained in Section 2.8(a) shall survive the execution hereof and shall continue in full force and effect for a period of two (2) years from the date hereof. The time permitted for bringing a claim may be affected by the Limitations Act 2002 of Ontario.

ARTICLE 3

CORPORATE MATTERS

SECTION 3.1 Board of Directors of HoldCo.

(a) Selection of Directors and Chairman. There shall be five (5) members of the HoldCo Board of Directors and five (5) alternates, one (1) in respect of each HoldCo Director. A designated alternate may act in place of the applicable HoldCo Director at any meeting of the HoldCo Board of Directors at which such HoldCo Director is not present or in connection with any actions to be taken by the HoldCo Board of Directors or by any HoldCo Director individually in the absence of such HoldCo Director. Any alternate so acting shall be deemed to be a member of the HoldCo Board of Directors. Three (3) HoldCo Directors and their respective alternates shall be appointed by the Shareholder that holds a majority of the HoldCo Shares (the “Majority Shareholder”) and two (2) Directors and their respective alternates shall be appointed by the other Shareholder (the “Minority Shareholder”). If the Shareholders each hold

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50%, the Shareholder whose last percentage interest was formerly more than 50% but which has been reduced down to 50% shall be deemed to be the Majority Shareholder. The chairman and the deputy chairman of the HoldCo Board of Directors shall be appointed by the Majority Shareholder from its appointed HoldCo Directors and may be represented by his or her alternate on the HoldCo Board of Directors. No HoldCo Director may be a resident of Canada.

(b) Current Directors. The current HoldCo Directors appointed by BGC Holdings and their respective alternates are Gary Halverson (Chairman) and Blake Measom, as alternate, Rich Haddock (Vice Chairman) and Richard Williams, as alternate, and Stephen Galbraith and Paul Buchanan, as alternate. The current HoldCo Directors appointed by Aureus are James Gardiner and Juan Pablo Polanco, as alternate, and Eduardo Villacorta Haddad and Juan Pablo Polanco, as alternate.

(c) Procedures. A HoldCo Director (including a HoldCo Director who is the chairman of the HoldCo Board of Directors) may be removed and another appointed in his or her place at the instance of the Shareholder who has the right to appoint the HoldCo Director or the chairman for the applicable term. A Shareholder with the right to appoint a HoldCo Director or the chairman of the HoldCo Board of Directors shall make such appointment, or shall effect removal and replacement of a prior appointee, by written notice to the other Shareholder and the chairman of the HoldCo Board of Directors. The Shareholders shall then cause the new appointee to be elected as a HoldCo Director or as the chairman of the HoldCo Board of Directors by unanimous Vote on a written resolution (a form for which may be provided by the appointing party) or by a telephone meeting as permitted by the HoldCo Corporate Documents; provided that such Vote shall be taken at a regular meeting if a regular meeting is scheduled to be held within ten (10) days after the notice is delivered.

SECTION 3.2 Board of Directors of PVDC.

(a) Selection of Directors and Chairman. There shall be five (5) members of the PVDC Board of Directors and five (5) alternates. A designated alternate may act in place of the applicable PVDC Director at any meeting of the PVDC Board of Directors or in connection with any actions to be taken by the PVDC Board of Directors or by any PVDC Director individually. Any alternate so acting shall be deemed to be a member of the PVDC Board of Directors. All PVDC Directors and alternates and the chairman of the PVDC Board of Directors shall be appointed, and may be removed and replaced, by HoldCo in accordance with resolutions of the HoldCo Board of Directors. No PVDC Director may be a resident of Canada. The Shareholders contemplate, without limiting the discretion of the HoldCo Board of Directors, that the same individuals who are the HoldCo Directors and alternates will be the PVDC Directors and alternates.

(b) Current PVDC Directors. The current PVDC Directors and their respective alternates are Gary Halverson (Chairman) and Blake Measom, as alternate, Rich Haddock (Vice Chairman) and Richard Williams, as alternate, Stephen Galbraith and Paul Buchanan, as alternate, James Gardiner and Juan Pablo Polanco, as alternate, and Eduardo Villacorta Haddad and Juan Pablo Polanco, as alternate.

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(c) Meetings. Meetings of the PVDC Board of Directors shall be held pursuant to the PVDC Corporate Documents at least quarterly. Every other regular quarterly meeting shall be held in the Dominican Republic with others to be held at places outside of Canada mutually agreed by the PVDC Directors, or otherwise as permitted by the PVDC Corporate Documents. Such meetings shall be held in concert with regular meetings of the HoldCo Board of Directors to the extent practicable. The HoldCo Board of Directors shall cause additional meetings of the PVDC Board of Directors to be held as necessary to take actions on matters to be submitted to the PVDC Board of Directors pursuant to this Agreement. All meetings of the PVDC Board of Directors and of the shareholders of PVDC shall be held outside of Canada. After the Project Notice is delivered to the Dominican State, all meetings of the PVDC Boards of Directors and shareholders of PVDC shall be held in either the Dominican Republic or Barbados.

(d) Presence of Other Persons. Each Shareholder may, upon notice provided to the chairman, invite one (1) or two (2) other individuals who have a reasonable business purpose for being present to attend any meeting of the PVDC Board of Directors at such Shareholder’s expense.

SECTION 3.3 Meetings of HoldCo Board of Directors.

(a) Regular, Special, and Rescheduled Meetings.

(i) The HoldCo Board of Directors shall hold regular meetings at least quarterly. Every other regular quarterly meeting shall be held in the Dominican Republic with others to be held at places outside of Canada mutually agreed by the HoldCo Directors, or otherwise as permitted pursuant to Section 3.3(d). The Manager shall give thirty (30) days’ notice to the HoldCo Directors of such regular meetings. Additionally, any HoldCo Director may call a special meeting upon ten (10) days’ notice to the Manager and the other HoldCo Directors. In case of emergency, reasonable notice of a special meeting shall suffice. After the Project Notice is delivered to the Dominican State, all meetings of the HoldCo Boards of Directors and shareholders of HoldCo shall be held in either the Dominican Republic or Barbados.

(ii) There shall be a quorum if three (3) HoldCo Directors are present, at least one (1) of which must be a HoldCo Director appointed by the Majority Shareholder and at least one (1) of which must be a HoldCo Director appointed by the Minority Shareholder. If a quorum is not present within thirty (30) minutes following the time appointed for the commencement of the HoldCo Board of Directors meeting, any director present may adjourn the meeting, which then shall be automatically rescheduled for the same time of day and at the same place on the sixth (6th) Business Day thereafter at the location where the meeting is to be held. The Manager shall make a good faith effort to give notice to the HoldCo Directors of the rescheduled meeting but otherwise shall be under no obligation to give any HoldCo Director notice thereof. A quorum shall be deemed to be present at such rescheduled meeting for all purposes under this Agreement if at least three (3) HoldCo Directors are present. Only those items included on the agenda for the original meeting may be acted upon at such a rescheduled meeting, but any matters may be considered with the consent of all HoldCo Directors.

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(b) Presence of Other Persons. The HoldCo Directors appointed by each Shareholder may, upon notice provided to the chairman and at the expense of such Shareholder, invite other persons who have a reasonable business purpose for being present, to attend any meeting of the HoldCo Board of Directors; provided that the HoldCo Director(s) representing the other Shareholder consents, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed in Operations are required to attend a HoldCo Board of Directors meeting, reasonable costs incurred in connection with such attendance shall be paid for by the Manager as a Chargeable Cost. All other costs in respect of invited persons shall be paid for by the Shareholder whose appointed HoldCo Directors extended the invitation.

(c) Agendas; Minutes. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the HoldCo Director calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all HoldCo Directors. The Manager shall prepare minutes of all meetings, including a rescheduled meeting, and shall distribute copies of such minutes to the HoldCo Directors within twenty (20) days after the meeting. The minutes, when approved by each HoldCo Director in attendance at the meeting, shall be the official record of the decisions made by the HoldCo Board of Directors and shall be binding on the Manager and the Shareholders. The minutes of a meeting shall be deemed to have been approved by a HoldCo Director unless such HoldCo Director objects in writing within twenty (20) days after being provided with such minutes. Approval of the minutes shall not be a condition to the effectiveness of actions properly taken by the HoldCo Board of Directors.

(d) Meetings by Video or Telephonic Means. The HoldCo Board of Directors may hold meetings via telephone or by video conference so long as all participants are able to hear and speak to each other and decisions are confirmed in writing by the HoldCo Directors (which confirmation may be made by approval of the minutes of the meeting pursuant to Section 3.3(c). No HoldCo Director may participate in any such meeting while present in Canada.

(e) Voting. A vote of the HoldCo Directors present in respect of a proposal submitted for a vote of the HoldCo Board of Directors at a meeting at which a quorum is present is referred to as a “Vote”. Except as provided in Section 3.4(c), Approval of a resolution or other proposal brought before the HoldCo Board of Directors shall require a greater than 50% affirmative Vote of the HoldCo Directors present at a meeting at which a quorum is present.

SECTION 3.4 Matters Requiring Approval.

(a) Authority of HoldCo Board of Directors. The HoldCo Board of Directors shall consider for Approval Programs and corresponding Budgets for Operations and related Funding Plans as provided herein, and any modifications thereof, and advise the Manager and PVDC as to the decisions of the HoldCo Board of Directors in respect thereof. Subject to applicable Legal Requirements, the HoldCo Board of Directors shall advise the PVDC Board of Directors in respect of all other management decisions pertaining to the funding and conduct of Operations and the conduct of the business and affairs of PVDC, and HoldCo shall, subject to applicable Legal Requirements, cause the PVDC Board of Directors to act in a manner that is

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consistent with such advice. The Shareholders shall cause HoldCo to take the necessary action to cause the PVDC Board of Directors so to act.

(b) Matters Requiring Approval. PVDC shall not take, and none of the Shareholders, HoldCo or the Manager shall cause or permit PVDC to take, any of the following actions unless the proposed action is first Approved by the HoldCo Board of Directors:

(i) giving the Project Notice to the Dominican State pursuant to Section 4.4 of the SLA;

(ii) suspending or permanently terminating operations in respect of any General Power Arrangement;

(iii) selling excess power from the Power Plant;

(iv) selecting banks and types of accounts for the deposit of funds of PVDC or HoldCo, including Special Accounts (as defined in the SLA Definitions) established pursuant to Section 9.1 of the SLA and accounts for the Environmental Reserve Fund established pursuant to Section 9.3 of the SLA;

(v) submitting an Environmental Dispute to the Environmental Management Panel (as such terms are defined in the SLA Definitions) for non-binding mediation pursuant to Section 11.10 of the SLA;

(vi) initiating formal procedures pursuant to Section 16.1 of the SLA for resolution of any Dispute (as defined in the SLA Definitions);

(vii) submitting a Dispute (as defined in the SLA Definitions) to arbitration pursuant to Section 16.2(b) of the SLA, submitting an Environmental Dispute (as defined in the SLA Definitions) to arbitration pursuant to Section 16.3(c) or submitting a Dispute relating to transfer pricing (pursuant to Section 6.11(f) of the SLA) to a committee pursuant to Section 16.4 of the SLA (in which event the representative of PVDC on the committee and, if applicable, the third (3rd) member of the committee shall be determined by the HoldCo Board of Directors);

(viii) issuing of any press releases by PVDC or HoldCo;

(ix) declaring by PVDC of Force Majeure (as defined in the SLA Definitions) pursuant to Section 17.14 of the SLA or of Economic Hardship (as defined in the SLA Definitions) pursuant to Section 17.15 of the SLA; or

(x) entering into a contract with a third party (“Power Arrangement Operator”) for the operation and maintenance of any component or all of the General Power Arrangements on behalf of PVDC.

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(c) Actions Requiring 100% Affirmative Vote. Approval by the HoldCo Board of Directors of any of the following actions shall require a 100% affirmative Vote of the HoldCo Directors present at a meeting at which a quorum is present:

(i) transferring any of the PVDC Shares except Encumbrances made in connection with any Project Financing;

(ii) transferring all, substantially all or a critical portion of the HoldCo Assets or the PVDC Assets except Encumbrances made in connection with any Project Financing;

(iii) winding up, liquidation or dissolution of PVDC or winding up or dissolution of HoldCo;

(iv) reorganizing or restructuring or merger, amalgamation, consolidation or other combination involving either PVDC or HoldCo;

(v) amending the PVDC Corporate Documents or the HoldCo Corporate Documents (subject to provisions hereof requiring the Shareholders to cause such amendments to be made, which the Shareholders with respect to HoldCo and HoldCo as the PVDC Shareholder shall, if so required, all vote in favor of), including any amendment to the authorized capital of HoldCo or PVDC;

(vi) changing the number of Directors of HoldCo or PVDC from that set forth in this Agreement or creating any committees of the Board of Directors of HoldCo or PVDC;

(vii) issuing, or entering into any agreement for the issuance of, any additional shares in the capital of HoldCo or PVDC, except to the Shareholders in accordance with the provisions hereof;

(viii) changing the rights, privileges and preferences of the holders of any class of shares in the capital of HoldCo or PVDC, or subdividing, consolidating or reorganizing any shares in the capital of HoldCo or PVDC, except as required with respect to PVDC pursuant to a Funding Plan Approved in accordance with the provisions hereof;

(ix) redeeming, purchasing for canceling or otherwise retiring or paying off any outstanding shares in the capital of HoldCo or PVDC;

(x) transferring by way of continuation of HoldCo or PVDC to another jurisdiction or the incorporation of HoldCo or PVDC under any other jurisdiction other than its current jurisdiction of incorporation, including an election to adopt a domicile of the Dominican Republic pursuant to Section 8.3(c)(iv) of the SLA;

(xi) making by PVDC of a whole or partial assignment of the SLA except in connection with any Project Financing;

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(xii) Approving any Project Financing;

(xiii) selecting or removing an auditor for HoldCo and selecting or removing an auditor for PVDC, including as provided in Section 4.7 and in respect of the audited financial statements of PVDC required pursuant to Section 6.3(a) of the SLA;

(xiv) accepting any proposal for compensation to PVDC pursuant to Section 7.14 of the SLA in respect of expropriation by the Dominican State or, on or prior to the Senior Debt Termination Date, compensation to HoldCo under applicable law in respect of expropriation by the Dominican State;

(xv) undertaking by HoldCo or PVDC of any business activity unrelated or not reasonably ancillary to the Exploration, Development and Mining of the Fiscal Reserve or operating any of the General Power Arrangements, including the granting of any financial assistance to any Shareholder or any Affiliate of any Shareholder;

(xvi) requesting and approving proposals from qualified Third Parties (as defined in the SLA Definitions) for the management and assumption of responsibility for Environmental Conditions (as defined in the SLA Definitions) pursuant to Section 11.3 of the SLA;

(xvii) amending the SLA;

(xviii) disposing of, by abandonment, surrender or transfer, any of the PVDC Assets (including land tenures and related Governmental Authorizations, but excluding each of the HFO Barges) other than (A) at all times, in the ordinary course of business or obsolete or surplus supplies or equipment, (B) during the Interim Period, PVDC Assets with a value of less than $1 million and (C) during Development and Mining, PVDC Assets with a value of less than $5 million;

(xix) entering into by PVDC of any contract for the sale of Mineral Products; provided, however, that each Shareholder shall cause the HoldCo Directors appointed by it to vote in favor of a proposal for PVDC to enter into a contract for the sale of Mineral Products to (A) a Shareholder or an Affiliate of such Shareholder that pertains to quantities not in excess of such Shareholder’s Proportionate Share of Mineral Products produced by PVDC or (B) HoldCo for 100% of Mineral Products produced by PVDC and that provides for payment based upon the valuation methodology set forth in Sections 8.2(b)(ii)(B)(I) and (II) of the SLA and contains other conventional commercial terms;

(xx) implementation by PVDC of any hedging practices with respect to the sale of Mineral Products;

(xxi) a determination by PVDC not to distribute Cash Available for Distribution by PVDC as prescribed in Section 6.1(b) and a determination by HoldCo not to distribute Cash Available for Distribution by HoldCo as prescribed in Section 6.2(b);

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(xxii) subject to Section 6.2, declaring or paying any return of capital or other distributions to the Shareholders;

(xxiii) except as is permitted in Section 5.12, suspending Commercial Production (as defined in the SLA Definitions) of Minerals pursuant to Section 6.8 of the SLA or permanently terminating operations at the PVDC Mine;

(xxiv) any overrun incurred by the Manager in excess of expenditures authorized in a HoldCo Approved Program and Budget that are not permitted under the provisions of this Agreement; or

(xxv) a change in the fiscal year of either HoldCo or PVDC.

SECTION 3.5 Implementation of HoldCo Decisions by PVDC. The HoldCo Board of Directors and/or the Shareholders shall, directly or through the Manager, cause Programs and Budgets and any amendments or supplements thereto and corresponding Funding Plans Approved by the HoldCo Board of Directors to be prepared and submitted for Approval by PVDC pursuant to Section 5.8. Other decisions of the HoldCo Board of Directors regarding actions to be taken by HoldCo and Operations to be conducted by PVDC shall be carried out by the Manager, and if such decisions by reason of their nature or magnitude require Approval by PVDC, they shall be presented to the PVDC Board of Directors and/or a PVDC shareholders meeting by the Manager or by the chairman of the PVDC Board of Directors for Approval by PVDC. Subject to applicable Legal Requirements, the Shareholders and the Manager shall cause PVDC to take such corporate actions as are necessary on its part to cause pertinent resolutions Approved by HoldCo to be Approved by PVDC and to carry out actions contemplated thereby to be taken. HoldCo shall vote its PVDC Shares with respect to resolutions proposed at meetings of the shareholders of PVDC as determined by the HoldCo Board of Directors pursuant to Section 3.4.

SECTION 3.6 Share Transfers; Restrictions.

(a) Restrictions. Save as otherwise expressly provided in this Agreement, no Shareholder shall, during the term of this Agreement, Transfer any of the HoldCo Shares now owned or hereafter acquired by it, except in compliance with the provisions of the HoldCo Corporate Documents, this Agreement and, prior to the Senior Debt Termination Date, the provisions of the Transfer Restrictions Agreement. HoldCo will not cause or permit the Transfer of its shares to be made on its share register or other books unless the Transfer is permitted or required by the provisions hereof and, prior to the Senior Debt Termination Date, in compliance with the provisions of the Transfer Restrictions Agreement, and will not issue any shares of its capital whether by original issue, in connection with the sale of any outstanding shares of HoldCo or in connection with any Transfer, except in accordance with the terms hereof and, prior to the Senior Debt Termination Date, in compliance with the provisions of the Transfer Restrictions Agreement. All Transfers of a Shareholder’s HoldCo Shares shall be subject to the limitations of free transferability set forth in Article 10 and, prior to the Senior Debt Termination Date, the provisions of the Transfer Restrictions Agreement. A notice reflecting the substance of such restrictions shall be entered in the stockholders record of HoldCo.

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(b) Legend on Stock. Each certificate representing HoldCo Shares and PVDC Shares shall bear a legend, substantially in the following form:

(i) Prior to the Senior Debt Termination Date:

“The shares represented by this certificate are subject to the terms of (a) the Second Amended and Restated Shareholders Agreement, dated as of August 23, 2012, among certain of the direct and indirect shareholders of Dominicana Holdings Inc. and Pueblo Viejo Dominicana Corporation and (b) the Transfer Restrictions Agreement, dated as of April 26, 2010, among Barrick Gold Corporation, Goldcorp Inc. and The Bank of Nova Scotia, as administrative agent, a copy of each of which is on file at the office of the Company. Such agreements, among other things, limit the right of the owner to transfer, pledge or otherwise dispose of or encumber the shares represented hereby.”

(ii) On and after the Senior Debt Termination Date:

“The shares represented by this certificate are subject to the terms of the Second Amended and Restated Shareholders Agreement, dated as of August 23, 2012, among certain of the direct and indirect shareholders of Dominicana Holdings Inc. and Pueblo Viejo Dominicana Corporation, a copy of which is on file at the office of the Company. Such agreement, among other things, limits the right of the owner to transfer, pledge or otherwise dispose of or encumber the shares represented hereby.”

Promptly after execution of this Agreement, the Shareholders shall surrender to HoldCo the HoldCo Shares held by them for affixation of such legend and return, and shall cause HoldCo to surrender to PVDC the PVDC Shares held by HoldCo for affixation of such legend and return.

SECTION 3.7 Fiscal Year. The fiscal year for each of HoldCo and PVDC shall be a Calendar Year.

SECTION 3.8 Agreement to Take Corporate Actions. Subject to applicable Legal Requirements, the Shareholders shall themselves do and pass, and/or cause the Companies at all times thereafter to do and pass, or cause to be done and passed in a timely manner without undue delay, all such acts, meetings, resolutions and corporate actions including amendment of the HoldCo Corporate Documents or the PVDC Corporate Documents, as the case may be, and from time to time execute and deliver or cause to be executed and delivered such documents, instruments and agreements as may be required under applicable Legal Requirements or as may be necessary or advisable in the reasonable opinion of any Shareholder, to give effect to and to be responsive to and consistent with the terms and provisions of this Agreement and, prior to the Senior Debt Termination Date, the Transfer Restrictions Agreement and the Common Security Agreement, and to resolutions Approved by HoldCo so that the Shareholders, HoldCo and PVDC will become subject to all of the obligations and liabilities expressed to be imposed upon them respectively hereunder and the intentions of the Shareholders expressed hereunder can be implemented. The Shareholders agree to attend duly called meetings and vote their HoldCo Shares, to cause HoldCo to vote its PVDC Shares and otherwise to act in every manner permitted

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under applicable Legal Requirements, to cause HoldCo and PVDC to act in the manner provided for herein and in the manner set forth in duly Approved resolutions of the HoldCo Board of Directors and to give effect to the provisions of this Agreement and its purpose and intent, and to the extent necessary and permitted by Legal Requirements, to cause the PVDC Corporate Documents or the HoldCo Corporate Documents, as the case may be, to be adapted and/or amended or supplemented, if necessary, to permit the provisions hereof to be implemented in accordance with the terms of this Agreement. The Shareholders shall, subject to applicable Legal Requirements, vote their HoldCo Shares or cause HoldCo as the shareholder of PVDC to vote its PVDC Shares, consistent with actions taken or advice given by the HoldCo Board of Directors in accordance with the provisions of this Agreement or any provision of this Agreement when any matter is presented for a vote of the Shareholders or the shareholders of PVDC, and the Shareholders shall cause their nominee HoldCo Directors and HoldCo shall cause the PVDC Directors to support and implement all proposals brought before them consistent with actions taken or advice given by the HoldCo Board of Directors or any provision of this Agreement. The Shareholders, so long as any of their nominees are Directors, agree to cause their nominees to attend duly called meetings and, to the extent that they are permitted by applicable Legal Requirements so to do, to cause their nominees to act and vote as Directors respectively so that the purpose and intent of this Agreement (including the implementation of the HoldCo Board of Directors’ advice) shall be carried out, and they shall remove any such nominee who shall consistently fail in this respect.

SECTION 3.9 Joint Working Group. Three (3) members of the Joint Working Group (as defined in the SLA Definitions) established pursuant Section 4.3(a) of the SLA shall be appointed by the Majority Shareholder and two (2) members shall be appointed by the Minority Shareholder. It is acknowledged that the initial appointees of BGC Holdings as the Majority Shareholder and of Aureus as the Minority Shareholder were named by Barrick Sponsor and Goldcorp Sponsor, respectively, by notice to the other within thirty (30) days after the Original Effective Date, and that Barrick Sponsor caused any member of the Joint Working Group serving at the time of the Original Effective Date who is not named above to resign so that the named members could assume their places. Each Shareholder hereby reaffirms the members of the Joint Working Group previously appointed by it and holding such position immediately prior to the date hereof and ratifies such appointment on the date hereof. Each of BGC Holdings and Aureus shall have the right to remove and replace individuals appointed by it as members of the Joint Working Group. The Shareholders shall cause their respective appointees to the Joint Working Group to comply with directions given by the HoldCo Board of Directors and if any action or vote must be taken in the absence of such directions to take actions or to vote as determined by the appointees of the Majority Shareholder.

SECTION 3.10 Environmental Management Panel. Upon its formation, two (2) members of the Environmental Management Panel to be established pursuant to Section 11.10(a) of the SLA shall be appointed by the Majority Shareholder and one (1) member shall be appointed by the Minority Shareholder. Each of the Majority Shareholder and the Minority Shareholder shall have the right to remove and replace individuals appointed by it as members of the Environmental Management Panel. The Shareholders shall cause their respective appointees to the Environmental Management Panel to comply with directions given by the HoldCo Board of Directors and if any action or vote must be taken in the absence of such directions to take actions or to vote as determined by the appointees of the Majority Shareholder.

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SECTION 3.11 Advisory Committee.

(a) Organization and Function of Advisory Committee. In order to facilitate coordination and communication among the Shareholders and the Manager in respect of the progress and execution of Programs and Budgets, and to provide guidance to the HoldCo Board of Directors, the Shareholders shall form an advisory committee (the “Advisory Committee”). The Advisory Committee shall be composed of five (5) individuals, three (3) appointed by the Majority Shareholder and two (2) appointed by the Minority Shareholder. Each member shall be referred to as a “Representative”. The Representatives appointed by BGC Holdings shall be referred to as the “Barrick Representatives” and the Representatives appointed by Aureus shall be referred to as the “Goldcorp Representatives”. BGC Holdings may appoint or remove a representative by written notice to the Goldcorp Representatives and Aureus may appoint or remove a representative by written notice to the Barrick Representatives. Each of the Representatives may be represented by an alternate designated by such Representative at any meeting of the Advisory Committee. Any alternate so acting shall be deemed to be a Representative. The role of the Advisory Committee shall be advisory to the HoldCo Board of Directors on all matters related to Operations and HoldCo Operations, including technical and financial matters. The Advisory Committee will have no authority over the conduct of Operations, which shall be governed by this Agreement and the applicable Program and Budget. The recommendations and advice of the Advisory Committee are subject in all instances to the determinations of the HoldCo Board of Directors, the provisions of this Agreement and the provisions of a Program and Budget Approved by the Shareholders.

(b) Meetings of the Advisory Committee. The Advisory Committee shall hold regular meetings at least quarterly and otherwise on ten (10) days notice delivered to the Representatives by the Manager, and such meetings shall be held on a rotating basis at the offices of Barrick in Toronto or Salt Lake City and of Goldcorp in Vancouver, or at other mutually agreed places. At each meeting of the Advisory Committee, the Manager shall report to the Representative on matters relevant to the execution of Approved Programs and Budgets in such form and with such detail as is requested by the Advisory Committee.

(c) Reports. The Manager shall provide each Representative with copies of all reports provided by the Manager to the HoldCo Board of Directors pursuant to Sections 4.3 and 4.5(a).

SECTION 3.12 Sponsor Consultation. (a) Each Sponsor agrees that, (i) solely with respect to any Project Financing, (ii) without affecting in any manner the rights of the Other Sponsor and (iii) without improving in any way the rights or defenses of the Other Sponsor, to the extent practicable in the circumstances, it shall endeavor (A) to afford the Other Sponsor a reasonable opportunity to present the Other Sponsor’s views for consideration by the Sponsor and (B) to take the Other Sponsor’s views so presented into consideration before taking any action that could affect HoldCo, PVDC, the Project, the Collateral or the Other Sponsor with respect to (I) the occurrence, existence or continuation of a Political Force Majeure Event, (II) delivery of (w) an Exclusion Notice, (x) a Termination Notice, (y) an Exclusion Dispute Notice or (z) a Termination Dispute Notice, (III) acceptance of an offer of Expropriation Compensation or Project Equity Expropriation Compensation, (IV) Transfers of any HoldCo Interests held by such Sponsor or any Affiliate of such Sponsor, (V) amendments to any Project

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Financing Document to which it is a party or which requires its consent to amend, (VI) any action taken in response to the occurrence and continuation of a Pre-Completion Default or (VII) exercise of the right to purchase an ownership interest in Senior Debt Obligations in accordance with Section 4.14 of the Pre-Completion Agreements.

(b) It is the intention of each Sponsor that in connection with any action or decision requiring a determination by the Sponsors, each Sponsor must be afforded the opportunity to express its views on the matter subject to such determination.

SECTION 3.13 Subrogation of Sponsor to Rights of the Senior Lenders Against PVDC. (a) Each Sponsor agrees that it shall be subrogated to all of the rights of the Senior Lenders against PVDC and the Collateral to the extent and in respect of (i) any amounts paid by it under its Sponsor Obligations or (ii) the purchase of Senior Debt Obligations in accordance with Section 4.14 of the Pre-Completion Agreements; provided that, with respect to clause (i) of this Section 3.13(a), subject to the last sentence of this Section 3.13(a), no Sponsor shall have the right to, and may not, exercise any such subrogation rights or any other rights under the Pre-Completion Agreement to which it is a party, the Common Terms Agreement or the Common Security Agreement in respect of the Senior Debt Obligations or the Collateral which it has acquired as a result of any payments made by it under its Sponsor Obligations (collectively, the “Subrogated Obligations”) until all outstanding Senior Debt Obligations (other than any Subrogated Obligations owing to it or to any member of either Sponsor Group) have been indefeasibly, unconditionally and irrevocably paid in full and all commitments to make Senior Loans have been cancelled or terminated, provided, however, that any Sponsor may apply Restricted Payments received by it to Subrogated Obligations held by it so long as such Sponsor complies with the payment priorities set forth in Sections 6.1(b) and 6.2(b). Subject to Section 6.1(b), the Sponsors agree that payment of Subrogated Obligations shall be prior in right of payment to any Shareholder Loans made by any member of a Sponsor Group and that payment of all outstanding Shareholder Loans, unless waived by both Shareholders and their Affiliated Sponsors, shall be paid prior to any payment of dividends or otherwise with respect to the capital stock or equity interests in PVDC held by any Sponsor. Notwithstanding anything to the contrary in this Section 3.13(a), the Sponsor may file a proof of claim or otherwise participate in any proceeding not commenced by it referred to in Section 8.01(d) of the Common Terms Agreement with respect to PVDC in respect of such Subrogated Obligations before all amounts constituting the Senior Debt Obligations have been indefeasibly, unconditionally and irrevocably paid in full.

(b) No Sponsor shall (i) initiate any proceedings, judicial or otherwise, against PVDC under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors, or cause any such proceeding or independently take any Enforcement Action or otherwise accelerate its Subrogated Obligations, (ii) take any collateral security on the assets of PVDC (other than a pro rata share in the Collateral held by all Senior Lenders) for the Subrogated Obligations or (iii) ask, demand, sue for, take or receive from PVDC, by set-off or in any other manner, or retain payment (in whole or in part) of the Subrogated Obligations (other than Restricted Payments applied by the Sponsor to such Subrogated Obligations), or any security therefor, in each case, unless and until the Senior Debt Termination Date.

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ARTICLE 4

MANAGEMENT OF OPERATIONS

SECTION 4.1 Designation of Manager.

(a) Designation of Barrick. Subject to Section 4.1(b), Barrick agrees to serve as the Manager with overall management responsibility for Operations of PVDC and for HoldCo Operations. The Manager shall be subject to supervision and direction by the HoldCo Board of Directors but shall carry out Operations directly for and shall be compensated by PVDC or by HoldCo (in respect of HoldCo Operations), consistent with HoldCo Approved Programs and Budgets and the provisions of this Agreement.

(b) Affiliates. Barrick may utilize the services of a direct or indirect Affiliate of Barrick to act as Manager in Barrick’s stead, and such Affiliate may perform all or any of Barrick’s obligations as Manager. An Affiliate of Barrick designated as Manager by Barrick may exercise all the rights that Barrick has in its capacity as Manager under this Agreement. Barrick shall cause its Affiliate that is acting as Manager to comply with all obligations hereunder applicable to Barrick as Manager and shall remain liable in respect of failure of such Affiliate so to comply.

SECTION 4.2 Rights and Obligations of the Manager. Subject to the terms and conditions of this Agreement and to applicable Legal Requirements, the Manager shall have the following specific powers and duties:

(a) General.

(i) The Manager shall manage, direct and control Operations and shall carry out and cause the employees of PVDC as well as employees of the Manager and its Affiliates to carry out the decisions of the HoldCo Board of Directors, including HoldCo Approved Programs and Budgets and corresponding Programs and Budgets Approved by PVDC pursuant to Section 5.8, and to carry out other activities provided for in this Agreement, and the Manager shall conduct, or cause to be conducted, all such Operations in a good, workmanlike and efficient manner, using the skill and judgment and exercising such degree of care and skill as would reasonably be exercised by an experienced mining company operating projects or conducting mining operations of the nature and scope of the PVDC Mine and Operations related thereto, all in material compliance with sound mining practices, consistent with the standards of the industry and in accordance with all terms and provisions of applicable Legal Requirements and of the SLA, Governmental Authorizations, contracts, all other agreements pertaining to the PVDC Assets and the conduct of Operations and plans and policies of HoldCo and PVDC contemplated in Section 4.2(p). Notwithstanding the foregoing sentence, neither the Manager nor any Affiliate of the Manager that carries out activities in its capacity as Manager or as an Affiliate designated by the Manager to carry out such activities shall be liable to PVDC, HoldCo or the Shareholders for, and shall not be denied its right to recover its costs and expenses in respect of, any act or omission resulting in damage, claims or loss, except to the extent caused by the Gross Negligence or Willful Misconduct of the Manager or any such Affiliate. Subject to Section 13.15, the Manager shall be liable for acts or omissions

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resulting in damage, claims or loss to the extent caused by the Manager’s Gross Negligence or Willful Misconduct.

(ii) Except as otherwise provided herein, the Manager and any Affiliate of the Manager acting in the Manager’s stead shall have the right to recover from PVDC or HoldCo, as the case may be, and PVDC or HoldCo, as the case may be, shall reimburse the Manager and such Affiliate, in accordance with their respective Proportionate Shares and the Accounting Procedures, for all costs and expenses properly incurred by it in accordance with the provisions of this Agreement and any losses and damages it suffers from its activities as Manager for the conduct of Operations and HoldCo Operations hereunder, except to the extent caused by or attributable to the Manager’s Gross Negligence or Willful Misconduct. If payment obligations to the Manager are not provided for in a HoldCo Approved Program and Budget, funds to cover the same shall be obtained to the extent reasonably possible from Cash Available to PVDC. Unless otherwise determined by the HoldCo Board of Directors, the Shareholders shall, pursuant to Section 5.9(b)(iii), provide funding required for such expenditures to the extent that Cash Available to PVDC is insufficient to cover the same as Capital Contributions to HoldCo in their respective Proportionate Shares in accordance with Monthly Funding Statements or Special Funding Statements provided by the Manager pursuant to Section 4.5(b)(ii) and HoldCo shall in turn contribute such funds to PVDC as Capital Contributions.

(iii) The Manager’s authority shall be limited to that authority which is conferred on it by this Agreement.

(iv) The Manager shall not be in default of its duties under Section 4.2(a)(i) or any other provision of this Agreement if its failure to perform is caused by any act or omission of a Shareholder or either of the Companies conducted independently and not at the behest of the Manager, including the failure of any Shareholder, HoldCo or PVDC (A) to perform acts required of it by this Agreement or (B) to provide necessary funds pursuant to this Agreement.

(b) General Obligations.

(i) Subject to applicable Legal Requirements and the provisions of this Agreement, the Manager shall arrange for PVDC to (A) make all payments required by the SLA, Licenses, Governmental Authorizations, contracts and other agreements, (B) pay all rentals, royalties, taxes, assessments and like charges on Operations and the PVDC Assets and take other actions required to keep property interests of PVDC in good standing, (C) make all corporate filings and take other steps required to maintain PVDC in good standing, (D) pay dividends and distributions and Shareholder Loan Payments to HoldCo as the PVDC Shareholder as authorized pursuant to this Agreement and the PVDC Corporate Documents and (E) do all other acts reasonably necessary to maintain the PVDC Assets, including the payment by PVDC of all taxes and Maintenance Costs required to be paid or incurred with respect to the Project. To the extent reasonably possible, the Manager shall cause the PVDC Assets to be acquired and held by PVDC.

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All of the PVDC Assets shall be assets of PVDC irrespective of whether the Manager or PVDC actually holds title.

(ii) Subject to applicable Legal Requirements and the provisions of this Agreement, the Manager shall arrange for HoldCo to (A) receive Shareholder Contributions from the Shareholders in accordance with their Proportionate Shares and distribute same as HoldCo Contributions to PVDC as provided herein, (B) receive dividends and distributions and Shareholder Loan Payments from PVDC, (C) pay dividends and distributions and Shareholder Loan Payments to the Shareholders as authorized pursuant to this Agreement and the HoldCo Corporate Documents, (D) establish bank accounts for funds with banks Approved by the HoldCo Board of Directors, (E) pay all taxes, assessments and fees payable by HoldCo, (F) make all corporate filings and take other steps required to maintain HoldCo in good standing, (G) maintain financial and cost accounting books and records on an accrual basis for financial reporting in accordance with Section 4.6(a), as applicable, (H) maintain corporate records and (I) do all other acts reasonably necessary to maintain the HoldCo Assets and enable HoldCo to conduct business in accordance with the provisions hereof.

(iii) HoldCo and PVDC shall provide the necessary corporate approvals for the Manager to carry out the duties described in Sections 4.2(b)(i) and (ii).

(c) Materials and Supplies. Subject to Section 4.2(h)(ii), the Manager shall purchase or otherwise acquire for, or arrange for the acquisition directly by, PVDC all materials, supplies, equipment, vehicles, fuel and tools, and water, utility and transportation services required for Operations.

(d) Compliance With Legal and Policy Requirements. The Manager shall (i) secure for itself, if applicable, and for PVDC all necessary Governmental Authorizations and approvals for Operations, (ii) conduct Operations, and cause Operations by PVDC to be conducted, in material compliance with the policies stated on Annex 8 to the SLA, applicable Governmental Authorizations, other Legal Requirements, including those relating to safety requirements, working conditions, workers’ compensation, employee benefits and Environmental Compliance and (iii) prepare and facilitate the filing of all reports or notices required for Operations. The Manager shall comply and shall require and cause, to the extent possible, each of the its Affiliates and contractors and PVDC and its contractors to comply with all of the requirements of the United States Foreign Corrupt Practices Act of 1977, as amended, or any equivalent provisions of Dominican Republic or Canadian Law. The Manager shall give notice promptly to the HoldCo Board of Directors of any allegation of a significant violation of any Legal Requirement in respect of Operations.

(e) Employees.

(i) Executive and other employees required for Operations during the performance of Interim Programs and Budgets may be employees of the Manager or its Affiliates or of PVDC as determined by the Manager. After the Project Notice is issued, the HoldCo Board of Directors shall determine whether and to what extent staffing for the conduct of Operations should be provided by employees of PVDC. Policies and

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decisions of the Manager and PVDC with respect to hiring and training of employees shall reflect obligations of PVDC under Sections 6.12 and 6.13 of the SLA. Except as otherwise provided herein and subject to policies, if any, adopted by the HoldCo Board of Directors, the Manager, acting through the General Manager, shall have the authority to (A) hire, transfer or discharge, or to cause the hiring, transfer or discharge of, employees assigned to Operations, (B) establish the terms of their employment and their wages, salaries and benefits, (C) direct them as to their obligations and duties and (D) supervise them in the performance of their jobs. The Manager shall have discretion in appointing employees of the Manager or its Affiliates to fill or second, on a temporary or indefinite basis, supervisory positions in connection with Operations. To the extent that any of the duties of the Manager set forth herein are carried out by employees of PVDC, such duties shall be carried out under the supervision of the Manager.

(ii) The Manager shall upon the request of a member of the HoldCo Board of Directors provide the HoldCo Board of Directors with signing authority and expenditure approval limits of the General Manager and other key managerial personnel who serve under the General Manager as established by internal policies of the Manager and its Affiliates and, if the General Manager or any such key personnel are employees of PVDC and are not subject to the internal policies of the Manager and its Affiliates, the Shareholders shall cause the HoldCo Board of Directors first to determine the key personnel who should be made subject to signing authority and expenditure limits and then to establish appropriate signing authority and expenditures limits for the General Manager (if applicable) and such key personnel.

(f) Litigation. The Manager shall provide assistance to PVDC in the conduct of arbitration and litigation and shall be reimbursed by PVDC for all reasonable costs and expenses incurred by it in the course of providing such assistance.

(g) Disposition of Assets. The Manager may dispose of, and cause PVDC to dispose of, the PVDC Assets by abandonment, surrender or transfer in the ordinary course of business. The Manager shall not dispose or permit the disposition of the PVDC Assets (other than obsolete or surplus supplies or equipment) with a value of $1 million or more during the Interim Period or of $5 million or more during Development and Mining whether by abandonment, surrender or transfer in the ordinary course of business, without prior authorization from the HoldCo Board of Directors.

(h) Contracts.

(i) The Manager may utilize and enter into, or cause PVDC to enter into, contracts with competent consultants, technicians, agents, Affiliates and independent contractors as may be required in the performance of Operations in accordance with HoldCo Approved Programs and Budgets and the provisions hereof. The Manager shall have sole discretion, subject to applicable Legal Requirements and to the provisions of applicable HoldCo Approved Programs and Budgets to select, or to supervise the selection by PVDC of, such consultants, technicians, agents, Affiliates or independent contractors.

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(ii) The Manager shall not enter into, or permit PVDC to enter into, any contracts, including contracts for the purchase of the PVDC Assets and other contracts constituting capital expenditures, providing for payments by PVDC of more than $50 million in the performance of the HoldCo Approved Construction Program and Budget and $20 million in the performance of other HoldCo Approved Programs and Budgets, in each case, without authorization by the HoldCo Board of Directors. Such authorization may be provided by specific reference to such contracts in a HoldCo Approved Program and Budget.

(iii) Any contracts with third parties who are not arms-length with the Manager shall have terms and conditions within reasonable bounds no less favorable to PVDC than terms and conditions available from third parties who are at arms-length with the Manager. Policies and decisions regarding engagement and utilization of contractors shall reflect obligations of PVDC under Section 6.12(a)(iv) of the SLA. The Manager shall make submissions and reports to the Dominican State required pursuant to Sections 6.11(e) of the SLA with respect to contracts with Affiliates.

(i) Insurance. Subject to prior Approval by the HoldCo Board of Directors, the Manager shall, at all times while conducting Operations hereunder, procure and maintain insurance coverage in amounts and types determined by the HoldCo Board of Directors to protect itself, in its capacity as Manager hereunder, the Shareholders, HoldCo, PVDC and their respective officers, directors and employees against liability to third parties with respect to Operations and to comply with Section 6.9 of the SLA.

(j) No Encumbrances. The Manager shall use its best efforts to keep, and to cause PVDC and HoldCo to keep, the PVDC Assets and the HoldCo Assets, respectively, free and clear of all Encumbrances, except (i) as otherwise Approved by the HoldCo Board of Directors (which Approval shall be subject to Section 3.4(c)(xii)) and (ii) for Permitted Encumbrances.

(k) Tax and Other Reports. The Manager shall prepare and file (or cause to be prepared and filed) with Governmental Authorities all tax returns, elections, forms and other reports required by law to be filed by PVDC, including those required in relation to NSR payments pursuant to Section 8.2 of the SLA, NPI Payments pursuant to Section 8.4 of the SLA, income and withholding tax taxes pursuant to Section 8.3 of the SLA, value added taxes, customs duties and any other taxes, fees, levies or other government charges. The HoldCo Board of Directors shall establish positions to be taken by PVDC with respect to external financial audits that bear upon the tax liability of PVDC and determine tax audit settlements to be made by PVDC.

(l) Accounts and Records. The Manager shall keep, or cause to be kept, full and accurate records and accounts of all transactions entered into by or on behalf of PVDC and HoldCo and of all Chargeable Costs made for the account of PVDC, and of all funds disbursed by the Manager or under its direction, in accordance with Section 4.6(a) and the Accounting Procedures.

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(m) Environmental Compliance. The Manager shall cause Operations to be conducted in accordance with the Environmental Management Plan to be prepared pursuant to Section 6.2(c) of the SLA and with all material requirements of the all Licenses and other applicable Legal Requirements or contractual obligations and shall include in each proposed Budget sufficient funding to satisfy the financial assurance requirements of any applicable Legal Requirement or contractual obligation pertaining to Environmental Compliance, including causing PVDC to make payments into the Environmental Reserve Fund required pursuant to Section 9.5 of the SLA.

(n) General Manager. At or before the time the Project Notice is given to the Dominican State, the Manager shall engage, or cause PVDC to engage, a General Manager who will be employed full time at or nearby the PVDC Mine with overall supervisory responsibilities for the PVDC Mine and the General Power Arrangements. The General Manager will be subject to the direction of the Manager in the performance of day-to-day duties in the course of the Manager’s performance of its services. The Manager will negotiate the terms of employment of the General Manager and may release and replace, or cause PVDC to release and replace, any individual who is engaged to be the General Manager. The Manager shall discuss its intentions at a meeting of the HoldCo Board of Directors in advance of the hiring or release of any individual as the General Manager. The PVDC Board of Directors shall take such actions as are necessary to cause the General Manager to be PVDC’s authorized representative for notice purposes pursuant to Section 17.12(c) of the SLA and to have such additional authority to act on behalf of PVDC as may be determined by the Manager to be necessary. Such authorizations may include approvals of powers of attorney giving the General Manager authority to act on behalf of PVDC.

(o) Actions Under SLA. The Manager shall cause PVDC to take actions necessary to comply with the SLA and to make elections permitted or required by the SLA and seek to achieve compliance by the Dominican State with its obligations under the SLA; provided, however, that the Manager shall not, except in emergencies, take or cause or permit PVDC to take, any action with respect to the SLA and the rights and obligations of PVDC thereunder as to which prior Approval by the HoldCo Board of Directors is required hereunder until such Approval has been given. The Manager may undertake negotiations with the Dominican State in respect of any amendments to the SLA subject to prior Approval of the HoldCo Board of Directors (which shall be subject to Section 3.4(c)(xvii) with respect to any amendments.

(p) Policies and Plans. The Manager shall at such times as are established by the HoldCo Board of Directors and in accordance with directives provided by the HoldCo Board of Directors and the provisions of the SLA prepare appropriate policies and plans governing occupational health, work place safety, sustainability and environmental protection, and such other policies and plans in respect of the conduct of Operations as the HoldCo Board of Directors shall request and submit same to the HoldCo Board of Directors for Approval. After Approval by the HoldCo Board of Directors, the Shareholders shall cause PVDC to consider and Approve such policies and plans and the Manager shall implement, or cause the implementation by PVDC of, such policies and policies.

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(q) Acquisitions of Real Property. The Manager shall not permit PVDC to apply for or obtain new real property interests, other than as provided for in a HoldCo Approved Program and Budget or as needed in the ordinary course of Operations, without prior Approval of the HoldCo Board of Directors.

(r) Authorizations. Subject to decisions of the HoldCo Board of Directors made pursuant to Section 3.4(a) and implemented by PVDC pursuant to Section 3.5, the Manager shall, and shall have authority to, undertake all other activities reasonably necessary to fulfill the foregoing. The Shareholders shall as necessary cause PVDC and HoldCo to provide one or more powers-of-attorney permitting the Manager to take actions authorized hereunder on behalf of and as agent for PVDC or HoldCo, as the case may be, and if necessary under applicable Legal Requirements, to one or more individual employees of the Manager or its Affiliates, to vest such individual(s) with authority to take action on behalf of PVDC or HoldCo.

SECTION 4.3 Reports and Information.

(a) Reports. The Manager shall, subject to any modifying instructions Approved by the HoldCo Board of Directors expanding or increasing such requirements, prepare, or cause PVDC to prepare, the following reports for the HoldCo Board of Directors:

(i) monthly reports by the twenty-fifth (25th) day of each month describing with respect to the preceding month the Operations performed by or under the direction of the Manager and the results of such Operations, including a detailed summary of all expenditures made during such calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the applicable Program and Budget;

(ii) after Production Commencement, monthly reports within ten (10) Business Days after the end of each month describing with respect to the preceding month daily production statistics with a comparison of actual production to forecasted production during such month;

(iii) monthly summaries by the twenty-fifth (25th) day of each month of new geological, geophysical, geochemical and ore reserve data acquired during the preceding month;

(iv) copies of formal reports and studies concerning Operations obtained during the preceding month delivered with fifteen (15) Business Days after the end of such month;

(v) a detailed final report within ninety (90) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

(vi) copies of such other reports as have been prepared in respect of Operations as the Directors representing a Shareholder may reasonably request.

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(b) Information. The Manager shall provide the HoldCo Directors with copies of the following documents and reports prepared pursuant to the SLA:

(i) the Initial Period progress schedules submitted to the Joint Working Group pursuant to Section 4.2(c) of the SLA;

(ii) the Initial Period annual status report submitted to the Joint Working Group;

(iii) the audited financial statements for PVDC submitted to the Central Bank of the Dominican State and descriptions of the capitalization of the Project submitted to the Dominican State pursuant to Section 6.3(a) of the SLA;

(iv) the detailed schedule of all planned activities during the Construction Period (as defined in the SLA Definitions) and the quarterly updated schedules submitted to the Dominican State pursuant to Section 6.4(b) of the SLA;

(v) the Annual Operating Plan and Projection (as defined in the SLA Definitions) submitted to the Dominican State pursuant to Section 6.6 of the SLA;

(vi) schedules and reports that must be delivered to the Joint Working Group pursuant to Sections 4.2(c) and (d) and of the SLA; and

(vii) the Initial Mine Plan (as defined in the SLA Definitions) and any amendments submitted to governmental agencies pursuant to Section 6.7 of the SLA.

(c) Significant Information. The Manager shall, pursuant to guidelines Approved by the HoldCo Board of Directors, inform the HoldCo Board of Directors or cause the HoldCo Board of Directors to be informed as soon as reasonably practicable of significant events that occur and significant new technical data that is obtained in the course of Operations.

SECTION 4.4 Performance by Manager as to Approved Programs and Budgets.

(a) Conformance with Approved Programs and Budgets. Except as otherwise provided herein or otherwise authorized by the HoldCo Board of Directors and if applicable correspondingly by the PVDC Board of Directors, the Manager shall conduct, or cause PVDC to conduct, Operations, incur expenses and purchase assets for PVDC in accordance with HoldCo Approved Programs and Budgets.

(b) Changes to Programs and Budgets.

(i) Subject to Sections 4.4(b)(ii) and 4.4(c), the Manager shall have authority to approve all changes and modifications to any HoldCo Approved Program and Budget and all contracts awarded thereunder that are in the Manager’s good faith judgment reasonable and prudent under the circumstances and do not materially change the overall nature or scope of Operations contemplated under such HoldCo Approved Program and Budget.

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(ii) The Manager shall not approve any change or modification that constitutes a Material Change to the HoldCo Approved Construction Program and Budget without prior Approval of the HoldCo Board of Directors. A “Material Change to the HoldCo Approved Construction Program and Budget” means any of the following, if implemented prior to the completion of the HoldCo Approved Construction Program and Budget:

(A) changes in the design or type of equipment or facilities, which changes, as compared to the HoldCo Approved Construction Program and Budget, would cause a net increase or decrease greater than 10% of the total estimated costs (including contingencies) set forth in such Construction Program and Budget;

(B) changes in the mine plan, which changes, as compared to the HoldCo Approved Construction Program and Budget mine plan would cause a net increase or decrease in estimated production greater than 100,000 ounces of gold bullion in any of the first five (5) years after Production Commencement; and

(C) changes in the methods used to process ores, which changes, as compared to the HoldCo Approved Construction Program and Budget projections, would cause a net life-of-mine increase or decrease in estimated total gold extraction greater than 10%.

(iii) The Manager shall promptly inform the HoldCo Board of Directors of each material change or modification to a HoldCo Approved Program and Budget that Manager has made or approved that does not require Approval of the HoldCo Board of Directors.

(c) Overruns.

(i) The Manager shall notify the HoldCo Board of Directors in monthly reports provided pursuant to Section 4.5(a) of any reasonably anticipated overruns in excess of the expenditures authorized in a HoldCo Approved Budget (including contingency expenditures provided for in such Budget) by more than 10%.

(ii) Any overrun of the Budget for the HoldCo Approved Construction Program and Budget that does not result directly from one of the circumstances specified in Section 4.4(b)(ii) shall not require Approval by the HoldCo Board of Directors. Subject only to the requirements of Sections 4.2(a)(i) and 4.4(b)(ii), the Manager is authorized to overrun, and/or to permit PVDC to overrun, the HoldCo Construction Program and Budget as reasonably necessary to achieve Production Commencement on schedule.

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(iii) Subject to Section 4.4(e), the Manager shall not permit costs in the following categories in HoldCo Approved Operating Programs and Budgets to increase by more than the specified amount in the absence of Force Majeure unless authorized by the HoldCo Board of Directors or by a Supplemental Program and Budget Approved by the HoldCo Board of Directors pursuant to Section 5.6(a):

(A) operating costs that will cause the yearly cost per dry ton of ore fed to process to increase by more than 10% over the amount provided for in the then applicable HoldCo Approved Operating Program and Budget; and

(B) PVDC Capital Costs by more than 10%.

(iv) Subject to Section 4.4(e), the Manager shall not permit costs provided for in the Budget for a HoldCo Approved Interim Program and Budget, Additional Program and Budget or Closure Program and Budget to increase by more than 10% in the absence of Force Majeure unless authorized by the HoldCo Board of Directors or by a Supplemental Program and Budget Approved by the HoldCo Board of Directors pursuant to Section 5.6(a).

(v) The Manager may, to the extent reasonably necessary and subject to Section 4.4(e), scale down, or cause PVDC to scale down, Operations being carried out under a HoldCo Approved Interim Period Program and Budget, Operating Program and Budget, Additional Program and Budget or Closure Program and Budget to avoid or minimize an unauthorized overrun pending action by the HoldCo Board of Directors authorizing such overrun independently or in the context of a Supplemental Program and Budget Approved by the HoldCo Board of Directors.

(vi) Funds necessary to pay for permitted overruns with respect to a HoldCo Approved Program and Budget shall be obtained to the extent reasonably possible from Cash Available to PVDC. Unless otherwise determined by the HoldCo Board of Directors, the Shareholders shall, pursuant to Section 5.9(b)(iii), provide funding required for any shortfall as Capital Contributions to HoldCo in their respective Proportionate Shares in accordance with Monthly Funding Statements or Special Funding Statements provided by the Manager pursuant to Section 4.5(b)(ii), and HoldCo shall in turn contribute such funds to PVDC as Capital Contributions.

(d) Unauthorized Overruns. Any overruns incurred by the Manager in excess of expenditures authorized in a HoldCo Approved Program and Budget other than as permitted under the provisions of this Agreement without the Approval of the HoldCo Board of Directors pursuant to Section 3.4(c)(xxiv) shall be for the sole account of the Manager.

(e) Emergency and Unexpected Expenditures. Notwithstanding any other provisions hereof, in case of emergency the Manager may take, or cause or permit PVDC to take, any reasonable action the Manager deems necessary to protect life, limb or property, to protect the PVDC Assets and the HoldCo Assets and to comply with the SLA, any Legal Requirement or any Governmental Authorization. The Manager may make, or cause or permit PVDC or HoldCo to make, appropriate expenditures for such emergencies. The Manager may also make,

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or permit PVDC to make, unexpected expenditures reasonably necessary to maintain scheduled levels of production over the remainder of the then current Budget Period and other unexpected expenditures as may be necessary for the protection and preservation of the PVDC Assets and compliance with the SLA and any Legal Requirement, notwithstanding that such expenditures will cause a Budget overrun. The Manager shall provide notice to the HoldCo Board of Directors as soon as possible after any emergency expenditure or unexpected expenditure that has been made or that must be made if sufficient time is available to provide such notice in advance. Operations performed by the Manager pursuant to this Section 4.4(e) shall be funded by Cash Available to PVDC to the extent reasonably possible. Unless otherwise determined by the HoldCo Board of Directors, the Shareholders shall, pursuant to Section 5.9(b)(iii), provide funding required for such expenditures to the extent that Cash Available to PVDC is insufficient to cover the same as Capital Contributions to HoldCo in their respective Proportionate Shares in accordance with Monthly Funding Statements or Special Funding Statements provided by the Manager pursuant to Section 4.5(b)(ii) and HoldCo shall in turn contribute such funds to PVDC as Capital Contributions, or, if the expenditure pertains to HoldCo, to provide the required funding to HoldCo as Capital Contributions in their respective Proportionate Shares.

SECTION 4.5 Accounts and Settlements.

(a) Monthly Statement. Subject to any modifying instruction given by the HoldCo Board of Directors requiring more frequent submissions, the Manager shall promptly submit to the PVDC Board of Directors and the HoldCo Board of Directors monthly statements of account showing:

(i) charges and credits to the accounts of PVDC, including charges and credits not provided for in a HoldCo Approved Program and Budget;

(ii) estimates of the amounts needed by PVDC for expenditures to be made during the succeeding calendar month pursuant to the applicable HoldCo Approved Programs and Budgets and otherwise including amounts needed to cover the monthly general expenses of the Manager;

(iii) the estimated portions of such amounts that will be funded by PVDC during such calendar month from general revenues, financing arrangements or prior HoldCo Contributions; and

(iv) the estimated portions of such amounts, if any, that will need to be funded by HoldCo Contributions to PVDC during such calendar month pursuant to the applicable HoldCo Approved Programs and Budgets or otherwise hereunder.

(b) Funding.

(i) The Manager shall submit to each Shareholder before the last day of each month separate statements (the “Monthly Funding Statements”), together with copies of the Monthly Funding Statement delivered to the other Shareholder, showing, among other things, (A) any cash that is to be provided to PVDC as HoldCo Contributions irrespective of PVDC immediate cash needs pursuant to a HoldCo Approved Funding Plan in a lump sum payment or in installments pursuant to a HoldCo

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Approved Funding Plan and (B) any cash that is needed by PVDC in respect of each HoldCo Approved Program and Budget and corresponding HoldCo Approved Funding Plan as HoldCo Contributions to satisfy accounts payable for the past month for which sufficient cash is not available, estimated cash requirements for the next month that are in excess of cash remaining available from prior HoldCo Contributions or from other Cash Available to PVDC and cash needed to maintain the cash balances required pursuant to Section 4.5(b)(iii). The Monthly Funding Statements shall show, if appropriate, adjustments for any excess or deficiency arising from any differences between estimated and actual costs. If applicable, the Manager may show in such Monthly Funding Statements, or at any time include in separate statements provided to each Shareholder (the “Special Funding Statements”), cash needed for expenditures that are not provided for in a HoldCo Approved Program and Budget or Funding Plan but is nonetheless to be provided hereunder by Shareholder Contributions to HoldCo (which may be for HoldCo authorized expenditures) and corresponding HoldCo Contributions to PVDC. At the time of delivery of a Special Funding Statement to a Shareholder, the Manager shall provide such Shareholder with a copy of the corresponding Special Funding Statement delivered to the other Shareholder. Required HoldCo Contributions shown in Monthly Funding Statements or Special Funding Statements are referred to as “Cash Requirements”.

(ii) Each Monthly Funding Statement and Special Funding Statement shall show the amounts to be contributed by each Shareholder (based upon its Proportionate Share) as Shareholder Contributions needed to fund Cash Requirements, including a breakdown showing how such Shareholder Contributions are to be made pursuant to the applicable HoldCo Approved Funding Plan, pursuant to separate determinations made by the HoldCo Board of Directors, or pursuant to Section 5.9(b)(ii), as the case may be. Subject to any applicable requirements of loan documents, any funds held by HoldCo for the benefit of the Shareholder to which the contribution request is directed shall be applied as a credit to such amounts. Each Shareholder shall make the Shareholder Contributions required of it as shown in each Monthly Funding Statement and Special Funding Statement provided by the Manager pursuant to Section 5.9(b)(iii) and the Manager shall cause the funds in turn to be contributed to PVDC as HoldCo Contributions pursuant to Section 5.9(a)(iii).

(iii) After Production Commencement, the Manager shall at all times maintain, or cause PVDC to maintain, a cash balance approximately equal to the rate of disbursement for up to ninety (90) days. All funds in excess of immediate cash requirements shall be invested for the benefit of PVDC in PVDC Accounts.

SECTION 4.6 Accounts and Records.

(a) Financial Accounts. The Manager shall maintain at its offices, and/or cause PVDC and HoldCo to maintain, complete financial and cost accounting books and records, on an accrual basis for financial reporting, in accordance with the Accounting Procedures, showing all costs, expenditures, receipts and disbursements hereunder. These accounts shall include general ledgers and supporting and subsidiary journals, invoices, checks and other customary documentation sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax,

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regulatory and other financial reporting purposes. Unless otherwise required by applicable Legal Requirements, such accounting books and records shall be maintained in U.S. dollars and in accordance with U.S. generally accepted accounting principles. Where funds are paid or received in Dominican Republic pesos or in the currency of any other country except the United States, the books and accounts maintained by the Manager shall show the value of such payments in U.S. dollars based upon actual rates incurred when such payments are made, if applicable, and otherwise to official exchange rates in effect when such payments are made. The Manager shall, if requested by the HoldCo Board of Directors, also maintain at such offices all other records necessary, convenient or incidental to the recording of PVDC’s and HoldCo’s affairs, including all Operations and HoldCo Operations. Irrespective of termination of this Agreement, the Manager shall retain, or cause PVDC and/or HoldCo to retain, all accounts, documents and invoices pertaining to charges and credits to accounts of PVDC and HoldCo indefinitely until destruction is authorized by the HoldCo Board of Directors.

(b) Technical Records. The Manager shall maintain at its offices, and/or cause PVDC and HoldCo to maintain, separate and complete books and records relating to all geological, geophysical, geochemical and other exploration records and reports, all maps, drawings, surveys and other records (including title records), and records pertaining to Governmental Authorizations pertaining to Operations.

(c) Separate Storage. For security purposes, the Manager shall to the extent practicable cause duplicates of accounts and records referenced in Sections 4.6(a) and (b) to be made and kept at offices of the Manager or its Affiliates outside of the Dominican Republic. The Manager shall advise the HoldCo Board of Directors of the accounts and records to be so duplicated and of their locations. Section 4.8 regarding inspection and access shall be applicable to such accounts and records.

SECTION 4.7 Audits. As soon as possible after the close of each Calendar Year after the Original Effective Date, all the books and accounts of the Manager relating to the performance of services hereunder shall be audited at the expense of PVDC by a firm of public accountants Approved by the HoldCo Board of Directors pursuant to Section 3.4(c)(xiii), and copies of such accountant’s report shall be sent promptly to each Shareholder. Neither PVDC nor the Manager shall have any liability to any other Party relating to any charges and credits to such accounts during the period covered by such audit after the date which is the second (2nd) anniversary of the date on which the audit is completed.

SECTION 4.8 Inspection and Access. Subject to the provisions of any agreement with any Power Arrangement Operator, a Shareholder or any representative of such Shareholder shall be entitled, at its own risk and expense, to enter upon any portion of the Sites or of the Power Property upon reasonable advance notice to the Manager or to the General Manager and at convenient times during normal working hours and in accordance with applicable safety procedures to inspect the PVDC Assets and Operations being performed by the Manager or by PVDC hereunder. A Shareholder or its representatives, at its own risk and expense, shall also be permitted to inspect and copy PVDC’s, HoldCo’s and the Manager’s books, records and data pertaining to the performance of Operations and to the PVDC Assets and to HoldCo Operations and to the HoldCo Assets, including all Technical Data upon reasonable advance notice to the Manager and at convenient times during normal working hours and in

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accordance with applicable safety procedures; provided, however, neither the Companies nor Aureus (nor any one thereof) shall at any time have access to or any right to inspect or copy or have an interest of any kind in or to Barrick Proprietary Property. The rights granted to the Shareholders in this Section 4.8 shall be subject to the confidentiality provisions in Article 9.

SECTION 4.9 Resignation, Removal, or Change of Manager.

(a) Resignation of Manager. Subject to Section 4.9(b)(ii), the Manager may resign as Manager upon not less than ninety (90) days notice to the HoldCo Board of Directors. In any event, subject to Section 4.9(b)(ii), the Manager shall be deemed to have immediately resigned as Manager upon the occurrence of any of the following events:

(i) upon voluntary or involuntary winding up, or insolvency of the Manager or of its ultimate parent company, or termination of the Manager’s, or of its ultimate corporate parent company’s, corporate existence, except as may occur by reason of corporate reorganization, amalgamation, or merger;

(ii) the Manager is a Shareholder or an Affiliate of a Shareholder and the Shareholder’s Interest becomes less than 50%;

(iii) upon a final and unappealable determination of a court of law that the Manager has failed to perform its duties and obligations hereunder in accordance with the Manager’s standards of care set out in this Agreement;

(iv) upon a final and unappealable decision of a court of law that the Manager has breached any material obligation, covenant or duty under this Agreement and after notice pursuant to Section 7.2 has failed to cure or commence to cure such default pursuant to Section 7.3;

(v) a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Manager’s assets or those of its ultimate parent company is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by or acquiesced in by the Manager or its ultimate parent company; or

(vi) at any time prior to the Senior Debt Termination Date, appointment by the Senior Lenders of a replacement Manager in accordance with Section 8.04(b) of the Common Terms Agreement.

(b) Replacement of Manager.

(i) If Barrick is the resigning Manager, Aureus shall be the replacement Manager; provided, however, that if Barrick has resigned as Manager pursuant to Sections 4.9(a)(i) through (v) and Aureus desires that Barrick continue as Manager, Barrick may elect to do so. If Aureus is the resigning Manager, Barrick shall be the replacement Manager; provided, however, that if Aureus has resigned as Manager pursuant to Sections 4.9(a)(i) through (v) and BGC Holdings desires that Aureus continue

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as Manager, Aureus may elect to do so. Subject to Section 4.9(a)(vi), the Shareholders shall cause the selection of a replacement Manager as determined above and Approved by HoldCo and by PVDC.

(ii) If replacement of the resigning Manager will cause a Change of Management (as defined in the SLA Definitions) pursuant to Section 14.2(d) of the SLA, the replacement Manager determined pursuant to Section 4.9(b)(i) shall not assume the duties of the Manager and the resignation of the resigning Manager shall not be effective until the prior written consent of the Dominican State to such Change of Management is given pursuant to Section 14.2(c) of the SLA. The Shareholders shall take such actions as expeditiously as possible and in cooperation with each other to attempt to secure such consent.

(iii) Subject to Section 4.9(b)(ii), the resigning Manager, upon withdrawal, shall deliver, or cause to be delivered, to its successor custody of all PVDC Assets in the possession or subject to the control of the resigning Manager, including real and personal property, records, books, accounts, data, files and contract rights that may be held by the resigning Manager. The resigning Manager will use its best efforts to provide for continuity of Operations notwithstanding the transfer of managerial responsibility to its successor.

(iv) Upon the resignation or deemed resignation of the Manager hereunder, the replacement Manager may conduct an audit of the records of the former Manager with respect to Operations conducted under this Agreement within sixty (60) days of such resignation or removal. The cost of any such audit will be borne by the Shareholder that is the replacement Manager.

ARTICLE 5

BUDGETS; FUNDING

SECTION 5.1 Interim Programs and Budgets.

(a) Operations Prior to Approval of Initial Interim Program and Budget. The Manager is authorized to carry out directly or through its Affiliates Operations during the period after the Original Effective Date until the Initial Interim Program and Budget is Approved by HoldCo pursuant to Section 5.1(b) that are (i) sufficient to maintain the PVDC Assets and comply with applicable Legal Requirements, (ii) in accordance with contracts in effect upon the Original Effective Date, (iii) in furtherance of Exploration activities directed to evaluation of the prospective PVDC Mine and related facilities, including the General Power Arrangements, (iv) as required pursuant to the SLA, including the making of reimbursements to the Dominican State for the Environmental Maintenance Operations (as defined in the SLA Definitions) required pursuant to Section 7.1(c) of the SLA, and (vi) other activities related to the foregoing. Unless otherwise determined by the HoldCo Board of Directors, the Shareholders shall, pursuant to Section 5.9(b)(iii), provide funding for such Operations to HoldCo in their respective Proportionate Shares in accordance with Monthly Funding Statements or Special Funding Statements provided by Manager pursuant to Section 4.5(b)(ii) and HoldCo shall in turn contribute such funds to PVDC as Capital Contributions.

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(b) Initial Interim Program and Budget and Funding Plan. Within ninety (90) days after the Original Effective Date, the Manager shall propose a Program and Budget (“Initial Interim Program and Budget”) for the remainder of 2006, which shall be subject to the review and approval procedures set forth in Section 5.13(b), and a corresponding Funding Plan. If necessary, the Shareholders shall cause the Initial Interim Program and Budget to be Approved in turn by PVDC after it has been Approved by the HoldCo Board of Directors. The HoldCo Approved Initial Interim Program and Budget and accompanying Funding Plan shall then be carried out by the Manager on behalf of PVDC.

(c) Proposals of Additional Interim Programs and Budgets.

(i) If a Project Notice is not given to the Dominican State by PVDC pursuant to Section 5.3 prior to completion of the Initial Interim Program and Budget, the Manager shall propose additional successive Interim Programs and Budgets for the continuation of Operations prior to issuance of the Project Notice. The Manager shall propose an additional Interim Program and Budget to the HoldCo Board of Directors by no later than thirty (30) days prior to expiration of the Initial Interim Program and Budget and of any succeeding Interim Program and Budget. Each Interim Program and Budget shall cover a Calendar Year unless otherwise determined by the HoldCo Board of Directors. Each such proposed Interim Program and Budget shall be subject to the review and approval procedures set forth in Section 5.13(b).

(ii) Any such additional Interim Program and Budget shall at a minimum provide for the payment of Maintenance Costs, reimbursements of the Dominican State for the Environmental Maintenance Operations (as defined in the SLA Definitions) required pursuant to Section 7.1(c) of the SLA and continuation of activities related to satisfaction of the Project Notice Conditions by the Dominican State.

(d) Funding. The Manager shall provide an accompanying proposed Funding Plan with each additional Interim Program and Budget proposed by the Manager to the HoldCo Board of Directors. Unless otherwise determined by the HoldCo Board of Directors, the Funding Plan shall provide that funds required for carrying out the additional Interim Program and Budget will be provided to PVDC as HoldCo contributions in accordance with Section 5.9(a)(i) and that funds for such HoldCo Contributions shall be contributed by the Shareholders in their respective Proportionate Shares to HoldCo in accordance with Section 5.9(b)(i).

(e) Activities During Delay. If the HoldCo Board of Directors for any reason fails timely to Approve an Interim Period Program and Budget, the Manager shall, subject to the contrary direction of the HoldCo Board of Directors, be authorized to continue, or to cause PVDC to continue, Operations sufficient to maintain the PVDC Assets and comply with applicable Legal Requirements. Unless otherwise determined by the HoldCo Board of Directors, the Shareholders shall, pursuant to Section 5.9(b)(iii), provide funds required for such activities as Capital Contributions to HoldCo in their respective Proportionate Shares in accordance with Monthly Funding Statements or Special Funding Statements provided by the Manager pursuant to Section 4.5(b)(ii) and HoldCo shall in turn contribute such funds to PVDC as Capital Contributions.

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SECTION 5.2 Construction Program and Budget.

(a) Approval. The Manager shall include in one or more Interim Programs and Budgets, the timing of which shall be determined by the Manager in consultation with the HoldCo Board of Directors based upon the status of the Feasibility Study and the anticipated date of delivery of the Project Notice to the Dominican State, provisions for preparation of the Construction Program and Budget (the Budget Period for which may be greater than one (1) Calendar Year). When the Construction Program and Budget has been completed, the Manager shall present it to the HoldCo Board of Directors for consideration. The proposed Construction Program and Budget shall be subject to the review and approval procedures set forth in Section 5.13(b).

(b) Funding. The Manager shall provide a corresponding Funding Plan to the HoldCo Board of Directors when it presents the Construction Program and Budget to the HoldCo Board of Directors for consideration. Unless otherwise determined by the HoldCo Board of Directors, the Funding Plan shall provide that funds required for carrying out the HoldCo Board of Directors Approved Construction Program and Budget will be provided to PVDC as HoldCo Contributions in accordance with Section 5.9(a)(i) and that funds for such HoldCo Contributions shall be contributed by the Shareholders in their respective Proportionate Shares to HoldCo in accordance with Section 5.9(b)(i).

SECTION 5.3 Project Notice; Commencement of Construction. The Manager shall continue efforts to obtain satisfaction of the Project Notice Conditions by the Dominican State as soon as practicable. The Manager shall advise the HoldCo Board of Directors when the Manager determines that the Project Notice Conditions have been, or imminently will be, satisfied. The Shareholders intend that delivery of the Project Notice to the Dominican State by PVDC shall thereupon be Approved by the HoldCo Board of Directors. Promptly after the Project Notice is delivered, the HoldCo Board of Directors shall Approve the Construction Program and Budget if it has not previously been Approved pursuant to Section 5.2(a). Such Approval must occur no later than the end of the thirty (30) day period within which PVDC must commence Construction of the Mine (as defined in the SLA Definitions) pursuant to Section 6.4(a) of the SLA. The Manager shall commence implementation of the HoldCo Approved Construction Program and Budget prior to expiration of the thirty (30) day period provided for in Section 6.4(a) of the SLA as determined by the HoldCo Board of Directors. Within thirty (30) days after delivery of the Project Notice, the Manager shall cause PVDC to deliver the schedule for the performance of all planned activities during the Construction Period (as defined in the SLA Definitions) as required pursuant to Section 6.4(b) of the SLA.

SECTION 5.4 Conduct of Mining and Power Operations; Other Operations.

(a) Reporting by Calendar Year. Commencing on the date when Production Commencement occurs, and subject to completion of the Construction Program and Budget if it has not been completed when Production Commencement occurs, all Operations with respect to the PVDC Mine and the General Power Arrangements and other facilities constructed by PVDC shall be planned and conducted and all estimates, reports, and statements shall be prepared and made on the basis of a Calendar Year.

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(b) Programs and Budgets.

(i) Operating Programs and Budgets. Not later than ninety (90) days prior to the anticipated date of Production Commencement, the Manager shall submit to the HoldCo Board of Directors a Program and Budget for Operations of the PVDC Mine and the General Power Arrangements covering the remainder of the Calendar Year during which Production Commencement occurs, unless there are less than four (4) calendar months remaining in such Calendar Year, in which event such Program and Budget shall cover the remainder of such Calendar Year and the next Calendar Year. Thereafter, the Manager shall submit a Program and Budget for Operations, which shall cover operations of the PVDC Mine and the General Power Arrangements, to the HoldCo Board of Directors for each Calendar Year not later than November 1st of the preceding Calendar Year. Each such Program and Budget, referred to as an “Operating Program and Budget”, shall contain the following:

(A) a description of the proposed Mining and Power Operations;

(B) a detailed estimate of all costs by category, including PVDC Capital Costs and contributions to the Environmental Reserve Fund, plus a reasonable allowance for contingencies;

(C) an estimate of the quantity and quality of the ore to be mined and the Mineral Products to be produced;

(D) an estimate of revenues to be received by PVDC from the sale of Mineral Products and the sale, if any, of excess power generated by any General Power Arrangement; and

(E) such other facts as may be necessary pursuant to Section 5.13(a) or to illustrate the results intended to be achieved by the Operating Program and Budget.

(ii) Additional Programs and Budgets. The Manager may include in Operating Programs and Budgets, or in separate Programs and Budgets submitted to the HoldCo Board of Directors (“Additional Programs and Budgets”), proposals for evaluations of possible expansions, additions to or modifications of the PVDC Mine or the General Power Arrangements and/or related facilities or of separate new mines and/or related facilities within the Fiscal Reserve and/or for the construction and operation thereof.

(iii) Closure Programs and Budgets. When Operations at the PVDC Mine and related facilities cease, or are scheduled to cease, the Manager shall submit a Program and Budget for Closure Operations (a “Closure Program and Budget”) to the HoldCo Board of Directors. If Closure Operations are not completed prior to completion of the initial Closure Program and Budget, the Manager shall propose additional successive Closure Programs and Budgets for the continuation of Closure Operations until completed. The Manager shall propose an additional Closure Program and Budget to the HoldCo Board of Directors by no later than thirty (30) days prior to expiration of

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the initial Closure Program and Budget and of any succeeding Closure Program and Budget. Each Closure Program and Budget shall cover a Calendar Year unless otherwise determined by the HoldCo Board of Directors.

(c) Funding Plans. Subject to Section 5.9(a)(i) with respect to the limitations imposed by Section 6.3(c) of the SLA and other applicable Legal Requirements, funding for HoldCo Approved Operating Programs and Budgets, Additional Programs and Budgets, and Closure Programs and Budgets, may be obtained from cash flow of PVDC, reserve accounts (including the Environmental Reserve Fund with respect to Closure Programs and Budgets), HoldCo Contributions, loan capital (provided by any Persons, including the Shareholders or Affiliates of the Shareholders), debentures, equipment leasing, other funding or financing arrangements or any combination of any of the foregoing. The Manager shall provide a proposed Funding Plan along with each Operating Program and Budget, Additional Program and Budget and Closure Program and Budget proposed by the Manager to the HoldCo Board of Directors which shall set forth proposed sources of funding as above provided. Unless otherwise determined by the HoldCo Board of Directors, the proposed Funding Plan shall provide that contemplated HoldCo Contributions will be made in accordance with Section 5.9(a)(i) and that funds for such HoldCo Contributions shall be contributed by the Shareholders in their respective Proportionate Shares to HoldCo in accordance with Section 5.9(b)(i).

(d) Approval by the HoldCo Board of Directors. Each proposed Operating Program and Budget, Additional Program and Budget and Closure Program and Budget shall be subject to the requirements of Section 5.13(a) and the procedures set forth in Section 5.13(b). The HoldCo Board of Directors shall seek to Approve each Operating Program and Budget, Closure Program and Budget and Additional Program and Budget that follows the initial such Program and Budget and each accompanying Funding Plan by November 30th in the year immediately preceding the Calendar Year to which such Program and Budget relates.

(e) Activities During Delay. If the HoldCo Board of Directors for any reason fails timely to Approve an Operating Program and Budget, the Manager shall, subject to the contrary direction of the HoldCo Board of Directors and to the availability of necessary funds, be authorized to continue, or to cause PVDC to continue, Operations sufficient to maintain the PVDC Assets and comply with applicable Legal Requirements and, if Mining is ongoing, to maintain production levels in effect when the failure occurs. Operations performed by the Manager pursuant to this Section 5.4(e) shall be funded by Cash Available to PVDC to the extent reasonably possible. Unless otherwise determined by the HoldCo Board of Directors, the Shareholders shall, pursuant to Section 5.9(b)(iii), provide funding required for such expenditures to the extent that Cash Available to PVDC is insufficient to cover the same as Capital Contributions to HoldCo in their respective Proportionate Shares in accordance with Monthly Funding Statements or Special Funding Statements provided by the Manager pursuant to Section 4.5(b)(ii) and HoldCo shall in turn contribute such funds to PVDC as Capital Contributions.

(f) Sales of Mineral Products. All contracts for the sale of Mineral Products by PVDC must be approved by the HoldCo Board of Directors pursuant to Section 3.4(c)(xix) and all sales of Mineral Products must be made in compliance with Section 6.11 of the SLA. Subject to such requirements and to other applicable provisions of the SLA, each of the

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Shareholders shall arrange for the purchase by HoldCo of 100% of the Mineral Products produced by PVDC.

(g) Sales of Excess Power. Determinations as to the availability of excess electric power generated by any General Power Arrangement for sale and the terms of sale shall be made by the Manager and/or PVDC in accordance with procedures Approved by the HoldCo Board of Directors.

SECTION 5.5 Reserves; Bonding.

(a) Reserves. The PVDC Board of Directors may establish, in addition to the Environmental Reserve Fund established pursuant to Section 9.5(a) of the SLA, one or more cash reserves as the HoldCo Board of Directors determines from time to time and may apply such reserves for Operations as may be determined by the HoldCo Board of Directors; provided, however, that cash reserves shall be limited only to those reserves and to such amounts as are reasonably required to support Operations.

(b) Bonding. If any bonds or other financial sureties are required by any Governmental Authority after the Project Notice is issued to secure the performance of reclamation or other obligations arising from Operations, the Shareholders shall, to the extent such bonds are not provided solely by PVDC undertake obligations, or enable PVDC to undertake obligations, required to provide such financial sureties, such as paying premiums for and satisfying other requirements in respect of surety bonds, providing letters of credit or corporate guarantees and/or putting up cash, as determined by the HoldCo Board of Directors, in their respective Proportionate Shares. The portion of the financial surety underwritten or provided by each Shareholder shall be adjusted to reflect any changes in the Interests of the Shareholders and to enable substitution of PVDC as the obligor to the extent permitted by applicable Legal Requirements, and each Shareholder agrees to cooperate and take such actions as are necessary to enable and ensure the same.

SECTION 5.6 Supplemental Programs and Budgets.

(a) Approval Procedures. In the event the Manager or a HoldCo Director believes that any HoldCo Approved Program and Budget should be revised prior to the end of the applicable Budget Period, the Manager or such HoldCo Director may propose one or more supplemental Programs and Budgets (each a “Supplemental Program and Budget”) to the HoldCo Board of Directors to be accomplished by the end of the then-current Budget Period. Any such proposed Supplemental Program and Budget shall be subject to the procedures set forth in Section 5.13(b).

(b) Funding Plan. The Manager (or the proposing HoldCo Director) shall provide a proposed Funding Plan to accompany each proposed Supplemental Program and Budget. Unless otherwise determined by the HoldCo Board of Directors, the proposed Funding Plan shall provide that contemplated HoldCo Contributions will be made in accordance with Section 5.9(a)(i) and that funds for such HoldCo Contributions shall be contributed by the Shareholders in their respective Proportionate Shares to HoldCo in accordance with Section 5.9(b)(i).

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SECTION 5.7 Approval by HoldCo Shareholders. If any Program and Budget or Funding Plan Approved by the HoldCo Board of Directors must be approved by the Shareholders pursuant to applicable Legal Requirements, the Shareholders shall take such action as is necessary to cause such approval to be given including casting votes representing their respective HoldCo Shares in favor of resolutions calling for such approval. A Program and Budget Approved by the Shareholders, or Approved by the HoldCo Board of Directors if Approval by the Shareholders is not required, shall constitute a HoldCo Approved Program and Budget. A corresponding Funding Plan Approved by the Shareholders, or Approved by the HoldCo Board of Directors if Approval by the Shareholders is not required, shall constitute a HoldCo Approved Funding Plan. Subject to Section 5.8, HoldCo Approved Programs and Budgets and HoldCo Approved Funding Plans shall be carried out by the Manager or by PVDC under the supervision of the Manager.

SECTION 5.8 Approval by PVDC. If required by applicable Legal Requirements or deemed to be desirable by the HoldCo Board of Directors or the Manager, the Manager shall present HoldCo Approved Programs and Budgets and associated HoldCo Funding Plans to the PVDC Board of Directors for Approval. HoldCo, acting through the chairman of the HoldCo Board of Directors, shall advise the PVDC Directors to vote for Approval of such Programs and Budgets and associated Funding Plans, conditional upon the receipt of any HoldCo Contributions that are provided for in the pertinent Funding Plan. The Shareholders shall cause such Programs and Budgets and accompanying Funding Plans to be Approved by PVDC upon a vote in favor thereof by HoldCo as the sole shareholder of PVDC if necessary. Each of the Programs and Budgets and Funding Plans so Approved shall then be respectively a PVDC Approved Program and Budget and PVDC Approved Funding Plan to be carried out by or under the direction of the Manager. The Manager and the Shareholders shall cause each PVDC Approved Program and Budget and PVDC Approved Funding Plan to be conformed as necessary to reflect any subsequent changes in the applicable HoldCo Approved Program and Budget and HoldCo Approved Funding Plan.

SECTION 5.9 HoldCo and Shareholder Contributions.

(a) HoldCo Contributions to PVDC.

(i) HoldCo Contributions to PVDC provided for hereunder shall be made through combinations of Capital Contributions, Share Capital and Shareholder Loans as determined by the HoldCo Board of Directors in such manner as will enable PVDC not to have Project Debt that exceeds 70% of the sum of the total Capital it has invested in the Project as required by Section 6.3(c) of the SLA. The Parties contemplate that HoldCo Contributions made from time to time will be made in such manner as will maximize the level of PVDC funding that is provided by interest bearing Shareholder Loans to PVDC within the limits established in Section 6.3(c) of the SLA.

(ii) If for any reason the HoldCo Board of Directors fails to Approve a Funding Plan for a HoldCo Approved Program and Budget or to make a determination with respect to the nature of any required HoldCo Contributions otherwise provided for hereunder, HoldCo shall make such HoldCo Contributions to PVDC as Capital Contributions.

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(iii) HoldCo shall provide funds from HoldCo Contributions to PVDC in a timely manner as needed pursuant to cash requests by the Manager pursuant to Section 4.5(b)(ii) and receipt of corresponding Shareholder Contributions pursuant to Section 5.9(b)(iii). All HoldCo Contributions received by PVDC shall be deposited, prior to the Senior Debt Termination Date, into the Offshore Proceeds Account and on and after the Senior Debt Termination Date, into the Offshore Proceeds Account and otherwise in separate interest-bearing accounts maintained in U.S. dollars and/or Dominican Republic pesos at one or more financial institutions as may be Approved by the HoldCo Board of Directors (the “PVDC Accounts”).

(iv) Shareholder Loans shall accrue interest at the rate set forth in the Loan Facility Agreement and, subject to loan documents evidencing such Shareholder Loans and the restrictions on such payments in the Project Financing Documents, shall be payable in accordance with the Loan Facility Agreement.

(b) Shareholder Contributions to HoldCo.

(i) Unless otherwise determined by the HoldCo Board of Directors, Shareholder Contributions to HoldCo shall be made as Capital Contributions.

(ii) If for any reason the HoldCo Board of Directors fails to Approve a Funding Plan for a HoldCo Approved Program and Budget or to make a determination with respect to the nature of any required Shareholder Contributions otherwise provided for hereunder, the Shareholders shall make such Shareholder Contributions to HoldCo as Capital Contributions in their respective Proportionate Shares.

(iii) Within ten (10) days after a Monthly Funding Statement or Special Funding Statement showing required Shareholder Contributions is delivered to a Shareholder by the Manager pursuant to Section 4.5(b)(ii), such Shareholder shall pay to HoldCo the amount requested of such Shareholder less applicable credits in the manner prescribed in such Monthly Funding Statement or Special Funding Statement. The Shareholders shall cooperate with the Manager in arranging for funds to be transferred from HoldCo to PVDC in a timely manner pursuant to Section 5.9(a)(iii).

(c) Capitalization of Capital Contributions. The Parties contemplate that from time to time Capital Contributions that have been made to HoldCo by the Shareholders and Capital Contributions that have been made to PVDC by HoldCo will be capitalized into Share Capital through the issuance of shares as and when determined by the HoldCo Board of Directors.

SECTION 5.10 Failure of Shareholder to Provide Funds. If any Shareholder fails to provide funds pursuant to Section 5.9(b)(iii) within the time permitted, such Shareholder shall be in default of this Agreement and the provisions of Article 7 shall be applicable. The amount of the defaulted payment obligation shall bear interest payable to HoldCo from the date due at an annual rate equal to 6% over the LIBOR Rate, as the same shall change from time to time, or at the maximum rate permitted by law, whichever is less, computed and compounded monthly in arrears (at the same interest rate as is applicable to principal) until paid in full or until

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the amount of the default is funded by the Non-Defaulting Shareholder pursuant to Section 7.5(b). Subject to the foregoing with respect to interest payable to HoldCo and to Section 6.2(c) with respect to withholding of HoldCo Distributions otherwise payable to the Defaulting Shareholder, the obligation of a Shareholder to provide funds as required above in this Section 5.10 shall run in favor of, and shall be enforceable by, the other Shareholder pursuant to Section 7.5.

SECTION 5.11 Provision for Contingencies. Any Budget for a Program submitted to the HoldCo Board of Directors by the Manager hereunder may provide for allowances for contingencies of up to 10%.

SECTION 5.12 Suspension and Termination of Operations.

(a) Suspension of Operations. In the event that cash flow from Mining Operations is negative at the end of a calendar quarter and has been so during any four (4) calendar quarters during the six (6) previous calendar quarters (including the calendar quarter just ended), a HoldCo Director may propose to the HoldCo Board of Directors that Operations at such Mine Complex be suspended and such proposal shall carry upon a greater than 50% affirmative Vote pursuant to Section 3.3(e). The Shareholders shall, subject to applicable Legal Requirements, cause PVDC to carry out such suspension consistent with the decision of the HoldCo Board of Directors. Mining Operations shall not be reinitiated except upon a 100% affirmative Vote pursuant to Section 3.4(c).

(b) Termination of Operations. Mining Operations may be permanently terminated upon a greater than 50% affirmative Vote of the HoldCo Board of Directors pursuant to Section 3.3(e) if Mining Operations have been suspended for the previous thirty-six (36) consecutive months. The Shareholders shall, subject to applicable Legal Requirements, cause PVDC to carry out such suspension consistent with the decision of the HoldCo Board of Directors.

SECTION 5.13 Procedures Related to Programs and Budgets and Funding Plans.

(a) Content of Proposed Programs and Budgets. Each Program and Budget proposed to the HoldCo Board of Directors as provided herein shall include in reasonable detail a description of the nature of the proposed Operations, designations of the land area upon which the proposed Operations will take place, the estimated period of time such Operations will take and the expenditures to be made in carrying out such Operations. Each such Program and Budget may contain provisions related to the operation and funding of HoldCo in respect of HoldCo expenditures. Every proposed Program and Budget, including all proposed modifications of any proposed Program and Budget, shall, at a minimum, be sufficient to maintain the PVDC Assets (excluding each of the HFO Barges) and the HoldCo Assets and to satisfy applicable Legal Requirements and obligations under the SLA.

(b) Review and Approval Procedures. Each Shareholder, acting through its appointees on the HoldCo Board of Directors, shall within thirty (30) days after submission by the Manager to the HoldCo Board of Directors of the proposed Construction Program and

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Budget and within fifteen (15) days after submission by the Manager of any other proposed Program and Budget submit to the HoldCo Directors appointed by the other Shareholder:

(i) notice that such Shareholder approves the proposed Program and Budget;

(ii) proposed modifications of the proposed Program and Budget; or

(iii) notice that such Shareholder rejects the proposed Program and Budget.

If a Shareholder fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by such Shareholder of the Manager’s proposed Program and Budget. If a Shareholder makes a timely submission to the HoldCo Directors appointed by the other Shareholder pursuant to Section 5.13(b)(ii) or (iii), then the HoldCo Board of Directors shall meet within thirty (30) days after such proposals or objections are submitted and shall consider, acting reasonably and in good faith, the proposals or objections of such Shareholder and seek to develop a complete Program and Budget acceptable to each Shareholder in light of the proposals or objections of the Shareholder that submitted the same. If the HoldCo Directors fail, acting reasonably, to reach unanimous agreement upon such Program and Budget within thirty (30) days after a HoldCo Director appointed by a Shareholder has made a timely submission to the HoldCo Directors appointed by the other Shareholder pursuant to Section 5.13(b)(ii) or (iii), then the Program and Budget originally submitted by the Manager with such modifications as the HoldCo Directors have agreed upon, if any, shall be submitted to vote and shall be adopted if Approved by the HoldCo Board of Directors pursuant to Section 3.3(e).

(c) Changes by HoldCo Board of Directors. Subject to Section 5.13(b), the HoldCo Board of Directors may make such changes to any proposed Program and Budget as it deems fit prior to Approval.

ARTICLE 6

DISTRIBUTIONS

SECTION 6.1 Distributions by PVDC.

(a) Cash Available For Distribution by PVDC. “Cash Available for Distribution by PVDC” means, subject to any requirements of the Project Financing Documents, the positive difference resulting from:

(i) the amount of cash, and cash equivalents, in all accounts (excluding (A) funds received as HoldCo Contributions, (B) dedicated funds received from lenders and (C) cash and cash equivalents on deposit in the Debt Reserve Account, the Environmental Reserve Account and the Statutory Profit-Sharing Account, each as defined in the Common Security Agreement);

(ii) less the sum of the following items:

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(A) current liabilities for the (I) next six (6) months (prior to the Senior Debt Termination Date) or (II) next three (3) months (after the Senior Debt Termination Date), including all current liabilities for Dominican Republic taxes payable;

(B) debt service requirements for all third-party company debt due within (I) six (6) months (prior to the Senior Debt Termination Date) or (II) three (3) months (after the Senior Debt Termination Date);

(C) subject to Section 4.5(b)(iii), budgeted operating and capital expenditures forecast for (I) six (6) months (prior to the Senior Debt Termination Date) or (II) three (3) months (after the Senior Debt Termination Date), and reasonable and normal reserve accounts, including the Environmental Reserve Fund; and

(D) contingencies as calculated or reasonably estimated by the Manager.

(b) Payments from Cash Available for Distribution by PVDC. Unless otherwise determined by Vote of the HoldCo Board of Directors pursuant to Section 3.4(c)(xxi) and subject to Section 3.13, applicable Legal Requirements and, prior to the Senior Debt Termination Date, applicable terms of the Project Financing Documents, Cash Available for Distribution by PVDC shall be disbursed (i) prior to the Senior Debt Termination Date, semi-annually and (ii) after the Senior Debt Termination Date, quarterly, and shall be used:

(A) first, to pay interest due and payable in respect of Subrogated Obligations, such payments to be applied pro rata across all Subrogated Obligations pursuant to Section 3.13, unless waived by the Shareholder or its Affiliated Sponsor entitled to receive the same;

(B) second, to principal due and payable in respect of Subrogated Obligations, such payments to be applied pro rata across all Subrogated Obligations pursuant to Section 3.13, unless waived by the Shareholder or its Affiliated Sponsor entitled to receive the same;

(C) third, to pay accrued interest that is due and payable in respect of all Shareholder Loans, such payments to be applied pro rata across all Shareholder Loans, unless waived by the Shareholder entitled to receive same;

(D) fourth, to pay principal that is due and payable in respect of all Shareholder Loans, such payments to be applied pro rata across all Shareholder Loans, unless waived by the Shareholder entitled to receive same; and

(E) fifth, to make distributions to HoldCo;

provided that none of the foregoing payments shall be made to a Defaulting Shareholder or its Affiliated Sponsor and any payments that would otherwise be paid to a Defaulting Shareholder

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or its Affiliated Sponsor shall be held in escrow and distributed pursuant to the proviso in Section 6.2(b).

SECTION 6.2 Distributions by HoldCo.

(a) Cash Available For Distribution by HoldCo. “Cash Available for Distribution by HoldCo” means, prior to the Senior Debt Termination Date, subject to the applicable terms of the Project Financing Documents, the positive difference resulting from the amount of cash and cash equivalents in all HoldCo accounts (excluding funds received as Shareholder Contributions) less current liabilities for taxes or otherwise during the next three (3) months.

(b) Payments from Cash Available for Distribution by HoldCo. Unless otherwise determined by Vote of the HoldCo Board of Directors pursuant to Section 3.4(c)(xxi) and subject to Section 6.2(c) and applicable Legal Requirements, Cash Available for Distribution by HoldCo shall be disbursed quarterly and shall be used:

(i) first, to pay, as required pursuant to the terms of any Shareholder Loans that may have been made to HoldCo by the Shareholders or their respective Affiliates, unless waived by both Shareholders; and

(ii) second, as dividends to the Shareholders;

provided that none of the foregoing payments shall be made to a Defaulting Shareholder or its Affiliated Sponsor and any payments that would otherwise be paid to a Defaulting Shareholder or its Affiliated Sponsor, shall be held in escrow and distributed pursuant to the following proviso; provided, further, that if a Pre-Completion Default has occurred and is continuing, the distributions of the Defaulting Shareholder’s Pro Rata Share will be held in escrow and payments will be made from such escrowed amount: (A) first, to pay fees (including any applicable Sponsor Coverage Fee) payable to the Non-Defaulting Sponsor by the Defaulting Sponsor, (B) second, to pay costs and expenses of the Non-Defaulting Sponsor incurred in connection with any exercise by the Non-Defaulting Sponsor of any Sponsor cure rights under this Agreement or the Project Financing Documents, (C) third, to pay an amount equal to the Non-Defaulting Sponsor’s good faith estimate of the aggregate fees and expenses it will incur in connection with any cure of the Defaulting Sponsor’s Pre-Completion Default for a rolling six (6)-month period into an account dedicated for such purpose, (D) fourth, to pay interest due in respect of the Default Loan of the Defaulting Shareholder in accordance with Section 7.5(b)(ii) and (E) fifth, to distribute the remainder to the Defaulting Shareholder; provided, further, that any such payments to be made or received by Barrick Sponsor or Goldcorp Sponsor will be made through or received by BGC Holdings or Aureus, respectively, and any such amounts paid or received will be deemed to satisfy any such obligations of or to Barrick Sponsor or Goldcorp Sponsor, respectively.

(c) Procedure if Shareholder is Delinquent in Funding Obligations. If a Shareholder is delinquent in any cash contribution required of it pursuant to Section 5.9(b)(iii) or other payment obligation hereunder, the delinquent Shareholder shall not be permitted to take its share of HoldCo Distributions until the delinquent cash contribution or other payment, together

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with accrued interest, has been made (which may be made by the non-delinquent Shareholder as a loan pursuant to Section 7.5(b)). The amount of the delinquent cash contribution or other payment together with accrued interest shall be a set-off to the amount of the dividend otherwise payable to the delinquent Shareholder.

ARTICLE 7

DEFAULTS AND REMEDIES

SECTION 7.1 Defaults. A Shareholder defaulting in the performance of any of its obligations or duties under this Agreement, including a Shareholder in its capacity as Manager, shall be referred to as the “Defaulting Shareholder”, and the other Shareholder (including a Shareholder in its capacity as Manager) shall be referred to as the “Non-Defaulting Shareholder”.

SECTION 7.2 Notice of Default. A Non-Defaulting Shareholder shall give the Defaulting Shareholder a written notice of default (a “Notice of Default”), which shall describe the default in reasonable detail and state the date by which the default must be cured, which date for curing or commencing to cure shall be not less than thirty (30) days after receipt of the Notice of Default, except in the case of a failure to advance funds, in which case the date for cure shall be not less than ten (10) days after receipt of the Notice of Default; provided, however, that advance notice shall not be required prior to the taking of action by the Non-Defaulting Shareholder to provide funds pursuant to Section 7.5(b) to rectify the default in an emergency or if necessary to avoid losses or breaches of contractual or governmental obligations. Failure of a Non-Defaulting Shareholder to give a Notice of Default shall not release the Defaulting Shareholder from any of its duties under this Agreement.

SECTION 7.3 Opportunity to Cure. If within the applicable period described in Section 7.2 the Defaulting Shareholder cures the default, or if the failure is one (other than the failure to make payments or to advance funds) that cannot in good faith be corrected within such period and the Defaulting Shareholder begins to correct the default within the applicable period and continues corrective efforts with reasonable diligence until a cure is effected, the Notice of Default shall be inoperative, and the Defaulting Shareholder shall lose no rights under this Agreement and shall not be considered in breach of this Agreement and the Non-Defaulting Shareholder shall take no further action with respect thereto; provided that the foregoing shall not be applicable to the occurrence of a Pre-Completion Default by either Sponsor, which opportunity to cure is addressed pursuant to Section 12.2. If, within the specified period, the Defaulting Shareholder does not cure the default or begin to cure the default as provided above, the Non-Defaulting Shareholder at the expiration of the applicable period, or upon notice where no cure period is allowed, shall have the rights specified in Section 7.4; provided, however, that if the Defaulting Shareholder in good faith contests whether the alleged default has in fact occurred, the Defaulting Shareholder shall give notice thereof to the Non-Defaulting Shareholder within the applicable cure period described in Section 7.2. The provisions of Article 8 shall then be applicable (except as otherwise provided herein) and the rights of the Non-Defaulting Shareholder to pursue its remedies shall be suspended until a final ruling is made as to the existence of the alleged default by the arbitrator(s) pursuant to Section 8.2. If the ruling confirms that a default has occurred, the Defaulting Shareholder shall be deemed upon receipt of the ruling

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to have received a further notice of default pursuant to Section 7.2 and shall have the opportunity to cure as provided above in this Section 7.3 (with no further right to contest the default).

SECTION 7.4 Rights Upon Default. The Non-Defaulting Shareholder, after providing notice and an opportunity to cure as provided in Sections 7.2 and 7.3, shall have the right (but not the duty) to exercise any remedy provided in Section 7.5, which remedies are cumulative and are in addition to and not in substitution for any other rights or remedies that the Non-Defaulting Shareholder may have in law or equity. The Shareholders acknowledge that if either Shareholder defaults in making a contribution required by Section 5.9(b)(iii), or in repaying a loan as required under Section 7.5(b), it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Shareholders have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Shareholders acknowledge and recognize that the damage to the Non-Defaulting Shareholder could be significant.

SECTION 7.5 Failure to Provide Funds.

(a) Default. If a default referred to in Section 7.1 is a failure of the Defaulting Shareholder to provide Shareholder Contributions as required pursuant to Section 5.9(b) or otherwise herein, the Non-Defaulting Shareholder may, inter alia, exercise any of the remedies set forth in Sections 7.5(b) and (c) with respect to the defaulted amount (the “Defaulted Amount”).

(b) Default Loan. The Non-Defaulting Shareholder may pay the Defaulted Amount (without interest accumulated pursuant to Section 5.10, which shall be waived), which payment shall be deemed to be a loan from the Non-Defaulting Shareholder to the Defaulting Shareholder (a “Default Loan”). The Default Loan shall be due and payable on demand upon thirty (30) days notice given no sooner than ninety (90) days after the advance or assumption is made, and shall bear interest from the date advanced at an annual rate equal to the Applicable Margin plus the LIBOR Rate as the same shall change from time to time or at the maximum rate permitted by law, whichever is less, computed monthly in arrears and compounded (at the same interest rate as is applicable to principal) at the end of each Calendar Year until repaid in full. If more than one (1) Default Loan is made by a Non-Defaulting Shareholder to the Defaulting Shareholder, all such Default Loans shall be aggregated and the rights and remedies described herein pertaining to an individual advance shall apply to the aggregated amount. Upon the making of a Default Loan, the Non-Defaulting Shareholder may require the Defaulting Shareholder to, and the Defaulting Shareholder shall, execute promissory notes or other documents evidencing the Default Loan reasonably requested by the Non-Defaulting Shareholder and, if not previously done, to take the actions specified in Section 7.6 to evidence, perfect and maintain the lien and security interest in the Defaulting Shareholder’s HoldCo Shares and HoldCo Shareholder Loan Rights granted in Section 7.6 in respect of such loan. Notwithstanding the foregoing, each Shareholder irrevocably agrees that as a Defaulting Shareholder it shall pay the amount of the Default Loan together with accrued interest to the Non-Defaulting Shareholder when due. If the aggregate amount payable is not discharged by the Defaulting Shareholder when due, the Non-Defaulting Shareholder, without waiver of other remedies, may exercise the remedies set forth below to the extent permitted by applicable Legal Requirements.

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(i) The Non-Defaulting Shareholder may exercise its remedies pursuant to the security granted over the Defaulting Shareholder’s HoldCo Shares granted by the Defaulting Shareholder pursuant to Section 7.6. If the exercise of such remedies results in the loss of ownership of all of the HoldCo Shares owned by the Defaulting Shareholder, then this Agreement shall terminate subject to any continuing liability of the Defaulting Shareholder for Continuing Obligations pursuant to Section 11.2.

(ii) The Non-Defaulting Shareholder may by notice to HoldCo and the Defaulting Shareholder elect to, and upon such election shall be entitled to, receive all HoldCo Distributions and Shareholder Loan Payments that the Defaulting Shareholder would otherwise be entitled to receive from HoldCo until an amount that is equal to the amount of the Default Loan (aggregated if applicable) plus interest as provided in Section 7.5(b) has been recovered by the Non-Defaulting Shareholder. All such revenues received by the Non-Defaulting Shareholder shall be first applied to accrued interest and then to the principal amount of the Default Loan. Each Shareholder hereby irrevocably authorizes and directs HoldCo to retain and hold in trust all of HoldCo Distributions and Shareholder Loan Payments that such Shareholder would be entitled to receive after the Non-Defaulting Shareholder has elected to receive same as provided above and to pay such amounts to the Non-Defaulting Shareholder on the Defaulting Shareholder’s behalf until an amount that is equal to the amount of the Default Loan plus interest as provided in Section 7.5(b) has been recovered by the Non-Defaulting Shareholder.

(iii) Provided that the amount of the Default Loan (aggregated if applicable) plus accrued interest totals more than $20 million, the Non-Defaulting Shareholder may elect to purchase the HoldCo Shares and HoldCo Shareholder Loan Rights then held by the Defaulting Shareholder in exchange for the Payment Commitment described below. In order to establish the Payment Commitment, there shall first be determined an amount that is 90% of the fair market value of the Defaulting Shareholder’s HoldCo Shares and HoldCo Shareholder Loan Rights by a qualified independent appraiser (acting as an expert and not as an arbitrator) appointed by the Non-Defaulting Shareholder, or, if the Defaulting Shareholder objects to the person so appointed within ten (10) days of receiving notice thereof, then by an independent and qualified appraiser appointed by the joint action of the appraiser appointed by the Non-Defaulting Shareholder and a qualified independent appraiser appointed by the Defaulting Shareholder; provided that if the Defaulting Shareholder fails to designate a qualified independent appraiser for such purpose within ten (10) days of such objection, then the person originally designated by the Non-Defaulting Shareholder shall serve as the appraiser; provided, further, that if the appraisers appointed by each of the Shareholders fail to appoint a third qualified independent appraiser within five (5) days of the appointment of the last of them, then an appraiser shall be appointed by a judge of the Ontario Superior Court of Justice upon the application of either Shareholder. The appraisers shall reduce the amount determined as provided above by the amount of the Default Loan together with unpaid interest accrued thereon to the date of such transfer and the amount of costs reasonably incurred by the Non-Defaulting Shareholder in implementing the procedures provided in this Section 7.5(b)(iii). The value as so adjusted is referred to as the “Adjusted Value”. A closing of the sale shall be held within

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thirty (30) days after the Adjusted Value has been determined by the appraiser(s) at a time and place mutually agreed by the Shareholders and in the absence of such agreement at 10:00 a.m. on the first (1st) Business Day after the expiration of the thirty (30)-day period at the offices of a law firm in Toronto, Canada designated by the Non-Defaulting Shareholder. If the HoldCo Shares or the HoldCo Shareholder Loan Rights to be sold by the Defaulting Shareholder at the closing do not qualify as “excluded property” for purposes of the Income Tax Act (Canada), the Shareholders agree to take, and to cause HoldCo and PVDC to take, commercially reasonable measures in order to qualify such HoldCo Shares and/or HoldCo Shareholder Loan Rights as “excluded property” prior to the closing. At the closing, the Non-Defaulting Shareholder shall pay to the Defaulting Shareholder an amount equal to 10% of the Adjusted Value and deliver a promissory note in favor of the Defaulting Shareholder whereunder the Non-Defaulting Shareholder agrees to pay to the Defaulting Shareholder the balance of the Adjusted Value in installments payable within thirty (30) days after the end of each calendar quarter that are equal to the Defaulting Shareholder’s Proportionate Share, as it exists just prior to the closing, of Cash Available for Distribution by HoldCo that has accumulated during such calendar quarter, if any, until the amount of the Adjusted Value has been paid in full. The promissory note will provide that if the promissory note has not been fully paid within twenty (20) years after delivery, the obligations of the Non-Defaulting Shareholder thereunder shall terminate and the promissory note shall have no further force or effect and that the Non-Defaulting Shareholder will not permit HoldCo to sell all or any portion of the PVDC Shares except to an arm’s length purchaser. Upon receipt of such payment and promissory note, referred to as the “Payment Commitment”, the Defaulting Shareholder shall transfer its HoldCo Shares and its HoldCo Shareholder Loan Rights to the Non-Defaulting Shareholder or a nominee of the Non-Defaulting Shareholder free of any Encumbrances by instruments of assignment in a form and having such content as is reasonably acceptable to the Non-Defaulting Shareholder and by such other documents and instruments as are reasonably required by the Non-Defaulting Shareholder. This Agreement shall thereupon terminate subject to continuing liability of the Defaulting Shareholder for Continuing Obligations pursuant to Section 11.2.

(iv) The Non-Defaulting Shareholder may assert such other remedies as it may have in law or in equity with respect to the aforesaid loan. Any suit filed by the Non-Defaulting Shareholder for payment of the aforesaid loan and accrued interest shall not be subject to arbitration provided for in Section 8.2.

(c) Other Remedies. The Non-Defaulting Shareholder may assert such other remedies as it may have in law or in equity with respect to failure of the Defaulting Shareholder to pay the Defaulted Amount.

(d) Indemnification. Each Shareholder agrees to indemnify, defend and hold harmless PVDC, HoldCo and the other Shareholder from and against each loss, cost, damage, expense (including attorneys’ fees and costs), liability and claim therefor, paid or accrued by reason of, and to the extent caused by, any failure described in Section 7.5(a), subject to the damage limitations set forth in Section 13.15.

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SECTION 7.6 Grant of Security. Each Shareholder (the “Granting Shareholder”) hereby grants to the other Shareholder and its Affiliated Sponsor (the “Secured Shareholder”) a lien upon and a security interest in a mortgage and charge upon such Shareholder’s HoldCo Shares and the proceeds from and accessions thereto and upon such Shareholder’s HoldCo Shareholder Loan Rights and the proceeds from and accessions thereto in accordance with applicable Ontario law. The lien and security interest granted to the Secured Shareholder shall secure every obligation or liability of the Granting Shareholder under this Agreement, including any loan made by the other Shareholder pursuant to Section 7.5(b), and on or prior to the Senior Debt Termination Date, every obligation or liability of its Affiliated Sponsor under this Agreement. As to any such loan, the lien and security interest shall also secure interest thereon, reasonable attorneys’ fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security, or both. Unless otherwise provided herein or otherwise agreed, such lien and security interest shall be and remain a first and prior lien and security interest superior to any other lien or security interest created by the Granting Shareholder as to the same collateral or any portion thereof. To the extent permitted by applicable Legal Requirements, each Shareholder as a Granting Shareholder grants to the other Shareholder as a Secured Shareholder a power of sale as to all or any portion of the Granting Shareholder’s interest in its HoldCo Shares, such power to be exercised in the manner provided by applicable Legal Requirements or otherwise in a commercially reasonable manner and upon reasonable notice. If the Non-Defaulting Shareholder enforces the lien or security interest pursuant to the terms of this Section 7.6, the defaulting Granting Shareholder shall be deemed to have waived any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed, and the defaulting Granting Shareholder agrees that it will be liable for any continuing deficiency. Each Shareholder hereby agrees upon the receipt of a written request from the other Shareholder to take promptly all action necessary to evidence, perfect and maintain such lien and security interest, including such renewals and modifications thereof as are reasonably necessary, including execution, filing and recording all financing statements and other documents and delivery of possession of share certificates and promissory notes or other evidence of HoldCo Shareholder Loan Rights as necessary to perfect or maintain such security interest.

SECTION 7.7 Limited Powers of Attorney.

(a) Appointment by BGC Holdings. Each of BGC Holdings and Barrick Sponsor hereby by way of security and in order more fully to secure the performance of its respective obligations hereunder irrevocably appoints Aureus to be its attorney acting on its respective behalf and in its respective name or otherwise to execute and do all such assurances, acts and things which it ought to do under the covenants and provisions contained in this Agreement relating to (i) execution and delivery of promissory notes or other documents evidencing a loan from Aureus as provided in Section 7.5(b), (ii) execution, delivery and/or filing of documents evidencing, perfecting and maintaining the lien and security interest established by BGC Holdings in Section 7.6 and (iii) execution of documents and making Transfers of BGC Holdings’ HoldCo Shares and HoldCo Shareholder Loan Rights as are necessary upon exercise of remedies by Aureus pursuant to Section 7.5(b)(i), and to execute and deliver any transfers of securities, delegate or sub-delegate and (without prejudice to the

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generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may reasonably deem proper in or for the purpose of effecting the same. BGC Holdings and Barrick Sponsor hereby ratify and confirm and agree to ratify and confirm whatever Aureus shall in good faith do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Sections. BGC Holdings and Barrick Sponsor agree to and shall reaffirm the powers granted in this Section 7.7(a) upon the permitted succession of any Person to the interests of Aureus under this Agreement and (in its capacity as the successor) upon the permitted succession of any Person to the interests of BGC Holdings or Barrick Sponsor under this Agreement.

(b) Appointment by Aureus. Each of Aureus and Goldcorp Sponsor hereby by way of security and in order more fully to secure the performance of its respective obligations hereunder irrevocably appoint BGC Holdings to be its attorney acting on its respective behalf and in its respective name or otherwise to execute and do all such assurances, acts and things which it ought to do under the covenants and provisions contained in this Agreement relating to (i) execution and delivery of promissory notes or other documents evidencing a loan from BGC Holdings as provided in Section 7.5(b), (ii) execution, delivery and/or filing of documents evidencing, perfecting and maintaining the lien and security interest established by Aureus in Section 7.6 and (iii) execution of documents and making Transfers of Aureus’ HoldCo Shares and HoldCo Shareholder Loan Rights as are necessary upon exercise of remedies by BGC Holdings pursuant to Section 7.5(b)(i), and to execute and deliver any transfers of securities, delegate or sub-delegate and (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may reasonably deem proper in or for the purpose of effecting the same. Aureus and Goldcorp Sponsor hereby ratify and confirm and agree to ratify and confirm whatever BGC Holdings shall in good faith do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Sections. Aureus and Goldcorp Sponsor agree to and shall reaffirm the powers granted in this Section 7.7(b) upon the permitted succession of any Person to the interests of BGC Holdings under this Agreement and (in its capacity as the successor) upon the permitted succession of any Person to the interests of Aureus or Goldcorp Sponsor under this Agreement.

SECTION 7.8 Remedies Not Exclusive; No Waiver. Each and every power and remedy specifically given to the Non-Defaulting Shareholder shall be in addition to every other power and remedy now or hereafter available at law or in equity (including the right to specific performance), and each and every power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient. All such powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other. No delay or omission in the exercise of any such power or remedy and no extension of time for making any payments due under this Agreement shall impair any such power or remedy or shall be construed to be a waiver of any default.

ARTICLE 8

APPLICABLE LAW; DISPUTES

SECTION 8.1 Applicable Law; Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with and governed by the laws of Barbados with

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respect to the corporate formalities applicable to HoldCo and PVDC pursuant to the HoldCo Corporate Documents and the PVDC Corporate Documents and otherwise. In all other respects, the provisions of this Agreement and the respective rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the substantive laws of the Province of Ontario, Canada and the federal laws of Canada applicable therein, without regard to choice of laws or conflict of laws principles that would require or permit the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns and submits to the arbitral jurisdiction set forth in Section 8.2 and, with respect to any matters not determined by arbitration, to the non-exclusive jurisdiction of the courts of Ontario, Canada respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any arbitral or legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 13.1.

SECTION 8.2 Arbitration. Except as otherwise provided herein, in the event of any dispute, claim or difference arising between the Parties, including the Shareholder acting as the Manager, in respect of the subject matter, the interpretation or the effect of this Agreement, such Parties (the “Involved Parties”) shall use their best endeavors to settle successfully such dispute, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to the Involved Parties. If the Involved Parties do not reach a solution within a period of thirty (30) days, then upon thirty (30) days written notice by an Involved Party to the other Involved Party(ies), the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the International Commercial Arbitration Act (Ontario) based upon the following:

(a) there shall be one (1) arbitrator if the Involved Parties mutually agree on the selection of such arbitrator within thirty (30) days following receipt of the written request from the Involved Party requesting arbitration. If the Involved Parties do not reach agreement on a single arbitrator within such period, there shall be three (3) arbitrators, one (1) of whom shall be designated by BGC Holdings and the other of whom shall be designated by Aureus (irrespective of the participation by other Parties herein as Involved Parties) and the two arbitrators so designated shall appoint the third arbitrator who shall preside over the arbitration tribunal;

(b) if BGC Holdings or Aureus fails to appoint an arbitrator within fifteen (15) days following the termination of the thirty (30)-day period provided above for selection of a single arbitrator, or if each of BGC Holdings and Aureus has designated an arbitrator pursuant to Section 8.2(a), and the two arbitrators fail to designate a third arbitrator within another fifteen (15) days after they both have been designated, then the missing arbitrator(s) will be designated upon the request of either of them by a judge of the Ontario Superior Court of Justice;

(c) the arbitrator(s) shall be impartial and independent;

(d) the arbitrator(s) shall be instructed that time is of the essence in proceeding with his or her determination of any dispute, claim, question or difference, and, in

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any event, the arbitration award must be rendered within sixty (60) days after the arbitrator(s) have been designated;

(e) the arbitrator(s) may hire their own expert(s) as required with the prior written consent of the Involved Parties;

(f) the arbitration shall take place in Toronto, Ontario in the English language;

(g) the arbitrator(s) may decide the case based upon principles of equity in order to enforce the spirit of the applicable agreement and the underlying intent of the Involved Parties; provided that mandatory rules of law must be applied, and as to such matters the conclusions of the arbitrator(s) shall reflect the judgment of the arbitrator(s) on the correct interpretation of all relevant terms and the correct and just enforcement of the applicable agreement in accordance with such terms;

(h) the arbitration award shall be given in writing and shall be final and binding on the Involved Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto. The arbitrator(s) shall have jurisdiction to award costs of the arbitration and interest at a market rate of interest (as determined by the arbitrator(s)) on such basis as they deem appropriate (including for periods both before and after the date of the arbitration award, until paid) on amounts determined by the arbitrator(s) to be owing from one or more Involved Parties to the other(s), including under or as contemplated in this Section 8.2(h); and

(i) judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

SECTION 8.3 Continuing Obligations. Pending settlement of any dispute, the Parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in arbitration or an order of a court settling such dispute.

ARTICLE 9

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

SECTION 9.1 General. Confidential Information shall not be disclosed by a Shareholder or any of its Affiliates to any third party or the public without the prior written consent of Aureus with respect to a disclosure by BGC Holdings or its Affiliates or of BGC Holdings with respect to a disclosure by Aureus or its Affiliates. Neither HoldCo nor PVDC shall disclose Confidential Information except as permitted pursuant to Section 9.2 without the Approval of the HoldCo Board of Directors.

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SECTION 9.2 Exceptions. The restriction imposed by Section 9.1 shall not apply to a disclosure of Confidential Information:

(a) to government agencies as required by the terms of the SLA or any Governmental Authorizations;

(b) to employees of a Party or to an Affiliate, consultant or to a contractor or subcontractor that has a bona fide need to be informed;

(c) to any third party to whom the disclosing Shareholder lawfully contemplates a Transfer of all or any part of its interest in or to this Agreement and the HoldCo Shares (in accordance with the terms hereof);

(d) to a governmental agency or stock exchange or to the public which the disclosing Shareholder believes in good faith is required to be made by (i) any applicable Legal Requirements, (ii) any order, decree or directive of any competent judicial, legislative or regulatory body or authority applicable to the disclosing Party or (iii) the rules of any relevant stock exchange or securities regulatory authority; provided that any obligation to file all or a portion of this Agreement with any securities regulatory authority shall be in accordance with Section 9.5;

(e) to actual or potential lenders or underwriters as to the disclosing Party who have a bona fide need to be informed;

(f) to independent accountants, legal counsel or other technical or professional advisors engaged by a Party or by the Manager for the purpose only of enabling such accountants, legal counsel or other professional advisors to give appropriate advice in respect of matters arising under this Agreement related to Operations or in respect of the normal business operations of the disclosing Shareholder or its Affiliates; or

(g) to any recognized merchant or investment banking firm engaged in giving advice to the disclosing Shareholder in connection with this Agreement or in respect of the normal business operations of the disclosing Shareholder or its Affiliates.

In any case involving disclosure by a Shareholder to which Section 9.2(a), (c), (d), (e) or (g) is applicable (subject to Section 9.3 with respect to disclosures required by applicable Legal Requirements), the disclosing Shareholder shall, except as provided in Section 9.3, give notice to BGC Holdings with respect to any disclosure by Aureus or its Affiliates or to Aureus with respect to any disclosure by BGC Holdings or its Affiliates, in each case, at least seven (7) days in advance of the making of such disclosure; provided, however, that such notice shall not be required with respect to information disclosed pursuant to Section 9.2(a) on a regular basis in the ordinary course of business. Such notice shall identify the Confidential Information to be disclosed and the recipient. As to any disclosure pursuant to Section 9.2(b), (c), (e), (f) or (g), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed. As to any disclosure pursuant to Section 9.2(a) or (d), the disclosing Shareholder shall disclose, or permit the disclosure of, only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof. As to any disclosure pursuant to Section 9.2(c), (e) or (g), such third

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party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Article 9 and the disclosing Shareholder shall concurrently with the making of such disclosure give notice to BGC Holdings with respect to any disclosure by Aureus or its Affiliates or to Aureus with respect to any disclosure by BGC Holdings or its Affiliates that the required agreement in writing has been completed. Notwithstanding the absence of a required written agreement, the disclosing Party shall be responsible for assuring that no unauthorized disclosure of information to be kept confidential pursuant to Section 9.1 is made by any Person receiving information pursuant to Sections 9.2(b) or (f); provided that no Party shall be liable to any other Party for the fraudulent or negligent disclosure of Confidential Information by any such Person if the Party who seeks to take the benefit of this clause shall have taken reasonable steps to ensure the preservation and confidential nature of the information.

SECTION 9.3 Public Announcements. Each Shareholder shall, in advance of making, or any of its Affiliates’ making, a public announcement to a stock exchange or otherwise concerning this Agreement or Operations, advise the other Shareholder of the text of the proposed report and provide the other Shareholder with the opportunity to comment upon the form and content thereof before the same is issued; provided, however, that a Shareholder or an Affiliate may make a public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning the publicly traded securities of its direct or indirect parent (in which case the disclosing Shareholder will use its reasonable best efforts to advise the other Shareholder prior to the disclosure). If the other Shareholder does not respond within forty-eight (48) hours (excluding days that are not Business Days) or such lesser time specified as the maximum by the issuing Shareholder or Affiliate, the announcement or report may be issued. The final text of the same and the timing, manner and mode of release shall be the sole responsibility of the issuing Shareholder who shall indemnify, defend and hold the other Shareholder and its Affiliates, together with HoldCo and PVDC, harmless in respect of any third party claims arising therefrom.

SECTION 9.4 Duration of Confidentiality. The provisions of this Article 9 shall apply during the term of this Agreement and for two (2) years following termination of this Agreement and, as to any Shareholder who Transfers the HoldCo Shares representing its Interest, for two (2) years following the date of such occurrence; provided, however, that the provisions of this Article 9 shall survive until the earlier to occur of (a) the expiration of a period of twenty (20) years following Production Commencement with respect to the mine constructed on the Sites, if applicable, or (b) the date when the SLA has been relinquished, in each case, as such provisions relate to Confidential Information relating to the Fiscal Reserve.

SECTION 9.5 Ordinary Course of Business. For purposes of section 12 of National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators (CSA):

(a) each Sponsor and each Shareholder represents and warrants that this Agreement is entered into in the ordinary course of business; and

(b) should a Sponsor or Shareholder subsequently determine that this Agreement is or has become a material contract, such Sponsor or Shareholder covenants:

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(i) to file on SEDAR a redacted version of this Agreement in order not to prejudicially affect the interests of the Shareholders or Sponsors;

(ii) to consult with the other Sponsor and Shareholder on the preparation of such redacted Agreement; and

(iii) that any such disclosure shall be in accordance with this Article 9.

ARTICLE 10

TRANSFERS; PREFERENTIAL PURCHASE RIGHTS; EXEMPT TRANSFERS

SECTION 10.1 Transfer Procedures. For purposes of this Article 10, HoldCo Shares and HoldCo Shareholder Loan Rights held by Goldcorp or any of its Affiliates are referred to as the “Goldcorp HoldCo Interests”, and HoldCo Shares and HoldCo Shareholder Loan Rights under any Shareholder Loans to HoldCo held by BGC Holdings and any of its Affiliates are referred to as the “Barrick HoldCo Interests”. The Goldcorp HoldCo Interests and the Barrick HoldCo Interests are referred to individually and collectively as the “HoldCo Interests”. A Shareholder shall have the right to Transfer its HoldCo Interests to any third party solely as provided in, and subject to, this Article 10 and may not otherwise Transfer such HoldCo Interests.

(a)  (i) Each Sponsor agrees, prior to the Senior Debt Termination Date, (A) that Transfers of any Shareholder’s HoldCo Interests shall be subject in all respects to the terms of the Transfer Restrictions Agreement and no Sponsor shall make or permit to be made by any Affiliate any Transfers of an interest in PVDC or any Shareholder Loans or any Affiliate that holds an interest in PVDC or any Shareholder Loans in violation of the Transfer Restrictions Agreement, (B) to provide to the Other Sponsor thirty (30) days’ written notice prior to effecting any Transfer or entering into any agreement to Transfer any HoldCo Interests, (C) that Transfers of any Sponsor’s or such Sponsor’s Affiliates interest in the Purchaser shall be subject in all respects to the terms of the Transfer Restrictions Agreement and no Sponsor shall make or permit to be made by any Affiliate any Transfers of an interest in the Purchaser or any Affiliate that holds an interest in the Purchaser in violation of the Transfer Restrictions Agreement.

(ii) Each Sponsor agrees that in the event that it or any of its Affiliates Transfer any HoldCo Interests in accordance with the Transfer Restrictions Agreement or otherwise, such Sponsor shall also Transfer or cause to be Transferred, concurrently with the Transfer of such HoldCo Interests, an equal percentage of the interests in the Purchaser held by, and in the Purchaser Guaranty to be issued by, such Sponsor or such Sponsor’s Affiliates.

(b) Consent. No Shareholder shall Transfer less than all of its HoldCo Interests or Transfer its HoldCo Interests to a transferee that is not just one (1) Person without the consent of the other Shareholder, which may be withheld or conditioned at such Shareholder’s sole discretion.

(c) Notice and Undertaking by Transferee. No transfer shall be effective and no transferee of a Shareholder’s HoldCo Interests shall have the rights of such Shareholder hereunder unless (i) the Transfer was completed in compliance herewith (including compliance

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with Section 10.2, if applicable), (ii) the transferring Shareholder has provided to the other Shareholder notice of such Transfer and (iii) the transferee, as of the effective date of the Transfer, has covenanted by a written undertaking with the other Shareholder to be bound by this Agreement to the same extent as the transferring Shareholder in a form satisfactory to the other Shareholder. Subject thereto, the transferee shall be deemed to be a party to this Agreement.

(d) Transferor Not Relieved from Liability. A Shareholder who Transfers its HoldCo Interests shall be subject to Section 11.2.

(e) Encumbrances. If the Transfer is the grant of an Encumbrance in a Shareholder’s HoldCo Shares to secure a loan or other indebtedness of a Shareholder in a bona fide transaction, such Encumbrance shall be granted only in connection with financing payment or performance of such Shareholder’s obligations under this Agreement and shall be subordinate to the terms of this Agreement and the rights and interests of the other Shareholder hereunder, and shall be subject to the condition that the secured party first enters into a written agreement with the other Shareholder in form satisfactory to the other Shareholder, acting reasonably, binding upon the secured party, to the effect that the secured party’s remedies under the Encumbrance shall be limited to the sale of the whole (and only the whole) of the encumbering Shareholder’s HoldCo Shares and shall be subject to a provision that, in the event such security becomes enforceable and is enforced, such HoldCo Shares shall first be offered to the other Shareholder subject to the following terms: (i) the price of any preemptive sale to the other Shareholder shall be the remaining principal amount of the loan plus accrued interest and related expenses owing to the secured party, (ii) such preemptive sale shall occur within sixty (60) days of the notice to the other Shareholder of the secured party’s intent to enforce its security and (iii) failure of the other Shareholder to accept the offer or, if the offer is accepted, failure of the sale to close by the end of the sixty (60)-day period, unless such failure is caused by either the encumbering Shareholder or by the secured party, shall permit the secured party to sell the encumbering Shareholder’s HoldCo Shares in accordance with the terms of the Encumbrance and with applicable Legal Requirements; provided, however, that such sale shall be subject to the purchaser covenanting in accordance with Section 10.1(b) with the remaining Shareholder to be bound by the terms of this Agreement.

(f) Taxes. The transferring Shareholder and the transferee of any HoldCo Interests (except as is provided in Section 10.2(e)) shall be responsible for payment of any taxes, fees, levies or other governmental charges payable under applicable Legal Requirements in respect of the Transfer and shall indemnify and hold harmless the other Shareholder, PVDC and HoldCo in respect thereof.

SECTION 10.2 Preferential Purchase Rights.

(a) Obligation to Give Offer Prior to Sale. Each Shareholder agrees that, except as provided in Section 10.3, such Shareholder will not Transfer or suffer the Transfer to any third party of its HoldCo Interests, whether now owned or hereafter acquired, or whether by sale or otherwise, and whether voluntary or involuntary, until and unless such Shareholder shall have first made the offer to sell as set forth in this Section 10.2.

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(b) Procedures for Offer. The offering Shareholder shall deliver a written notice of the proposed Transfer to the other Shareholder and shall provide a copy of such notice to the HoldCo Board of Directors. The notice shall contain a description of the proposed Transfer, the identity of the transferee (which shall not be stated in the alternative), details concerning the financial capacity and operational experience of such transferee, the terms thereof and a description of the consideration to be received by the offering Shareholder upon Transfer of the HoldCo Interests; provided that if the consideration for the proposed Transfer is in whole or in part, other than monetary, the notice shall describe such consideration and state its monetary equivalent (based upon the fair market value of the non-monetary consideration as stated in terms of U.S. dollars). The notice shall further state that the offeree Shareholder or its designee may acquire the HoldCo Interests proposed to be transferred upon the terms and conditions and for the price set forth in such notice.

(c) Response to Offer. Subject to any limitations imposed by law, the offeree Shareholder shall have a period of sixty (60) days after receipt of the notice described in Section 10.2(b) in which to elect to purchase the HoldCo Interests proposed to be transferred by delivering written notice to the offering Shareholder, with a copy of such notice provided to HoldCo Board of Directors.

(d) Failure to Accept Offer. If the offeree Shareholder does not elect within the sixty (60)-day period provided for in Section 10.2(c) to purchase the HoldCo Interests proposed to be transferred, the offering Shareholder may either withdraw its offer to Transfer such HoldCo Interests or Transfer all such HoldCo Interests to the identified transferee at a price and on terms no less favorable to the offering Shareholder than those offered by the offering Shareholder in the notice; provided that the transferee provides the written undertaking agreeing to be bound by the terms of this Agreement pursuant to Section 10.1(b). The offering Shareholder shall provide information to the offeree Shareholder sufficient to enable the offeree Shareholder to verify the price and terms of the sale. If such Transfer to the third party transferee is not made within ninety (90) days following the termination of the sixty (60)-day period provided for in Section 10.2(c), then a new offer must be made pursuant to the provisions of Section 10.2(a) before the offering Shareholder can Transfer its HoldCo Interests and the provisions of this Section 10.2 shall again apply to such Transfer.

(e) Closing. The closing of any sale and purchase of HoldCo Interests between the Shareholders pursuant to Section 10.2(c) shall be held at a time and place as is mutually agreeable to the Shareholders. In the absence of such agreement, the closing shall be held at the registered office of Barrick in Toronto, Canada within thirty (30) days after the offeree Shareholder has pursuant to Section 10.2(c) accepted the offer made by the offering Shareholder. At the closing, the offering Shareholder shall transfer and deliver duly completed transfers and the share certificate(s), if any, for the applicable HoldCo Shares and shall assign any applicable HoldCo Shareholder Loan Rights to the offeree Shareholder or its designee, free and clear of all Encumbrances except as expressly provided herein and shall execute and deliver such other instruments, documents, certificates and opinions as the offeree Shareholder reasonably deems necessary or appropriate to properly effect the transfer of such HoldCo Interests. HoldCo shall, upon receipt of the transfer documents and instruments, cause an appropriate entry to be made in its register of shareholders to reflect the new ownership. All

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sales, stamp and similar transfer taxes and expenses related to such Transfer shall be paid by the offeree Shareholder.

(f) Applicability of Section 10.1. Any Transfer made pursuant to this Section 10.2 shall be subject to the provisions of Section 10.1.

SECTION 10.3 Exempt Transfers. Section 10.2 shall not apply to (a)(i) a Transfer by BGC Holdings or any successor of BGC Holdings as to the Barrick HoldCo Interests pursuant to this Section 10.3 to an Affiliate that is a direct or indirect wholly-owned subsidiary of Barrick (a “Barrick Transferee Affiliate”), (ii) a Transfer by Aureus or any successor of Aureus as to the Goldcorp HoldCo Interests pursuant to this Section 10.3 to an Affiliate that is a direct or indirect wholly-owned subsidiary of Goldcorp (a “Goldcorp Transferee Affiliate”); provided that, in each case, such Affiliate shall assume the obligations of the Shareholder and become a party to this Agreement in accordance with Section 10.1(b) or (ii) a Transfer to the Dominican State or its designee by any Shareholder that occurs as a result of an expropriation by the Dominican State.

SECTION 10.4 Loss of Affiliate Status.

(a) By Aureus or Goldcorp Transferee Affiliate. If Aureus or any Goldcorp Transferee Affiliate should at any time while it holds the Goldcorp HoldCo Interests lose its status as a direct or indirect wholly-owned subsidiary of Goldcorp, it shall promptly give notice thereof to the holder of the Barrick HoldCo Interests if such holder of the Barrick HoldCo Interests is a direct or indirect wholly-owned subsidiary of Barrick. If within thirty (30) days after the receipt of such notice, or at any time if Aureus or the Goldcorp Transferee Affiliate, as the case may be, fails to give such notice, the holder of the Barrick HoldCo Interests (provided that such holder is a direct or indirect wholly-owned subsidiary of Barrick) gives written notice (the “Barrick Re-Transfer Notice”) to Aureus or such Goldcorp Transferee Affiliate, as the case may be, demanding that the Goldcorp HoldCo Interests be assigned or reassigned to a direct or indirect wholly-owned subsidiary of Goldcorp, then Aureus or such Goldcorp Transferee Affiliate, as the case may be, shall forthwith Transfer the Goldcorp HoldCo Interests to a direct or indirect wholly-owned subsidiary of Goldcorp, which shall assume the obligations of Aureus or the transferring Goldcorp Transferee Affiliate, as the case may be, and become a party to this Agreement in accordance with Section 10.1(b). If such holder of the Barrick HoldCo Interests fails to give the Barrick Re-Transfer Notice within thirty (30) days after receiving notice from the holder of the Goldcorp HoldCo Interests as above provided, it shall be deemed to have waived the right to give such Barrick Re-Transfer Notice.

(b) By BGC Holdings or Barrick Transferee Affiliate. If BGC Holdings or any Barrick Transferee Affiliate should at any time while it holds the Barrick HoldCo Interests lose its status as a wholly-owned direct or indirect subsidiary of Barrick, it shall promptly give notice thereof to the holder of the Goldcorp HoldCo Interests, if such holder of the Goldcorp HoldCo Interests is a direct or indirect wholly-owned subsidiary of Goldcorp. If within thirty (30) days after the receipt of such notice, or at any time if BGC Holdings or the Barrick Transferee Affiliate, as the case may be, fails to give such notice, the holder of the Goldcorp HoldCo Interests (provided that such holder is a direct or indirect wholly-owned subsidiary of Goldcorp Incorporated) gives written notice (the “Goldcorp Re-Transfer Notice”) to BGC

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Holdings or such Barrick Transferee Affiliate, as the case may be, demanding that the Barrick HoldCo Interests be assigned or reassigned to a wholly-owned direct or indirect subsidiary of Barrick, then BGC Holdings or such Barrick Transferee Affiliate, as the case may be, shall forthwith Transfer the Barrick HoldCo Interests to a direct or indirect wholly-owned subsidiary of Barrick, which shall assume the obligations of BGC Holdings or the transferring Barrick Transferee Affiliate, as the case may be, and become a party to this Agreement in accordance with Section 10.1(b). If such holder of the Goldcorp HoldCo Interests fails to give the Goldcorp Re-Transfer Notice within thirty (30) days after receiving notice from the holder of the Barrick HoldCo Interests as above provided, it shall be deemed to have waived the right to give such Goldcorp Re-Transfer Notice.

SECTION 10.5 Corporate Approvals. The Shareholders shall take, or shall cause HoldCo to take, any actions as may be required to approve any Transfers of HoldCo Shares that are authorized in accordance with the provisions of this Article 10.

ARTICLE 11

TERMINATION

SECTION 11.1 Termination of Agreement.

(a) Termination. Except as otherwise provided herein, this Agreement shall continue in full force and effect without limit until the earlier of the following events:

(i) all the Shareholders agree in writing to terminate this Agreement;

(ii) an effective resolution is passed or a binding order is made for the winding up of HoldCo; or

(iii) there remains only one (1) Shareholder;

provided, however, that this Agreement shall cease to have effect with regards to any Person who ceases to hold directly or indirectly any HoldCo Shares or HoldCo Shareholder Loan Right pursuant to and in accordance with the terms of this Agreement save for any provisions hereof which, expressly or by implication, are to continue in full force and effect thereafter.

(b) Winding Up. If HoldCo is wound up by way of a HoldCo Director’s voluntary winding up, the Shareholders shall procure a liquidator that is acceptable to each of the Shareholders.

SECTION 11.2 Continuing Liabilities Upon Withdrawal or Transfer. Any Shareholder who surrenders, relinquishes, Transfers or is divested of its HoldCo Shares, whether in accordance with provisions of this Agreement or otherwise, shall pay to the other Shareholder, on demand by the such other Shareholder, an amount equal to its share of funds required by PVDC to satisfy liabilities of PVDC to third parties for Continuing Obligations, whether such liability accrues and is payable before or after such event but in no event prior thereto, arising out of Operations conducted during the term of this Agreement, but prior to such event, if Cash Available to PVDC is insufficient to satisfy such liabilities as they come due without receiving HoldCo Contributions. For purposes of this Section 11.2, such Shareholder’s share of such

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continuing liability (which liability shall be offset by the amount of funds in the Environmental Reserve Fund or other reserve account established to satisfy such Continuing Obligations) shall be in proportion to its Interest at the time such liability was incurred or when it accrued. The non-withdrawing Shareholder and its successors shall cause PVDC or its successors to fund the Environmental Reserve Fund notwithstanding the termination of this Agreement so that the liability of the withdrawing Shareholder will be reduced by deposits in the Environmental Reserve Fund on the basis of production after the date of withdrawal. The obligations of a withdrawing Shareholder under this Section 11.2 shall extend to, and be enforceable by, only the non-withdrawing Shareholder and shall not extend to or be enforceable by HoldCo, PVDC or any other Person.

SECTION 11.3 Right to Data After Termination. After termination of this Agreement by written agreement of all Parties, each Shareholder shall be entitled to copies of all information related to Operations during the term of this Agreement not previously furnished to it, but a Shareholder shall not be entitled to any such copies after any other termination for any other reason.

ARTICLE 12

SPONSOR AGREEMENTS

SECTION 12.1 Disagreement Regarding Political Suspension or Termination Notice.

(a) At any time that the Sponsors have determined to consider (i) whether to deliver an Exclusion Notice in accordance with Section 4.04 of the Pre-Completion Agreements or a Termination Notice in accordance with Section 4.07 of the Pre-Completion Agreements, (ii) how to respond to the reinstatement of each Sponsor’s obligations pursuant to Section 4.06(f) of the Pre-Completion Agreements following a declaration that an Exclusion Notice was not validly given or that a Political Force Majeure Event had not occurred, Section 4.08(b) of the Pre-Completion Agreements following the delivery of a Senior Lender Termination Notice or the declaration that such Senior Lender Termination Notice was validly given or Section 4.09(f) of the Pre-Completion Agreements following a declaration that a Termination Event did not occur or a Termination Notice was not validly given, (iii) whether to deliver an Exclusion Dispute Notice under Section 4.06(a) of the Pre-Completion Agreements or a Termination Dispute Notice under Section 4.09(a) of the Pre-Completion Agreements or whether to pursue dispute resolution upon receipt of an Exclusion Dispute Notice or a Termination Dispute Notice from any Senior Lender or (iv) whether to exercise the right to purchase Commercial Bank Facility Senior Debt Obligations pursuant to Section 4.14 of the Pre-Completion Agreements, each Sponsor agrees to act in accordance with Article 9 of the Pre-Completion Agreement to which it is party and Section 3.12. Each Sponsor agrees that it will not and will not cause any Shareholder to take any action set forth in Section 3.4(b) or (c) with respect to any of the foregoing until the Sponsors have consulted in accordance with Section 3.12 and have reached a mutual agreement to take any action set forth in Article 9 of each Sponsor’s Pre-Completion Agreement or Section 12.1(b); provided that (A) such consultation shall not prevent or hinder either Sponsor from taking action permitted or required in connection with the determination of a Political Force Majeure Event and (B) in no event shall such consultation be required to exceed

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the time limits set forth for the delivery of the foregoing notices as set forth in the Pre-Completion Agreements.

(b) (i) Following consultation in accordance with clause (a), if the Sponsors disagree as to whether to deliver the notices set forth in clauses (a)(i) and (a)(iv) above, or what action to take in respect of clause (a)(ii) above, the Sponsors may determine to deliver the notice referenced in Section 9.01 of each Pre-Completion Agreement. In the event the Sponsors deliver such notice, the Sponsor whose Pro Rata Share is deemed to be amended to be 100% for purposes of the Pre-Completion Agreements shall be the “Remaining Sponsor” and the Sponsor whose Pro Rata Share is deemed to be amended to be 0% for the purposes of the Pre-Completion Agreements shall be the “Departing Sponsor”. The Remaining Sponsor and the Departing Sponsor shall enter into an assumption agreement in accordance with the Pre-Completion Agreements, pursuant to which (A) the Remaining Sponsor will assume liability for all the Departing Sponsor’s Sponsor Obligations under the Departing Sponsor’s Pre-Completion Agreement, (B) the Remaining Sponsor shall assume the Departing Sponsor’s obligations under the Purchaser Guaranty, (C) except as set forth in clause (D) below, the Departing Sponsor shall be released from liability under this Agreement, the Departing Sponsor’s Pre-Completion Agreement and the Departing Sponsor’s Purchaser Guaranty and (D) the Departing Sponsor shall remain liable for all accrued or contingent obligations, whether asserted or unasserted, existing prior to the effectiveness of the notice delivered pursuant to Section 9.01 of each Pre-Completion Agreement, in accordance with this Section 12.1(b)(ii).

(ii) The Departing Sponsor shall, at the direction of the Remaining Sponsor concurrently with delivery of the notice described in clause (i) above, (A) transfer or cause its Affiliated Shareholder to transfer all of the Departing Sponsor’s HoldCo Interests (whether held by the Departing Sponsor or any Affiliate thereof) to the Remaining Sponsor or any Affiliate of the Remaining Sponsor as the Remaining Sponsor shall direct, together with any such instruments of transfer as the Remaining Sponsor shall reasonably request in connection with such transfer of the Departing Sponsor’s HoldCo Interests, (B) transfer or cause its Affiliated Shareholder to transfer all of the Departing Sponsor’s interests in the Purchaser (whether held by the Departing Sponsor or any Affiliate thereof) to the Remaining Sponsor or any Affiliate of the Remaining Sponsor as the Remaining Sponsor shall direct, together with any such instruments of transfer as the Remaining Sponsor shall reasonably request in connection with such transfer of the Departing Sponsor’s Purchaser interests and (C) provide Clawback Credit Support.

(iii) The Departing Sponsor shall execute and deliver such notes, instruments and agreements as the Remaining Sponsor may reasonably request in connection with the actions set forth in clauses (i) and (ii) above and take all actions (corporate or otherwise) necessary to authorize such transactions.

(c) Following consultation in accordance with Section 3.12, if the Sponsors agree to deliver an Exclusion Notice or a Termination Notice, as the case may be, under the Pre-Completion Agreements, the Sponsors shall deliver an Exclusion Notice or a Termination Notice, as the case may be, to the Administrative Agent and the Senior Lenders in accordance with Section 4.04 or 4.07 of the Pre-Completion Agreements, respectively.

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(d) Following consultation in accordance with clause (a) above, if the Sponsors agree as to whether to deliver the notices or take the actions set forth in clause (a)(iii) above (each of the foregoing, a “PFME Dispute”), the Sponsors shall bear the costs associated with such PFME Dispute, including the costs of arbitration under Section 10.14 of the Pre-Completion Agreements in accordance with each Sponsor’s Pro Rata Share. If the Sponsors are not in agreement in deciding to pursue a PFME Dispute, either Sponsor may pursue the PFME Dispute on behalf of both Sponsors; provided that the Sponsor wishing to pursue the PFME Dispute shall bear the costs of pursuing such PFME Dispute; provided, further, that if the result is favorable to such Sponsor, the Sponsor that elected not to participate in the PFME Dispute shall pay to the Other Sponsor its Pro Rata Share of the costs thereof and the settlement thereof plus interest on such amount from the date such costs were incurred at a rate of the Applicable Margin plus the LIBOR Rate, as the same shall change from time to time, or at the maximum rate permitted by law, whichever is less, computed and compounded monthly in arrears (at the same interest rate as is applicable to principal) until paid in full.

SECTION 12.2 Pre-Completion Default Remedies and Sponsor Cure Rights.

(a) Upon the occurrence of a Pre-Completion Default, to the extent not waived by the Senior Lenders in accordance with the applicable Pre-Completion Agreement, by or in respect of any Sponsor under the Pre-Completion Agreement to which it is a party (the “Defaulting Sponsor”), no Sponsor shall take any action or cause or permit any Shareholder to take any action (including any actions set forth in Section 3.4(b) or (c)) with respect to such Pre-Completion Default until the Sponsors have consulted in accordance with Section 3.12 and have determined whether the Sponsor that is not subject to a Pre-Completion Default (the “Non-Defaulting Sponsor”) will take any action set forth in Section 8.02 or 8.03 of such Sponsor’s Pre-Completion Agreement; provided that such consultation shall in no event be required to continue if such consultation would interfere with the Non-Defaulting Sponsor’s rights under Section 8.03 of its Pre-Completion Agreement and shall not be construed to prevent or hinder the Non-Defaulting Sponsor from taking action permitted or required as a result of the occurrence of a Pre-Completion Default within the five (5) Business Day (as defined in each Pre-Completion Agreement) period provided in Section 8.02 or 8.03 of such Sponsor’s Pre-Completion Agreement. The occurrence of a Pre-Completion Default shall be conclusively determined by the receipt by the Non-Defaulting Sponsor of a notice of the Defaulting Sponsor’s Pre-Completion Default from the Administrative Agent as set forth in Section 8.03(a) of the Non-Defaulting Sponsor’s Pre-Completion Agreement and such notice given by the Administrative Agent under such Pre-Completion Agreement shall constitute notice of a Pre-Completion Default for all purposes under this Agreement.

(b) (i) Subject to Sections 12.2(b)(ii) and (iii), following consultation in accordance with Section 3.12, if the Defaulting Sponsor does not cure such Pre-Completion Default (if not waived by the Senior Lenders in accordance with the applicable Pre-Completion Agreement), the Non-Defaulting Sponsor, solely for the purposes of the Project Financing Documents, may issue the notice described in, and take all actions under, Section 8.03 of the Non-Defaulting Sponsor’s Pre-Completion Agreement, including assuming all obligations of the Defaulting Sponsor under its Pre-Completion Agreement with respect to all Senior Debt disbursements to be made on or after the date of such assumption and all of the future Contingent Obligations of such Non-Defaulting Sponsor and, subject to Section 8.02(d) of the Defaulting

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Sponsor’s Pre-Completion Agreement, payments of all amounts due by the Defaulting Sponsor to each Senior Lender Group, as set forth in Section 8.03(c) of the Non-Defaulting Sponsor’s Pre-Completion Agreement;

(ii) If the Pre-Completion Default is a default under Section 8.01(a) of either Sponsor’s Pre-Completion Agreement, then following the delivery of the notice described in Section 12.2(b)(i) and the effectiveness thereof, the Remaining Sponsor may, in its discretion, direct the Defaulting Sponsor to (A) transfer or cause its Affiliated Shareholder to transfer all of the Departing Sponsor’s HoldCo Interests (whether held by the Departing Sponsor or any Affiliate thereof) to the Remaining Sponsor or any Affiliate of the Remaining Sponsor as the Remaining Sponsor shall direct, together with any such instruments of transfer as the Remaining Sponsor shall reasonably request in connection with such transfer of the Departing Sponsor’s HoldCo Interests and transfer or cause its Affiliated Shareholder to transfer all of the Departing Sponsor’s Purchaser interests (whether held by the Departing Sponsor or any Affiliate thereof), together with any such instruments of transfer as the Remaining Sponsor shall reasonably request in connection with such transfer of the Departing Sponsor’s Purchaser interests or (B) retain its HoldCo Interests on such terms and conditions as the Remaining Sponsor shall reasonably request and proceed in accordance with the procedure set forth in clause (iii) below;

(iii) If the Pre-Completion Default is a default under Section 8.01(a) of either Sponsor’s Pre-Completion Agreement and the Non-Defaulting Sponsor has elected option (B) in clause (ii) above or if the Pre-Completion Default is a default under any of Sections 8.01(b) through (g) of either Sponsor’s Pre-Completion Agreement, then, if the Non-Defaulting Sponsor cures the Pre-Completion Default in accordance with the procedure in Section 8.03 of such Sponsor’s Pre-Completion Agreement,

(A) (I) the amounts paid by the Non-Defaulting Sponsor to the Senior Lenders to cure the subject Pre-Completion Default, (II) all amounts paid by the Non-Defaulting Sponsor in satisfaction of all obligations of the Defaulting Sponsor under its Pre-Completion Agreement with respect to all Senior Debt disbursements to be made after the date of such assumption and (III) all amounts paid by the Non-Defaulting Sponsor in satisfaction of all of the future Contingent Obligations of the Non-Defaulting Sponsor, as such payments are made by the Non-Defaulting Sponsor from time to time, shall be deemed to be a loan from the Non-Defaulting Sponsor to the Defaulting Sponsor (the “Sponsor Cure Loan”);

(B) the Defaulting Sponsor shall pay to the Non-Defaulting Sponsor a fee (the “Sponsor Coverage Fee”) at a rate per annum which shall be in an amount equal to:

(I) the product of (y) the portion of the Sponsor Coverage Amount with respect to the Defaulting Sponsor as of the date of such Pre-Completion Default that is covered by the Sponsor Coverage Letters of Credit and (z) the Reference Rate plus two hundred (200) basis points; plus

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(II) the product of (y) the portion of the Sponsor Coverage Amount with respect to the Defaulting Sponsor as of the date of such Pre-Completion Default that is not covered by the Sponsor Coverage Letters of Credit and (z) the Reference Rate plus six hundred (600) basis points;

(C) the Defaulting Sponsor shall provide one or more Sponsor Coverage Letters of Credit in an aggregate amount equal to all or a portion of the Sponsor Coverage Amount with respect to such Sponsor as of the date of such Pre-Completion Default;

provided that (i) amounts payable hereunder shall be paid on the last Business Day of each calendar month and (ii) the Non-Defaulting Sponsor also maintains all of its rights and remedies at law and in equity and under this Agreement in respect of all costs and expenses to the Non-Defaulting Sponsor arising from or caused by such Pre-Completion Default. The Defaulting Sponsor shall execute and deliver such notes, instruments and agreements as the Non-Defaulting Sponsor may reasonably request in connection with the assumption of the Defaulting Sponsor’s Sponsor Obligations pursuant to this Section 12.2(b)(iii).

(iv) The Sponsor Cure Loan shall be due and payable on demand upon thirty (30) days notice given no sooner than ninety (90) days after the advance or assumption is made, and shall bear interest from the date advanced at an annual rate equal to the Applicable Margin plus the LIBOR Rate, as the same shall change from time to time or at the maximum rate permitted by law, whichever is less, computed monthly in arrears and compounded (at the same interest rate as is applicable to principal) at the end of each Calendar Year until repaid in full. If more than one (1) Sponsor Cure Loan is made by a Non-Defaulting Sponsor to the Defaulting Sponsor, all such Sponsor Cure Loans shall be aggregated and the rights and remedies described herein pertaining to an individual advance shall apply to the aggregated amount. Upon the making of a Sponsor Cure Loan, the Non-Defaulting Sponsor may require the Defaulting Sponsor to, and the Defaulting Sponsor shall, execute promissory notes or other documents evidencing the Sponsor Cure Loan reasonably requested by the Non-Defaulting Sponsor. Notwithstanding the foregoing, each Sponsor irrevocably agrees that as a Defaulting Sponsor it shall pay the amount of the Sponsor Cure Loan together with accrued interest to the Non-Defaulting Sponsor when due. If the aggregate amount payable is not discharged by the Defaulting Sponsor when due, the Non-Defaulting Sponsor, without waiver of other remedies, may exercise the remedies set forth below to the extent permitted by applicable Legal Requirements.

(A) The Non-Defaulting Sponsor may exercise its remedies pursuant to the security granted over the Defaulting Sponsor’s or the Defaulting Sponsor’s Affiliate’s HoldCo Shares granted by the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate pursuant to Section 7.6. If the exercise of such remedies results in the loss of ownership of all of the HoldCo Shares owned by the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate, then this Agreement shall terminate subject to any continuing liability of the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate for Continuing Obligations pursuant to Section 11.2.

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(B) The Non-Defaulting Sponsor may by notice to HoldCo and the Defaulting Sponsor elect to, and upon such election shall be entitled to, receive all HoldCo Distributions and HoldCo Shareholder Loan Rights that the Defaulting Sponsor would otherwise be entitled to receive from HoldCo until an amount that is equal to the amount of the Sponsor Cure Loan (aggregated if applicable) plus interest as provided in Section 12.2(b)(iv) has been recovered by the Non-Defaulting Sponsor. All such revenues received by the Non-Defaulting Sponsor shall be first applied to accrued interest and then to the principal amount of the Sponsor Cure Loan. Each Sponsor hereby irrevocably authorizes and directs HoldCo to retain and hold in trust all of the HoldCo Distributions and the HoldCo Shareholder Loan Rights that such Sponsor would be entitled to receive after the Non-Defaulting Sponsor has elected to receive same as above provided and to pay such amounts to the Non-Defaulting Sponsor on the Defaulting Sponsor’s behalf until an amount that is equal to the amount of the Sponsor Cure Loan plus interest as provided in Section 12.2(b)(iv) has been recovered by the Non-Defaulting Sponsor.

(C) Provided that the amount of the Sponsor Cure Loan (aggregated if applicable) plus accrued interest totals more than $20 million, the Non-Defaulting Sponsor may elect to purchase the HoldCo Shares and HoldCo Shareholder Loan Rights then held by the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate in exchange for the Sponsor Payment Commitment described below. In order to establish the Sponsor Payment Commitment, there shall first be determined an amount that is 90% of the fair market value of the Defaulting Sponsor’s or the Defaulting Sponsor’s Affiliate’s HoldCo Shares and HoldCo Shareholder Loan Rights by a qualified independent appraiser (acting as an expert and not as an arbitrator) appointed by the Non-Defaulting Sponsor or, if the Defaulting Sponsor objects to the person so appointed within ten (10) days of receiving notice thereof, then by an independent and qualified appraiser appointed by the joint action of the appraiser appointed by the Non-Defaulting Sponsor and a qualified independent appraiser appointed by the Defaulting Sponsor; provided that if the Defaulting Sponsor fails to designate a qualified independent appraiser for such purpose within ten (10) days of such objection, then the person originally designated by the Non-Defaulting Sponsor shall serve as the appraiser; provided, further, that if the appraisers appointed by each of the Sponsors fail to appoint a third qualified independent appraiser within five (5) days of the appointment of the last of them, then an appraiser shall be appointed by a judge of the Ontario Superior Court of Justice upon the application of either Sponsor. The appraisers shall reduce the amount determined as above provided by the amount of the Sponsor Cure Loan together with unpaid interest accrued thereon to the date of such transfer and the amount of costs reasonably incurred by the Non-Defaulting Sponsor in implementing the procedures provided in this Section 12.2(b)(iv)(C). The value as so adjusted is referred to as the “Adjusted Sponsor Value”. A closing of the sale shall be held within thirty (30) days after the Adjusted Sponsor Value has been determined by the appraiser(s) at a time and place mutually agreed by the Sponsors and in the absence of such agreement at 10:00 a.m. on the first (1st) Business Day after the expiration of the thirty (30)-day period at the

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offices of a law firm in Toronto, Canada designated by the Non-Defaulting Sponsor. If the HoldCo Shares or the HoldCo Shareholder Loan Rights to be sold by the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate at the closing do not qualify as “excluded property” for purposes of the Income Tax Act (Canada), the Sponsors agree to take, and to cause their Affiliates, HoldCo and PVDC to take, commercially reasonable measures in order to qualify such HoldCo shares and/or HoldCo Shareholder Loan Rights as “excluded property” prior to the closing. At the closing, the Non-Defaulting Sponsor shall pay to the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate an amount equal to 10% of the Adjusted Sponsor Value and deliver a promissory note in favor of the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate whereunder the Non-Defaulting Sponsor agrees to pay to the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate the balance of the Adjusted Sponsor Value in installments payable within thirty (30) days after the end of each calendar quarter that are equal to the Defaulting Sponsor’s or the Defaulting Sponsor’s Affiliate’s Proportionate Share, as it exists just prior to the closing, of Cash Available for Distribution by HoldCo that has accumulated during such calendar quarter, if any, until the amount of the Adjusted Sponsor Value has been paid in full. The promissory note will provide that if the promissory note has not been fully paid within twenty (20) years after delivery, the obligations of the Non-Defaulting Sponsor thereunder shall terminate and the promissory note shall have no further force or effect and that the Non-Defaulting Sponsor will not permit HoldCo to sell all or any portion of the PVDC Shares except to an arm’s length purchaser. Upon receipt of such payment and promissory note, referred to as the “Sponsor Payment Commitment”, the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate shall transfer its HoldCo Shares and its HoldCo Shareholder Loan Rights to the Non-Defaulting Sponsor or a nominee of the Non-Defaulting Sponsor free of any Encumbrances by instruments of assignment in a form and having such content as is reasonably acceptable to the Non-Defaulting Sponsor and by such other documents and instruments as are reasonably required by the Non-Defaulting Sponsor. This Agreement shall thereupon terminate subject to continuing liability of the Defaulting Sponsor or the Defaulting Sponsor’s Affiliate for Continuing Obligations pursuant to Section 11.2.

(D) The Non-Defaulting Sponsor may assert such other remedies as it may have in law or in equity with respect to the Sponsor Cure Loan. Any suit filed by the Non-Defaulting Sponsor for payment of the Sponsor Cure Loan and accrued interest shall not be subject to arbitration provided for in Section 8.2.

SECTION 12.3 Default Under Common Terms Agreement. Upon the occurrence of an “Event of Default” under, and as defined in, the Common Terms Agreement, in respect of Section 8.01(e)(i) or (ii), (j)(i), (k)(i) or (o) thereof, to the extent not waived by the Senior Lenders in accordance with the Common Terms Agreement, that is caused by the acts or omissions of one Sponsor and not the Other Sponsor, the Sponsor that did not cause the occurrence of such Event of Default maintains all of its rights and remedies at law and in equity and under this Agreement to claim damages in respect of all losses, costs and expenses to it arising from or caused by the occurrence of such Event of Default.

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SECTION 12.4 Expropriation Compensation and Project Equity Expropriation Compensation.

(a) Sponsor Consultation. Upon the occurrence of an offer for Expropriation Compensation or Project Equity Expropriation Compensation, each Sponsor agrees that it shall not take any action or shall not cause any Shareholder to take any action (including any actions set forth in Section 3.4(b) or (c)) with respect to such offer until the Sponsors have consulted in accordance with Section 3.12 and reached mutual agreement to take action with respect to such offer. The Sponsors agree to act in accordance with the provisions of this Section 12.4 and Article VII of the Common Security Agreement in respect of any offer for Expropriation Compensation or Project Equity Expropriation Compensation.

(b) Settlement of Expropriation Compensation. No Sponsor shall or shall cause or allow any of its Affiliates to (i) voluntarily enter into or accept any settlement for Expropriation Compensation or Project Equity Expropriation Compensation if the aggregate amount of the proposed Expropriation Compensation or Project Equity Expropriation Compensation, as the case may be, to be received is less than the Senior Secured Debt Obligations then outstanding or (ii) reject any settlement if the aggregate amount of such proposed Expropriation Compensation or Project Equity Expropriation Compensation, as the case may be, to be received equals or exceeds the fair market value of the Project as determined pursuant to Section 7.14 of the SLA without, in each case, first giving thirty (30) days’ prior notice of its intention to the Senior Secured Creditors as well as the Other Sponsor. No Sponsor shall or shall cause or allow any of its Affiliates to voluntarily agree to accept or reject such settlement if the Majority Lenders object within thirty (30) days (or such shorter period as may be required by the terms of such settlement offer but in no event less than ten (10) days) following receipt by them of such notice.

(c) Efforts in respect of Expropriation Compensation. In the event of the expropriation (including the deprivation of rights) of Project Property, each Sponsor shall and shall cause its Affiliates, as applicable, to use their reasonable efforts to obtain promptly the full amount of the Expropriation Compensation and the Project Equity Expropriation Compensation to which it may be entitled under applicable law; provided that so long as no Enforcement Action shall have been taken, the time, place and manner of making any claim and instituting or settling any proceeding in respect thereof shall be, subject to clause (a) above, solely within its discretion, which discretion may be exercised not only with a view to maximizing the amount of such compensation, but also, as applicable, with a view to the best interests of the PVDC, HoldCo and their Affiliates, preventing additional expropriatory events and protecting the investment of HoldCo and the Sponsors to the extent not then the subject of an expropriation. Each of the Sponsors agrees to, and to cause its Affiliates to, inform and consult with the Security Trustee and the Senior Secured Creditors regarding the status of discussions with or proceedings against the Dominican Republic, Barbados or any expropriating authority thereof.

SECTION 12.5 Clawback Credit Support and Sponsor Coverage Fee.

(a) (i) “Clawback Credit Support” shall consist of (A) credit support in the form of an irrevocable standby letter of credit which shall satisfy the criteria specified in clause (ii) below (each such letter of credit being hereinafter referred to as a “Clawback Letter of

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Credit”) or (B) such other undertaking, agreement, collateral (cash or otherwise) or guaranty as may be satisfactory to the Remaining Sponsor in its sole discretion, in each case, in an amount equal to (I) the Clawback Amount, if any, of the Sponsor required to provide Clawback Credit Support as of the first (1st) day on which the notice delivered pursuant to Section 12.1(b) becomes effective plus (II) to the extent the Defaulting Sponsor has retained its HoldCo Interests, such Sponsor’s or its Affiliated Shareholder’s Proportionate Share of any Restricted Payments declared and paid from time to time by PVDC in accordance with Section 7.01 of the Common Terms Agreement from and including the first (1st) day on which the notice delivered pursuant to Section 12.1(b) becomes effective until the earlier to occur of thirty (30) days after Completion and the Final Completion Date.

 (ii) Each Clawback Letter of Credit (A) shall be issued by an Eligible Bank, which Eligible Bank shall have no recourse, directly or indirectly, against the HoldCo Shares or HoldCo, PVDC or any of their respect assets in connection therewith, (B) shall be substantially in the form attached hereto as Exhibit 2, or in such other form as may be reasonably acceptable to the Non-Defaulting Sponsor, (C) shall not be subject to reinstatement upon the making of a draw thereunder and (D) subject to the reinstatement provisions set forth in Sections 3.03(b), 4.12 and 10.01(c) of the Pre-Completion Agreement of the Sponsor required to provide Clawback Credit Support, shall terminate on the earlier of thirty (30) days after Completion and the Final Completion Date.

(b) (i) The Sponsor Coverage Fee shall be payable in advance within five (5) Business Days after the date that Non-Defaulting Sponsor cures the Pre-Completion Default in accordance with the procedure set forth in Section 8.03 of such Sponsor’s Pre-Completion Agreement and on each Payment Date thereafter to and including the date the Non-Defaulting Sponsor’s Pre-Completion Guarantee is terminated.

 (ii) Each “Sponsor Coverage Letter of Credit” shall (A) be an irrevocable standby letter of credit, (B) be issued by an Eligible Bank, which Eligible Bank shall have no recourse, directly or indirectly, against the HoldCo Shares or HoldCo, PVDC or any of their respect assets in connection therewith, (C) be substantially in the form attached hereto as Exhibit 2, or in such other form as may be reasonably acceptable to the Non-Defaulting Sponsor, (D) not be subject to reinstatement upon the making of a draw thereunder, (E) be subject to the reinstatement provisions set forth in Sections 3.03(b), 4.12 and 10.01(c) of the Non-Defaulting Sponsor’s Pre-Completion Agreement, shall terminate on the earlier of thirty (30) days after the date the Non-Defaulting Sponsor’s Pre-Completion Guarantee is terminated and (E) be in an amount as described in Section 12.2(b)(iii)(C).

SECTION 12.6 Amendments to Pre-Completion Agreements. Each Sponsor shall comply with the requirement in Section 10.12 of the Pre-Completion Agreement to which it is party to obtain the written consent of the Other Sponsor as required and no Sponsor shall amend or agree to amend the Pre-Completion Agreement to which it is party in violation of such Section 10.12.

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SECTION 12.7 Purchaser Shares, Purchaser Loans and Purchaser Guaranties. Prior to Completion, in each case in which a Sponsor’s HoldCo Interests are transferred to the Other Sponsor under this Agreement, the Transferor Sponsor shall concurrently transfer its interests in the Purchaser in accordance with Section 2.03 of the Transfer Restrictions Agreement and such Transferor Sponsor shall execute any document and take any further actions (including the making of any filings) reasonably requested by the Transferee Sponsor in connection with such transfer. In addition, if a Sponsor has elected to assume a Defaulting Sponsor’s or Departing Sponsor’s obligations under such Defaulting Sponsor’s or Departing Sponsor’s Pre-Completion Agreement, such assuming Sponsor shall concurrently assume such Defaulting Sponsor’s or Departing Sponsor’s direct or indirect obligations in connection with any guaranty provided by it or its Affiliated Purchaser Shareholder pursuant to the Transfer Restrictions Agreement.

ARTICLE 13

GENERAL PROVISIONS

SECTION 13.1 Notices. All notices and other communications hereunder shall be in writing and in the English language, and shall be effective (a) when personally delivered, including delivery by airborne express courier service, (b) on the day of receipt specified in any return receipt if it shall have been deposited in the mails or (c) if sent by telefax, upon the date stated in the relevant transmission report showing confirmed delivery, in each case, to the addressee Party’s principal address stated below, whichever of the foregoing shall first occur; provided that any notice received after normal business hours at the place of delivery shall not be effective until the next Business Day at the place of delivery. Until otherwise specified by notice, the addresses for any notices shall be:

If to BGC Holdings to: BGC Holdings Ltd. 4th Floor, Scotia Centre Albert Panton Street George Town, Grand Cayman Cayman Islands KY1 1104 Attention: John Wolf Telecopier: 345 949 8613

With a copy to:

Barrick Gold Corporation Brookfield Place TD Canada Trust Tower, Suite 3700 161 Bay Street Toronto, Ontario, Canada M5J 2S1

Attention: General Counsel Telecopier: 416 861 9717

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If to Aureus, to:

Goldcorp Aureus Inc. 2nd Floor, Cedar Court Wildey Business Park Wildey, St Michael Barbados, West Indies

Attention: James Gardiner Telecopier: 246 434 2717

With a copy to:

Goldcorp Inc. Park Place Suite 3400 666 Burrard Street Vancouver, British Colombia V6C 2X8

Attention:    General Counsel

Telecopier:   604 696 3001

If to HoldCo to:

Dominicana Holdings Inc.

P.O. Box 1395

First Floor, Enfield House

Upper Collymore Rock

St. Michaels

Barbados, West Indies

Attention:    Stephen Galbraith

Telecopier:   246 437 8860

With a copy to:

BGC Holdings Ltd. 4th Floor, Scotia Centre Albert Panton Street George Town, Grand Cayman Cayman Islands KY1 1104

Attention: John Wolf Telecopier: 345 949 8613

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With a copy to:

Barrick Gold Corporation Brookfield Place TD Canada Trust Tower, Suite 3700 161 Bay Street Toronto, Ontario, Canada M5J 2S1

Attention: General Counsel Telecopier: 416 861 9717

And with a copy to:

Goldcorp Aureus Inc.

2nd Floor, Cedar Court

Wildey Business Park

Wildey, St Michael

Barbados, West Indies

Attention:    James Gardiner

Telecopier:   246 434 2717

And with a copy to:

Goldcorp Inc.

Park Place

Suite 3400

666 Burrard Street

Vancouver, British Colombia

V6C 2X8

Attention:    General Counsel

Telecopier:   604 696 3001

If to PVDC, to:

Pueblo Viejo Dominicana Corporation P.O. Box 1395 First Floor, Enfield House Upper Collymore Rock St. Michaels Barbados, West Indies

Attention: Stephen Galbraith Telecopier: 246 437 8860

With a copy to:

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BGC Holdings Ltd. 4th Floor, Scotia Centre Albert Panton Street George Town, Grand Cayman Cayman Islands KY1 1104

Attention: John Wolf Telecopier: 345 949 8613

With a copy to:

Barrick Gold Corporation Brookfield Place TD Canada Trust Tower, Suite 3700 161 Bay Street Toronto, Ontario, Canada M5J 2S1

Attention: General Counsel Telecopier: 416 861 9717

With a copy to:

Goldcorp Aureus Inc. 2nd Floor, Cedar Court Wildey Business Park Wildey, St Michael Barbados, West Indies Attention: James Gardiner Telecopier: 246 434 2717

And with a copy to:

Goldcorp Inc. Park Place Suite 3400 666 Burrard Street Vancouver, British Colombia V6C 2X8

Attention: General Counsel Telecopier: 604 696 3001

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If to Barrick, to:

Barrick Gold Corporation Brookfield Place TD Canada Trust Tower, Suite 3700 161 Bay Street Toronto, Ontario, Canada M5J 2S1

Attention: General Counsel Telecopier: 416 861 9717

With a copy to:

Davies Ward Phillips & Vineberg LLP 1 First Canadian Place 44th Floor Toronto, Ontario M5X 1B1, Canada Attention: Kevin J. Thomson
Telecopier: 416 863 0871 If to Goldcorp, to: Goldcorp Inc. Park Place Suite 3400 666 Burrard Street Vancouver, British Colombia V6C 2X8

Attention: Executive Vice President, Chief Financial Officer Telecopier: 604 696 3001 With a copy to:

Goldcorp Inc. Park Place Suite 3400 666 Burrard Street Vancouver, British Colombia V6C 2X8

Attention: General Counsel Telecopier: 604 696 3001

A Party may change its address from time to time by notice to the other Parties.

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SECTION 13.2 Assignment. No Shareholder may Transfer and, on or prior to the Senior Debt Termination Date, no Sponsor may Transfer or cause to be Transferred all or any portion of its HoldCo Shares or its rights and/or obligations under this Agreement except in accordance with the applicable provisions hereof. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 13.3 Waiver. Except as otherwise provided in this Agreement, failure on the part of any Party to exercise any right hereunder or to insist upon strict compliance by any other Party with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition or limit the Party’s right thereafter to enforce any provision or exercise any right, power or remedy. No provision of this Agreement shall be construed to be a waiver by any of the Parties of any rights or remedies such Party may have against any other Party for failure to comply with the provisions of this Agreement and, except as expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or hereafter existing at law or in equity.

SECTION 13.4 Amendments. This Agreement may not be amended or modified except by a written instrument signed by all of the Parties, and the Companies shall be bound by any such amendment or modification. Joinder of the Company Parties may be obtained in respect to any such amendment or modification but shall not be required. No Shareholder shall be bound by any modification or amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the Shareholders.

SECTION 13.5 Force Majeure. The obligations of a Party shall be suspended to the extent and for the period that performance by such Party is prevented by any event of Force Majeure; provided that the affected Party shall give notice to the other Parties promptly, but in no event later than thirty (30) days after the suspension of performance, stating in such notice the nature of the suspension, the reasons for the suspension and the expected duration of the suspension. The affected Party shall resume performance as soon as reasonably possible. Any time period during which performance must be achieved and as to which such performance is delayed because of Force Majeure shall be extended by a period equal to the period of suspension. Notwithstanding anything in this Section 13.5 to the contrary, an event of Force Majeure shall not excuse any payment obligation of any Party hereunder.

SECTION 13.6 Further Assurances. Each Party shall take from time to time upon request of the another Party, for no additional consideration, such actions and shall execute and acknowledge in form required by law for recording or registering with the proper Person and shall deliver to the requesting Party such notices, deeds or other instruments incorporating, referring to, or carrying out the provisions of this Agreement as the requesting Party may reasonably deem necessary in order to preserve or protect its interest under this Agreement or as may be reasonably necessary or convenient to implement and carry out the intent, provisions of and purpose of this Agreement.

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SECTION 13.7 Survival of Terms and Conditions. Subject to Sections 2.7(b) and 9.4, the provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Party in whose favor they run. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive termination: (a) Section 2.3, (b) Section 4.2(a)(ii) and (iii), (c) Section 3.13, (d) Section 4.8, (e) Sections 7.1 through 7.4, (f) Sections 7.5(b)(iv), (c) and (d), (g) Article 8, (h) Article 9, (i) Section 11.2, (j) Sections 12.1(b), 12.2(b), 12.3, 12.5 and 12.7 and (k) Sections 13.1, 13.2, 13.3, 13.6 and 13.15.

SECTION 13.8 Entire Agreement. This Agreement, including all attached Exhibits and Annexes, contains the entire and final understanding of the Shareholders and supersedes all other prior agreements and understandings between the Shareholders related to the subject matter of this Agreement.

SECTION 13.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. The validity of remaining sections, provisions, terms and parts of this Agreement shall not be affected by a court, administrative board or other proceeding of competent jurisdiction deciding that a provision, term or part of this Agreement is illegal, unenforceable, in conflict with any law or contrary to public policy. In such event the Parties shall undertake good faith efforts to amend this Agreement in order to replace such provision by a reasonable new provision or provisions which, as far as legally possible, shall approximate what the Parties intended by such original provision and the purpose thereof. Without limiting the generality of the foregoing, nothing in this Agreement shall require any Director to act in contravention of the duties imposed on such Director by applicable Legal Requirements.

SECTION 13.10 Computation of Interest. Where the accumulation of interest at the LIBOR Rate is provided for hereunder, such interest shall be determined for each full or partial calendar month in which interest accrues under any obligation to which applies or any note or other instrument executed pursuant hereto, and shall apply to all interest obligations accruing in such month. The interest rate shall be determined monthly based upon the stated LIBOR Rate in effect on the first (1st) business day of each calendar month. As used in this definition, “business day” means a day on which the London and New York banks are open for business and on which a quotation of the LIBOR Rate may be obtained. For purposes of the Interest Act (Canada), (a) whenever any interest under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, multiplied by (ii) the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and divided by (iii) 360 or 365, as the case may be, and (b) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (c) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

SECTION 13.11 No Third-Party Beneficiary. Except as specifically provided herein, no term or provision of this Agreement or the Exhibits or Annexes hereto is intended to be, or shall be construed to be, for the benefit of any Person, including any investment banker,

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broker, agent or creditor, and no such other Person shall have any right of cause of action hereunder. Without limiting the foregoing, any continuing liability of a Shareholder pursuant to Section 11.3 shall extend to and be enforceable only by the other Shareholder.

SECTION 13.12 No Implied Covenants. It is expressly understood and agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to Exploration, Development, Mining, production or marketing or to any obligation of the Shareholders hereunder, or to the time therefor or the measure of diligence thereof. Notwithstanding the foregoing, each Shareholder and Sponsor agrees that it shall act in good faith, and shall cause an Affiliate acting in its stead as Manager pursuant to Section 4.1(b) to act in good faith, in the performance of such Shareholder’s obligations pursuant to the provisions of this Agreement.

SECTION 13.13 Independent Acquisitions of Properties. No Shareholder or Sponsor nor any of their Affiliates (PVDC not being considered an Affiliate in this sense) shall acquire any property interests or rights to acquire property interests within the Sites, within the boundaries of the Power Property, or within the boundaries of any property interests included in the Related Assets while this Agreement remains in effect.

SECTION 13.14 Time is of the Essence. A material consideration of the Shareholders’ and the Sponsors’ entering into this Agreement is that the other Shareholders will make all contributions and other payments as and when due and will perform all other obligations under this Agreement in a timely manner. Except as otherwise specifically provided in this Agreement, time is of the essence for each and every provision of this Agreement.

SECTION 13.15 Limitation of Liability. Each Party waives any claim for incidental or consequential damages hereunder, including damages for lost profits or for the speculative value or development potential of the Project.

SECTION 13.16 New Shares. Any new HoldCo Shares that are to be issued pursuant to the provisions hereof shall be fully paid and non-assessable voting HoldCo Shares.

SECTION 13.17 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

ARTICLE 14

JOINDER BY COMPANIES

SECTION 14.1 Joinder by Company Parties. Each of the Companies, by its execution hereof, hereby acknowledges that it has actual notice of the terms of this Agreement and consents thereto. Each of the Companies hereby covenants with each of the Shareholders that subject to applicable Legal Requirements it shall at all times during the continuance hereof be governed by this Agreement in carrying out its business and affairs and accordingly shall do or cause to be done all such acts, matters and things, as may from time to time be necessary or conducive to the carrying out of the terms and intent hereof; provided that this Agreement shall not amend the HoldCo Corporate Documents or the PVDC Corporate Documents.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BARRICK GOLD CORPORATION

Notarization: /s/ Sean William Keating	By:	/s/ Ammar AL-Joundi
Name: Ammar AL-Joundi
Title: EVP & CFO

Notarization: /s/ Sean William Keating	By:	/s/ Deni Nicoski
Name: Deni Nicoski
Title: Vice-President, Treasurer

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

BGC HOLDINGS LTD.

Notarization:	/s/ Linda Barlow	By:	/s/ Simon Stephens
	Linda Barlow Notary Public		Name: Simon Stephens Title: Director

Notarization:	/s/ Linda Barlow	By:	/s/ John Wolf
	Linda Barlow Notary Public		Name: John Wolf Title: for Campbell Secretaries Limited, Company Secretary.

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

GOLDCORP INC.

Notarization: /s/ Sean William Keating	By:	/s/ David L. Deisley
		Name:	David L. Deisley
		Title:	Executive Vice President Corporate Affairs & General Counsel

Notarization: /s/ Sean William Keating	By:	/s/ Frank Crema
		Name:	Frank Crema
		Title:	Vice President, Treasurer

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

GOLDCORP AUREUS INC.

Notarization:	By:	/s/ S. James Gardiner
Name: S. James Gardiner
Title: Director

Notarization:	By:
Name:
Title:

Signed Before Me:	/s/ Elganor A. Howard
Asst. Registrar and as such a Notary Public in and for Barbados

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

DOMINICANA HOLDINGS INC.
Notarization: /s/ Sean William Keating	By:	/s/ Stephen Galbraith
Name: Stephen Galbraith
Title: Director
Notarization:	By:
Name:
Title:

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

DOMINICANA HOLDINGS INC.

Notarization:	/s/ Jill S. Moffat	By:	/s/ Richie D. Haddock
	Notary Public		Name: Richie D. Haddock
Title: Director

Notarization:		By:
Name:
Title:

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

PUEBLO VIEJO DOMINICANA CORPORATION
Notarization: /s/ Sean William Keating	By:	/s/ Stephen Galbraith
Name: STEPHEN GALBRAITH Title: DIRECTOR
Notarization:	By:
Name: Title:

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

PUEBLO VIEJO DOMINICANA CORPORATION

Notarization:	/s/ Jill S. Moffat	By:	/s/ Richie D. Haddock
	Notary Public		Name: Richie D. Haddock
Title: Director

Notarization:		By:
Name: Title:

[Signature Page]	Pueblo Viejo Second Amended and Restated
Shareholders Agreement

Exhibit 1

to Second Amended and Restated Shareholders Agreement

ACCOUNTING PROCEDURES

The financial and accounting procedures to be followed by the Manager and the Companies are set forth below. These Accounting Procedures may be reflected in one or more technical services agreements or other services agreements directly between PVDC and the Manager. For purposes of this Exhibit 1, Article and Section references are to Articles and Sections of this Exhibit 1 unless otherwise specified.

ARTICLE I

GENERAL PROVISIONS

1.1 General Accounting Records. The Manager shall maintain, and shall cause the Companies to maintain detailed and comprehensive financial and cost accounting books and records as provided in Section 4.6 of the Agreement and other applicable provisions of the Agreement. Subject to applicable Legal Requirements, the Manager and the Companies shall maintain records and accounts in accordance with Generally Accepted Accounting Principles. In addition to the foregoing, PVDC shall prepare a reconciliation between generally accepted accounting principles in the United States and International Financial Reporting Standards for all accounts and reports prepared during the period commencing January 1, 2010 and ending December 31, 2010.

1.2 Statement and Billings. The Manager shall submit statements for charges authorized herein to PVDC with respect to Operations and to HoldCo with respect to HoldCo Operations pursuant to Section 4.2(b)(ii) of the Agreement and other applicable provisions of the Agreement. Payment of any such billings by PVDC or HoldCo shall not prejudice the right of such Company or a Shareholder to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Company, subject, however, to Section 4.7 of the Agreement concerning audits in such regard (after which no claim therefor shall be made).

1.3 Bank Accounts. The Manager shall cause all cash receipts for PVDC to be deposited in and all payments from PVDC to be made from PVDC Accounts maintained pursuant to Section 5.9(a)(iii) of the Agreement.

1.4 Conflict With Agreement. In the event of a conflict between the provisions of these Accounting Procedures and the provisions of the Agreement, the provisions of the Agreement shall take precedence.

ARTICLE II

CHARGES TO THE ACCOUNT OF THE COMPANIES

Subject to Section 4.2(a)(ii) of the Agreement and other provisions of the Agreement, PVDC and HoldCo shall compensate the Manager for all costs and expenses incurred directly by the Manager or its Affiliates in the performance of Operations on behalf of PVDC and of HoldCo Operations on behalf of HoldCo. The Manager shall be provided with

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funds in advance or be reimbursed by PVDC and HoldCo, respectively, for any such costs or expenses. The following provisions, although specific to PVDC and the conduct of Operations for PVDC, are applicable mutatis mutandis to HoldCo and the conduct of HoldCo Operations for HoldCo.

Subject to the provisions hereof and of the Agreement, the Manager shall charge to the accounts of PVDC (the “Operations Accounts”) the following, with the term “Manager” with respect to reimbursable expenditures being deemed to include the Manager or any Affiliate thereof:

2.1 Labor and Employee Benefits.

(a) Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by the Manager or its Affiliates.

(b) The Manager’s actual costs of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.1(a) and 2.10. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages of salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

(c) The Manager’s actual costs of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors and similar non-union bonus plans customary in the industry and necessary to attract competent employees, which bonus payment shall be considered salaries and wages under Section 2.1(a) or 2.10 rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Section 2.1(a) or 2.10; provided that the plans are limited to the extent feasible to those customary in the industry and other benefits such as the payment of relocation costs.

(d) Wages and salaries and other costs described in Sections 2.1(a) and (b) for employees who spend part of their time on Operations and part of their time on unrelated matters may be allocated in part to the Operations Accounts in proportion to the time spent by such employees on Operations on the basis of hourly time records or other reliable time allocation system.

(e) Cost of assessments imposed by government authority which are applicable to salaries and wages chargeable under Sections 2.1(a) and 2.10, including all penalties (subject to Section 4.2(a)(ii) of the Agreement).

2.2 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (the “Material”) purchased from unaffiliated third parties or furnished by the Manager

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or by its Affiliates and transferred to PVDC. The Manager shall maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock. Material shall be cost accounted as set out in Articles III and IV.

2.3 Equipment and Facilities Furnished by Manager. The cost of Material, machinery and facilities owned by the Manager or its Affiliates and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such Material, machinery and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed the LIBOR Rate as in effect on the first (1st) day of each calendar year plus 3% per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.4 Transportation. Reasonable transportation costs and travel expenses incurred in connection with the transportation of employees and Material necessary for Operations.

2.5 Contract Service and Utilities. The cost of contract services and utilities procured from outside sources that are not charged directly to PVDC, including without duplication the services described in Section 2.7. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the account of HoldCo or PVDC, as applicable, shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.

2.6 Insurance Premiums. Subject to Section 4.2(b)(i) of the Agreement, net premiums paid for insurance required to be carried for Operations including for the protection of the Manager and PVDC that is not procured in the name of PVDC (which shall include only incremental costs if such insurance is provided under general policies or self insurance maintained by the Manager or its Affiliates).

2.7 Legal and Regulatory Expenses. All reasonable legal costs and expenses and all regulatory costs and expenses, including assessments, fees, fines and penalties (subject to Sections 4.2(a)(ii) and (f) of the Agreement), incurred in or resulting from Operations or necessary to protect or recover the PVDC Assets.

2.8 Audit. Cost of audits initiated by the Manager pursuant to the provisions of the Agreement, or which are otherwise performed, that are chargeable to the Operations Accounts.

2.9 Taxes. All taxes (except income taxes) of every kind and nature, including value added taxes, assessed or levied upon or in connection with or the performance of service by the Manager and payment therefor, or as a direct result of providing service or receiving payments pursuant to the Agreement.

2.10 District and (Field Supervision) Expenses. A pro rata portion of (a) the salaries and expenses of the Manager’s supervisors and other employees directly serving Operations at its principal office or sub-offices used in support of Operations whose time is not allocated directly to such Operations and (b) the costs of maintaining and operating such office

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and any necessary sub-office used in whole or in part in support of Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager’s employees and facilities shall be apportioned to the Operations Accounts on the basis of a ratio, the numerator of which is the direct labor costs of the Manager in respect of Operations and the denominator of which is the total direct labor costs incurred by the Manager for all activities served by the Manager or, in connection with employees, on the basis of actual time spent on Operations as a proportion of total time worked in a pay period.

2.11 Regulatory Costs. Subject to Section 4.2(a)(ii) of the Agreement, fines, penalties or awards imposed for violations of environmental or safety regulations or for causing adverse environmental impacts or damages.

2.12 Other Expenditures. Subject to Section 4.2(a)(ii) of the Agreement, any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager or its Affiliates for or in connection with the conduct of Operations in accordance with HoldCo Approved Programs and Budgets or as authorized in the Agreement during periods when no HoldCo Approved Program and Budget is in effect.

ARTICLE III

BASIS OF CHARGES TO OPERATIONS ACCOUNTS

3.1 Purchase. Material and equipment purchased and services procured shall be charged at the price paid by the Manager after deduction of all discounts actually received.

3.2 Material Furnished by Manager. Material required for Operations shall be purchased for direct charge to the Operations Accounts whenever practicable, except that the Manager may furnish such Material from the Manager’s own stocks under the following conditions:

(a) New Material (Condition “A”). New Material transferred from the Manager’s own warehouse or other properties shall be priced f.o.b. the nearest reputable supply store or railway receiving point, where such Material is available, at current replacement cost of the same kind of Material.

(b) Used Material (Conditions “B” and “C”).

(i) Material which is in sound and serviceable condition and suitable for reuse without reconditioning shall be classed as Condition “B” and priced at 75% of new price.

(ii) Material which cannot be classified as Condition “B”, but which

(A) after reconditioning will be further serviceable for its original function as good secondhand Material (i.e., Condition “B”); or

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(B) is serviceable for its original function but is substantially not suitable for reconditioning, shall be classified as Condition “C” and priced at a value commensurate with its use.

(iii) Material which cannot be classified as Condition “B” or Condition “C” shall be priced at a value commensurate with its use.

(c) Material Furnished by the Manager When Not Readily Available. When Material or supplies are not readily available from reputable sources due to scarcity, national emergency or governmental regulations, the Manager may furnish such material from its stock or properties at its nearest available supply and charge the Manager’s full cost of same to the Operations Accounts including purchase price, procurement, warehousing, handling, transportation and all other costs incurred in connection therewith up to the time of delivery to the Sites.

ARTICLE IV

DISPOSAL OF EQUIPMENT AND MATERIAL

4.1 Disposition of Surplus Material. The Manager shall be under no obligation to purchase surplus, new or secondhand Material. The disposition of items with a replacement value over $5 million of surplus Material shall be subject to the approval of the HoldCo Board of Directors; provided that the Manager shall dispose of normal accumulations of junk and scrap Material either by transfer or sale from the Property. Proceeds of such sale shall be credited to the Operations Accounts.

4.2 Material Purchased by Manager or a Shareholder. Material purchased by either the Manager or a Shareholder shall be credited by the Manager to the Operations Accounts at an amount equal to the reasonable fair market value thereof for the month in which the Material is removed by the purchaser.

4.3 Sales to Shareholders or Third Parties. Sales to third parties of Material from the Operations shall be credited by the Manager to the Operations Accounts at the net amount collected by the Manager from the purchaser. Any claims by a purchaser for defective Material or otherwise shall be charged back to the Operations Accounts if and when paid by the Manager.

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Exhibit 2

to Second Amended and Restated Shareholders Agreement

CLAWBACK LETTER OF CREDIT/SPONSOR COVERAGE LETTER OF CREDIT

[Attached]

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Shareholders Agreement

Annex A

to Second Amended and Restated Shareholders Agreement

ADDITIONAL DEFINITIONS

“Account Control Agreement” has the meaning set forth in Section 3.09(b)(i) of the Common Security Agreement.

“Accounts” has the meaning set forth in Appendix A of the Common Security Agreement.

“Administrative Agent” means The Bank of Nova Scotia, in its capacity as Administrative Agent under the Common Terms Agreement.

“Agent” means, collectively, the Attorney-in-Fact, the Securities Intermediary, the Administrative Agent, the Lender Insurance Agent, the Lender Technical Agent, the PRI Agent, the Ex-Im Bank Facility Agent, the Commercial Bank Facility Agent and any agent under any other Senior Loan Agreement, and “Agent” means any of them.

“Ancillary Guarantee” has the meaning set forth in Section 3.01(b) of each Pre-Completion Agreement.

“Applicable Senior Lenders” has the meaning set forth in Appendix A of each Pre-Completion Agreement.

“Attorney-in-Fact” has the meaning set forth in Appendix A of the Common Security Agreement.

“Barrick Group” means Barrick, HoldCo (to the extent of Barrick’s direct or indirect ownership interest therein), each Barrick Subordinated Lender and their respective Affiliates (other than PVDC and the Purchaser).

“Barrick Subordinated Lender” means Barrick and any Affiliate of Barrick that is the holder of Subordinated Debt so long as it continues to hold such Subordinated Debt.

“Bonao EPC Contract” means the engineering, procurement and construction contract, to be entered into by PVDC, in respect of the Bonao Substation, and any Replacement Project Agreement thereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrower Shares” means the shares in PVDC representing all the issued share capital of PVDC.

“Clawback Amount” means, with respect to a Sponsor, an amount equal to the Sponsor’s Pro Rata Share of the aggregate amount of Restricted Payments made after Interim Completion and to (and including) the most recent Restricted Payment Date on which a Restricted Payment has been made; provided that the Clawback Amount shall not, in any event, exceed an amount equal to the product of the Sponsor’s Pro Rata Share of US$11.17 million and

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the number of months which has occurred in the period commencing with January 1, 2012 and ending on the most recent Restricted Payment Date on which a Restricted Payment was made (the “Clawback Cap”); provided, further, that such aggregate amount shall be reduced from time to time by the Sponsor’s Pro Rata Share of the aggregate amount of any Sponsor Funding provided by the Sponsor and the Other Sponsor after the initial Restricted Payment Date (for purposes of this defined term, the “Re-invested Amount”) in an amount equal to the excess (if any) of (a) the Re-invested Amount (up to, but not exceeding, the Sponsor’s Pro Rata Share of the aggregate amount of Restricted Payments made after the initial Restricted Payment Date) over (b) the Sponsor’s Pro Rata Share of the aggregate amount Restricted Payments that is in excess of the Sponsor’s Pro Rata Share of the Clawback Cap.

“Clawback Credit Support” has the meaning set forth in Section 12.5(a)(i).

“Clawback Letter of Credit” has the meaning set forth in Section 12.5(a)(i).

“Clawback Obligation” has the meaning set forth in Section 3.01(c) of each Pre-Completion Agreement.

“Collateral” means all property (including contractual rights) in which a security interest is created under Article III of the Common Security Agreement or under any other Security Document.

“Commercial Bank Facility” means the loan facility made available to PVDC by the Commercial Bank Senior Lenders under the Commercial Bank Senior Loan Agreement.

“Commercial Bank Facility Agent” means The Bank of Nova Scotia in its capacity as Commercial Bank Facility Agent under the Commercial Bank Senior Loan Agreement.

“Commercial Bank Facility Risk Event” means (a) a Political Force Majeure Event with respect to the Commercial Bank Facility that does not constitute a Political Force Majeure Event with respect to the ECA Facilities, (b) any Risk or a covered risk under analogous provisions of any Replacement Loan PRI Policy as to which the Loan PRI Insurer has admitted liability to pay the covered portion of any Loan Defaulted Amount in respect thereof that does not constitute a Political Force Majeure Event with respect to the ECA Facilities or (c) any Risk or a covered risk under analogous provisions of any Replacement Loan PRI Policy with respect to which the Loan PRI Insurer is found to be liable under the Loan PRI Policy to pay the covered portion of any Loan Defaulted Amount in respect thereof that does not constitute a Political Force Majeure Event with respect to the ECA Facilities.

“Commercial Bank Senior Lenders” means the banks and other financial institutions providing Senior Debt to PVDC pursuant to the terms of the Commercial Bank Senior Loan Agreement

“Commercial Bank Senior Loan Agreement” has the meaning set forth in the definition of “Senior Loan Agreement”.

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“Common Security Agreement” means the Common Security Agreement, dated as of April 26, 2010, among PVDC, HoldCo, in its own capacity and as a Subordinated Lender, the Administrative Agent, the Security Trustee, the Securities Intermediary, and the Onshore Security Trustee and as Dominican Republic Attorney-in-Fact for the Senior Secured Creditors.

“Common Terms Agreement” means the Common Terms Agreement, dated as of April 26, 2010, among PVDC, Export Development Canada, Export-Import Bank of the United States, Canadian Imperial Bank of Commerce, in its own capacity and as Lender Technical Agent, Standard Chartered Bank, in its own capacity and as Lender Insurance Agent, The Bank of Nova Scotia, in its own capacity and as Administrative Agent for the Senior Lenders and as Commercial Bank Facility Agent for the Commercial Bank Senior Lenders under the Commercial Bank Senior Loan Agreement, KfW IPEX-Bank, GmbH, ING Bank N.V. and Citibank, N.A., as Ex-Im Bank Facility Agent.

“Completion” has the meaning set forth in Section 2.01 of each Pre-Completion Agreement.

“Contingent Obligations” means the Ancillary Guarantee and the Clawback Obligation.

“Copper Concentrate Purchase Agreement” means an agreement between the Purchaser and PVDC for the purchase and sale of copper concentrate on an arm’s-length basis and in form and substance reasonably satisfactory to the Administrative Agent, and any Replacement Project Agreement thereof.

“Counterparty’s Consent” has the meaning set forth in Section 3.10(b) of the Common Security Agreement.

“Debt Reserve Account” has the meaning set forth in Section 4.01(b)(i)(B) of the Common Security Agreement.

“Departing Sponsor” has the meaning set forth in Section 12.1(b)(i).

“Distribution Account” has the meaning set forth in Section 4.01(f) of the Common Security Agreement.

“Doré Purchase Agreement” means the Doré Purchase Agreement, dated as of April 26, 2010, between the Purchaser and PVDC for the purchase and sale of doré, or any Replacement Project Agreement thereof.

“Drawdown Suspension Notice” has the meaning set forth in Section 4.05 of each Pre-Completion Agreement.

“ECA Facilities” means, collectively, the loan facilities made available to PVDC by (a) Export Development Canada under the EDC Senior Loan Agreement and (b) Export-Import Bank of the United States under the Ex-Im Senior Loan Agreement.

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“EDC Senior Loan Agreement” has the meaning set forth in the definition of Senior Loan Agreement.

“Eligible Bank” means any financial institution having at least the Minimum Rating and is otherwise acceptable to the Non-Defaulting Sponsor.

“Eligible Hedge Provider” has the meaning set forth in Appendix A of the Common Security Agreement.

“Enforcement Actions” means any of (a) the application of funds in the Accounts to the payment of accelerated Senior Debt Obligations, (b) a declaration that the principal of the Senior Loans is immediately due and payable, or a termination by the Senior Lenders of the Senior Debt Commitments due to the occurrence of a Default (as defined in the Common Terms Agreement) (other than such declaration or termination by a Single Lender as contemplated in Section 2.08 of the Common Terms Agreement) or (c) the exercise by the Security Trustee or any other Person authorized thereby of any power of sale, right of foreclosure or other similar action to realize upon the Collateral granted pursuant to any Security Document or applicable law; provided that (i) the exercise prior to acceleration of other rights in respect of the Collateral granted pursuant to any Security Document or applicable law, (it) causing the funds to be applied as set forth in Section 4.07(b) of the Common Security Agreement, other than as contemplated by the proviso following clauses (i)-(viii) of Section 4.07(b) of the Common Security Agreement, (iii) enforcement of rights under the Project Financing Documents other than as set forth in clause (a), (b) or (c) above or (iv) actions taken by or on behalf of the Senior Lenders pursuant to Section 8.04 or 10.02(e) of the Common Security Agreement shall not constitute Enforcement Actions.

“Engagement Letters” means (a) each letter agreement dated on or before the date hereof between PVDC and an Agent regarding the scope of services to be provided by such Agent and remuneration for such Agent’s services and (b) the engagement letter of the Senior Lenders’ insurance advisor, dated January 22, 2009, between PVDC and the Lender Insurance Agent, and acknowledged by the Willis Limited.

“Ex-Im Bank Facility Agent” means Citibank, N.A., in its capacity as Ex-Im Bank Facility Agent under the Ex-Im Senior Loan Agreement.

“Ex-Im Senior Loan Agreement” has the meaning set forth in the definition of Senior Loan Agreement.

“Exclusion Dispute Notice” has the meaning set forth in Section 4.06(a) of each Pre-Completion Agreement.

“Exclusion Notice” has the meaning set forth in Section 4.04 of each Pre-Completion Agreement.

“Expropriation Compensation” means all value (whether in the form of money, securities, properly or otherwise), excluding Project Equity Expropriation Compensation, paid or payable by the Government or a governing authority that is in de facto control of part of the Dominican Republic, to PVDC, in whole or partial settlement of claims, whether or not resulting

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from judicial proceedings and whether paid or payable in or outside the Dominican Republic, as compensation for or in respect of the appropriation, confiscation, cancellation, expropriation or nationalization (by intervention, condemnation or other form of taking) whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of ownership or control of PVDC or the Project or any substantial portion thereof or substantial portion of rights thereof.

“Fee Letters” means, as the context may require, the (a) Fee Letter, dated as of April 26, 2010, among PVDC and the Commercial Bank Senior Lenders, (b) Work Letter, dated as of April 26, 2010, between PVDC and ING Bank, N.V., as Documentation Agent, (c) Work Letter, dated as of April 26, 2010, between PVDC and the Lender Insurance Agent, (d) Work Letter, dated as of April 26, 2010, between PVDC and the Lender Technical Agent, (e) Work Letter, dated as of April 26, 2010, between PVDC, The Bank of Nova Scotia, as Administrative Agent, Commercial Bank Facility Agent and PRI Agent, The Bank of Nova Scotia Trust Company of New York, as Security Trustee, The Bank of Nova Scotia, New York Agency, as Securities Intermediary, and The Bank of Nova Scotia, Dominican Republic branch, as Onshore Security Trustee and Attorney-in-Fact, and (f) Fee Letter, dated as of March 17, 2010, between PVDC and the Ex-Im Bank Facility Agent.

“Final Completion Date” has the meaning set forth in the Pre-Completion Agreements, as such may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Fluor Canada” means Fluor Canada Limited.

“Fluor Construction Management Agreement” means the Construction Management Agreement, dated as of March 3, 2008, between PVDC and Fluor South America, regarding construction management, pre-commissioning and related technical and administrative services related to the Project, and any Replacement Project Agreement thereof.

“Fluor Coordination Agreement” means the Coordination Agreement, dated as of March 3, 2008, among PVDC, Fluor Canada and Fluor South America, setting forth various matters that modify, control and supplement the Fluor Construction Management Agreement and the Fluor EP Contract, and any Replacement Project Agreement thereof.

“Fluor EP Contract” means the Engineering and Procurement Agreement, dated as of March 3, 2008, between PVDC and Fluor Canada, regarding the provision of certain design, engineering, procurement and related technical and administrative services associated with the Project, and any Replacement Project Agreement thereof.

“Fluor EPC Contract” means, collectively, the Fluor Construction Management Agreement, the Fluor EP Contract and the Fluor Coordination Agreement.

“Fluor South America” means Fluor Daniel South America Limited.

“Fuel Pipeline EPC Contract” means the engineering, procurement and construction contract, dated as of February 6, 2012, between PVDC and Codemon Compania

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Dominicana De Montaje, S.A., in respect of the Fuel Pipeline, and any Replacement Project Agreement thereof.

“Goldcorp Group” means Goldcorp, HoldCo (to the extent of Goldcorp’s direct or indirect ownership interest therein), each Goldcorp Subordinated Lender and their respective Affiliates (other than PVDC and the Purchaser).

“Goldcorp Subordinated Lender” means Goldcorp or any Affiliate of Goldcorp that is the holder of Subordinated Debt so long as it continues to hold such Subordinated Debt.

“Government” means the government of the Dominican Republic.

“’Hatch” means Hatch Associates International Ltd.

“Hatch-DR Branch” means Hatch, acting through, and registered as, a branch under the laws of the Dominican Republic and authorized to do business under such laws.

“Hatch Construction Management Agreement’’ means the On-Shore Construction Management Agreement, effective as of September 1, 2007, between PVDC and Hatch-DR Branch, regarding certain construction management and related technical and administrative services related to the Project, and any Replacement Project Agreement thereof.

“Hatch Coordination Agreement” means the Coordination Agreement, effective as of September 1, 2007, among PVDC, Hatch and Hatch-DR Branch, and any Replacement Project Agreement thereof.

“Hatch EP Contract” means the Engineering and Procurement Agreement, effective as of September 1, 2007, between PVDC and Hatch, regarding the provision of certain design, engineering, procurement and related technical and administrative services associated with the Project, and any Replacement Project Agreement thereof.

“Hatch EPC Contract” means, collectively, the Hatch Construction Management Agreement, the Hatch EP Contract and the Hatch Coordination Agreement.

“Hedge Provider” means any Senior Lender, any Eligible Hedge Provider, any affiliate of any thereof or an assignee of any of the foregoing (or an assignee of such an assignee) other than any affiliate of PVDC, in each case, in its capacity as a party to a Permitted Hedge Instrument.

“Indebtedness” of any Person means at any time, whether recourse is to all or a portion or none of the assets of such Person and whether or not contingent, without duplication, (a) all Indebtedness for Borrowed Money of such Person, (b) all accounts payable of such Person, (c) all obligations under trade or bankers’ acceptances, (d) the face amount of all letters of credit issued for the account of such Person and all outstanding reimbursement obligations with respect to such letters of credit, (e) all obligations of others secured by (or for which the holder of any such obligation has an existing right, contingent or otherwise, to be secured) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed and (f) obligations of another Person of the type

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Shareholders Agreement

listed in clauses (a) through (e), payment of which is guaranteed by or secured by liens on the property of such Person.

“Indebtedness for Borrowed Money” means, for any Person at any date, without duplication (a) all obligations of such Person to repay money borrowed, (b) all obligations of such Person to pay money evidenced by term loans, bonds, debentures, notes or other similar instruments, including such obligations incurred in connection with the acquisition of property, assets or a business, (c) all obligations under bankers’ acceptances, (d) the face amount of all letters of credit issued for the account of such Person and all outstanding reimbursement obligations with respect to such letters of credit, (e) all obligations of such Person to pay the deferred purchase price of property or services, (f) all obligations of such Person as lessee under capital leases and (g) obligations of another Person of the type listed in clauses (a) through (f), payment of which is guaranteed by or secured by liens on the property of such Person; provided that “Indebtedness for Borrowed Money” shall not include current trade accounts payable or purchase money obligations incurred in the ordinary course of business payable in accordance with customary practices.

“Interim Completion” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Lender Insurance Agent” means Standard Chartered Bank, in its capacity as Lender Insurance Agent.

“Lender Technical Agent” means CIBC, in its capacity as Lender Technical Agent.

“Loan Defaulted Amount” has the meaning set forth in Section 4.02(a) of each Pre-Completion Agreement.

“Loan PRI Insurer” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Loan PRI Policy” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Local Bank Agreement” has the meaning set forth in Appendix A of the Common Security Agreement.

“Majority Lenders” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Material Adverse Effect” means a material adverse effect on the ability of PVDC to (a) achieve Completion by the Final Completion Date, (b) construct the Project in all material respects in accordance with the Project Description, (c) operate the Project in all material respects in accordance with the Mine Plan, (d) maintain the security interests created or purported to be created by or under the Security Documents, taken as a whole, or (c) pay the Senior Debt Obligations when due.

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“Material Project Agreements” means (a) the Technical Support Agreement, (b) until the respective expiration of all warranties included therein, each Fluor EPC Contract, (c) until the respective expiration of all warranties included therein, each Hatch EPC Contract, (d) the Transmission Line EPC Contract, (e) until the earlier of (i) the disposition of the HFO Barges in accordance with Section 6.07(a) of the Common Terms Agreement and (ii) the expiration of all warranties included therein, the Barge Asset Purchase Agreement, (f) until the earlier of (i) the Monte Río Stop Date and (ii) the expiration of all warranties included therein, the Monte Río Asset Purchase Agreement, (g) until the date which is twelve (12) months after Commercial Operation (as defined thereunder), the Power Plant EPC Contract, (h) until the expiration of all respective warranties included therein, the Bonao EPC Contract, (i) until the respective expiration of all warranties included therein, the Switchyard EPC Contract, (j) until the expiration of all warranties included therein, the Fuel Pipeline EPC Contract, (k) until the date which is one (1) year after twelve (12) months after Commercial Operation (as defined under the Power Plant EPC Contract), the Wartsila Parent Guaranty, (l) until the expiration of all respective warranties included therein, the Second Circuit Use Agreement, (m) the Power Plant Land Lease, (n) the Special Lease Agreement, (o) the Doré Purchase Agreement, (p) the Copper Concentrate Purchase Agreement, (q) each Purchaser Guaranty, (r) each Power Purchase Agreement, (s) until the Monte Río Stop Date, the Monte Río Land Option Purchase Agreement, (t) the HFO Lease Back Agreement and (u) any agreement or undertaking (or series of related agreements or undertakings which together constitute one transaction), other than any Non-Material Agreement, entered into after April 26, 2010 relating to the Project entered into by PVDC with any Person in the ordinary course of business (i) under which PVDC could reasonably be expected to have payment obligations in excess of $10 million per annum and with a duration of more than one (1) year, which could not be reasonably replaced by a third party provider without undue expense or (ii) which the failure of PVDC to have and maintain could reasonably be expected to have a Material Adverse Effect, and (v) in each case of clauses (a) through (u) above, any Replacement Project Agreement thereof.

“Minimum Rating” means a long term senior unsecured debt rating of at least A or A3 by S&P and Moody’s, respectively.

“Monte Río Land Option Purchase Agreement” means the Purchase Agreement, dated as of December 20, 2007, among PVDC, Monte
Río S.A., Inversiones Obelix, S.A. and Elena Viyella de Paliza, as amended by each of the Letter Amendment, dated March 28, 2008, the Letter Amendment, dated December 31, 2008, the Letter Amendment, dated February 4, 2009, and the Side Letter, dated January 20, 2010, for the acquisition of real property, permits and approvals useful in connection with the Monte Río Facility, and any Replacement Project Agreement thereof.

“Non-Material Agreement” has the meaning set forth in Appendix A of the Common Security Agreement.

“Note” means any promissory note evidencing Senior Debt.

“Offshore Proceeds Account” has the meaning set forth in Section 4.01 (b)(i)(A) of the Common Security Agreement.

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“Onshore Security Trustee” means The Bank of Nova Scotia, Dominican Republic branch, or any trustee organized under the laws of the Dominican Republic or permitted to act as such thereunder, acceptable to the Senior Lenders and appointed pursuant to Section 11.01 of the Common Security Agreement for the purpose of holding rights under certain Security Documents that are governed by Dominican Republic law.

“Operating Costs” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Payment Date” has the meaning set forth in Appendix A of the Common Security Agreement.

“Permitted Assignee” has the meaning set forth in Section 1.01 of the Transfer Restrictions Agreement.

“Permitted Hedge Instruments” has the meaning set forth in Appendix A of the Common Terms Agreement.

“PFME Dispute” has the meaning set forth in Section 12.1(d).

“Political Force Majeure Event” has the meaning set forth in Section 4.01 of each Pre-Completion Agreement.

“Power Plant Land Lease” means that certain land lease Contrato de Arrendamiento de Inmueble a Largo Plazo (Enfiteusis) para Instalación Planta de Generación Electrica y Otras Facilidades, dated as of October 13, 2011, between Cristóbal Colón, C. Por A and PVDC, for land located in San Pedro de Macoris, Dominican Republic, and any Replacement Project Agreement thereof.

“Power Purchase Agreement” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Pre-Completion Agreements” means each or both of (a) the Pre-Completion Agreement, dated as of April 26, 2010, between Barrick Sponsor and the Administrative Agent and/or (b) the Pre-Completion Agreement, dated as of April 26, 2010, between Goldcorp Sponsor and the Administrative Agent.

“Pre-Completion Default” has the meaning set forth in Section 8.01 of each Pre-Completion Agreement.

“Pre-Completion Guarantee” has the meaning set forth in Section 3.01(a) of each Pre-Completion Agreement.

“PRI Agent” means The Bank of Nova Scotia.

“Pro Rata Share” means, with respect to Barrick Sponsor, 60% and, with respect to Goldcorp Sponsor, 40%, in each case, as such percentage may be adjusted pursuant to Section 8.02(b)(ii), 8.03(b)(ii), 9.01, 10.17(b) or 10.17(c) of the Pre-Completion Agreements.

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“Proceeding” means, as to any Person, (a) any proceeding under applicable insolvency or bankruptcy law of the Dominican Republic, or any other insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith, relative to such Person and to its creditors, as such, or to such Person’s assets, whether conducted in or under the laws of the Dominican Republic or otherwise, (b) any liquidation, dissolution or other winding up of such Person, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any proceedings for the readjustment or extension of indebtedness of such Person, any composition, arrangement or assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Project Agreements” means each Material Project Agreement, each Non-Material Agreement and each other contract or agreement relating to the development, construction, testing, operation, maintenance, repair or use of the Project entered into by PVDC with any other Person.

“Project Description” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Project Equity Expropriation Compensation” means all value (whether in the form of money, securities, property or otherwise), excluding Expropriation Compensation, paid or payable by the Government or a governing authority that is in de facto control of part of Dominican Republic and Barbados, to Persons other than PVDC, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable in or outside the Dominican Republic and Barbados, as compensation for or in respect of the appropriation, confiscation, cancellation, expropriation or nationalization (by intervention, condemnation or other form of taking) whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) for or in respect of Borrower Shares or interests in PVDC or Subordinated Loans, or any direct or indirect deprivation of rights or interests of or in PVDC or the Project that gives rise to compensable claims under Dominican Republic and Barbados law or treaties by direct or indirect holders of debt or equity interests in PVDC.

“Project Financing Documents” means any or all of the Common Terms Agreement, the Security Documents, the Pre-Completion Agreements, the Transfer Restrictions Agreement, each Senior Loan Agreement, each Note, any Loan PRI Policy, the Fee Letters and the Engagement Letters, as the context may require.

“Project Property” means all property, assets, interests and contractual or other rights (including easements and rights to use or possess property or assets), real and personal, tangible and intangible, whether now owned or hereafter acquired, wherever located, of PVDC, and any proceeds from such property, assets, interests and rights.

“Purchaser” means HoldCo in its capacity as purchaser under the Doré Purchase Agreement and the Copper Concentrate Purchase Agreement.

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“Purchaser Guaranty” has the meaning set forth in the Transfer Restrictions Agreement.

“Reference Rate” means the rate that is an average of the rates that two (2) Eligible Bank of the Non-Defaulting Sponsor’s choosing would charge to provide a letter of credit to the Defaulting Sponsor that could serve as a Sponsor Coverage Letter of Credit in the applicable amount.

“Remaining Sponsor” has the meaning set forth in Section 12.1(b)(i).

“Replacement Loan PRI Policy” has the meaning set forth in Section 1.01 of the Commercial Bank Senior Loan Agreement.

“Replacement Project Agreement” means any contract or agreement relating to the development, construction, testing, operation, maintenance, repair or use of the Project entered into by PVDC with any other Person subsequent to April 26, 2010 (including any contract or agreement entered into in substitution for any Material Project Agreement that has been terminated in accordance with its terms or otherwise), which replaces a Material Project Agreement under the circumstances, and pursuant to the requirements, set forth in the Common Terms Agreement.

“Replacement Senior Debt” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Replacement Senior Lender” means any Lender of Replacement Senior Debt pursuant to and in accordance with Section 2.06 of the Common Terms Agreement.

“Replacement Senior Loan Agreement” means any replacement senior loan agreement entered into between PVDC and a Replacement Senior Lender in accordance with Section 2.06 of the Common Terms Agreement providing for the terms and conditions of the Replacement Senior Debt.

“Restricted Payment Date” has the meaning set forth in Section 7.01(a)(ii) of the Common Terms Agreement.

“Restricted Payments” means (a) any transfer from any Account to any Distribution Account and (b) any payment (in cash or otherwise) made by PVDC to any member of the Barrick Group, any member of the Goldcorp Group or to any other holder of Borrower Shares or Subordinated Debt (i) as a dividend (whether provisional or definitive) in cash, property or obligations on, redemption of, or distribution with respect to, or any setting apart of money for a sinking or other analogous fund for, or any purchase, redemption, retirement or other acquisition of, Borrower Shares or (ii) any payment of principal, interest, premium or other amounts on or in respect of Subordinated Debt; provided that Restricted Payments do not include (A) payments in respect of Subordinated Loans to the extent made with the proceeds from equity contributions to PVDC or replacement Subordinated Loans, (B) payments made in accordance with agreements (other than Subordinated Loan Agreements and this Agreement) between PVDC and HoldCo (or any Affiliate of HoldCo), of which the Senior Lenders have received notice, entered into by PVDC in accordance with Section 6.12 of the Common Terms

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Agreement, (C) payments pursuant to Project Agreements, (D) arm’s length payments for goods and services in the ordinary course of business, (E) payments in respect of withholding tax on dividends paid on the Borrower Shares and made on behalf of any member of the Barrick Group or Goldcorp Group in its capacity as holder of a direct or indirect Interest in PVDC, (F) payments of unsecured indebtedness provided by any Sponsor or Affiliate thereof in accordance with Section 6.20(a)(vi) of the Common Terms Agreement, (G) amounts transferred from any Account in respect of payment on a dollar for dollar basis of insurance proceeds provided by either Sponsor Group in accordance with Section 5.01(c) of the Common Security Agreement, (H) payment to, or reimbursement of, either Sponsor Group for any Operating Costs paid or caused to be paid by such Sponsor Group that would have otherwise been payable to a third party goods or services provider on an arm’s-length or better basis (not including any Operating Costs paid with funds from the Debt Reserve Account pursuant to Section 4.08(c)(iii) of the Common Security Agreement), (I) any payment of principal, interest, premium or other amounts or in respect of Sponsor Senior Debt provided by either Sponsor Group and (J) any payment (including of the type specified in clause (b) above) made With any funds in any Distribution Account; provided such funds were deposited in such Distribution Account in compliance with Sections 7.01 and 7.02 of the Common Terms Agreement.

“Risk” means, with respect to (a) the Loan PRI Policy, a “Risk” as defined therein and (b) any Replacement Loan PRI Policy, a covered risk under provisions thereof analogous to the Loan PRI Policy.

“Second Circuit Use Agreement” means that certain agreement, dated as of February 1, 2012, between PVDC and EGE Haina, and any Replacement Project Agreement thereof.

“Secured Hedge Instrument” means any Permitted Hedge Instrument (other than any unsecured Permitted Hedge Instrument) that is entered into by PVDC with a Hedge Provider in accordance with Section 6.24(b) of the Common Terms Agreement; provided that no Secured Hedge Agreement will rank greater than pari passu with the Senior Secured Debt Obligations.

“Securities Intermediary” has the meaning set forth in Section 4.01(b)(i) of the Common Security Agreement.

“Security Documents” means the Common Security Agreement, each Account Control Agreement, each Local Bank Agreement, each DR Security Document, each Counterparty’s Consent and each other security agreement, document, assignment, mortgage, charge, pledge, fiduciary assignment, power-of-attorney, sub-powers of attorney, consents and agreements, and other documents signed or filed (or to be signed and filed) by PVDC, a Shareholder Party or any other Person in order to or purporting to create, preserve, continue, perfect or validate any security interest in Collateral required or contemplated by the Common Security Agreement.

“Security Trustee” has the meaning set forth in Section 11.01(a) of the Common Security Agreement.

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“Senior Debt” means the Indebtedness incurred by PVDC to the Senior Lenders pursuant to the Senior Loan Agreements.

“Senior Debt Commitment” means, for each Senior Lender, the aggregate principal amount of Senior Loans which such Senior Lender is committed to disburse to PVDC under the relevant Senior Loan Agreement to which it is a party, as such commitment may be reduced or increased from time to time pursuant to Section 2.09 of the Common Terms Agreement and pursuant to any of Sections 2.01(c), 2.10, 3.07 and 8.06 of the EDC Senior Loan Agreement, Sections 2.02, 7.05, 10.02 and 13.04 of the Ex-Im Senior Loan Agreement, Sections 2.01, 2.13, 5.01(c) and 12.06 of the Commercial Bank Senior Loan Agreement and the analogous provisions of any Replacement Senior Loan Agreement, as applicable. The Senior Debt Commitments of the initial Senior Lenders as of April 26, 2010 are set forth in Appendix B of the Common Terms Agreement.

“Senior Debt Obligations” means the obligations to pay or prepay principal and interest on the Senior Debt (including any interest accruing after the occurrence of any event referred to in Section 8.01(d) of the Common Terms Agreement, whether or not a claim for post petition interest is allowed in such Proceeding), as well as (a) any and all commissions, fees, indemnities, prepayment premiums, breakage costs and other amounts payable to the Senior Lenders under the Common Terms Agreement, the Common Security Agreement, the Senior Loan Agreements, the Security Documents; the Notes, the Fee Letters and the Engagement Letters, (b) any and all fees, indemnities and other amounts owing to the Security Trustee or any other Agent hereunder or under any other Project Financing Document and (c) premiums and fees payable to the Loan PRI Insurer under the Loan PRI Policy.

“Senior Debt Termination Date” shall mean the date on which all Senior Debt Obligations, other than contingent liabilities and obligations which are unasserted at such date, have been paid in dollars in full and all Senior Debt Commitments and Secured Hedge Instruments have been terminated.

“Senior Lender Group” means each Senior Lender or group of Senior Lenders party to a separate Senior Loan Agreement.

“Senior Lender Termination Notice” has the meaning set forth in Section 4.08(a) of the Pre-Completion Agreements.

“Senior Lenders” means (a) the institutions or banks party to the Common Terms Agreement referred to in Appendix B thereof and (b) their respective successors, transferees and permitted assigns who make Senior Debt Commitments or become holders of Senior Debt in transactions permitted under the Common Terms Agreement (including any lender of Replacement Senior Debt or any subrogee of any Senior Lender following any payment by such subrogee to or for the benefit of such Senior Lender, and subject in the case of the Sponsors, to Sections 3.06 and 3.07 of each Pre-Completion Agreement). Persons that may purchase participations in Senior Debt or Senior Debt Commitments shall not be Senior Lenders.

“Senior Loan Agreements” means, collectively, (a) the Senior Loan Agreement, dated as of April 26, 2010 (the “EDC Senior Loan Agreement”), between PVDC and Export

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Development Canada, (b) the Ex-Im Bank Facility Agreement, dated as of April 26, 2010 (the “Ex-Im Senior Loan Agreement”), among PVDC, the Ex-Im Bank Facility Agent and Export-Import Bank of the United States and (c) the Commercial Bank Senior Loan Agreement, dated as of April 26, 2010 (the “Commercial Bank Senior Loan Agreement”), among PVDC, the Commercial Bank Facility Agent, the PRI Agent and the commercial banks and financial institutions from time to time party thereto.

“Senior Loans” means the loans made to PVDC outstanding under the Senior Loan Agreements.

“Senior Secured Creditors” has the meaning set forth in Appendix A of the Common Security Agreement.

“Senior Secured Debt Obligations” has the meaning set forth in Appendix A of the Common Security Agreement.

“Shareholder Party” means any HoldCo or any Subordinated Lender party hereto and any Permitted Assignee.

“Single Lender” has the meaning set forth in Appendix A of the Common Terms Agreement.

“Sponsor Coverage Amount” means, with respect to any Sponsor, on any date of determination, an amount equal to the product of (a) the sum of (i) all unfunded Senior Debt Commitments as of such date, (ii) all outstanding Senior Debt as of such date and (iii) the amount of interest due and payable on the scheduled Payment Date immediately succeeding such date and (b) such Sponsor’s Interest in PVDC as of such date.

“Sponsor Coverage Fee” has the meaning set forth in Section 12.2(b)(iii)(B).

“Sponsor Coverage Letter of Credit” has the meaning set forth in Section 12.5(b)(ii).

“Sponsor Cure Loan” has the meaning set forth in Section 12.2(b)(iii)(A).

“Sponsor Funding” means funding provided to PVDC by or on behalf of any member of the Barrick Group or the Goldcorp Group in the form of equity or Subordinated Loans.

“Sponsor Group” means Barrick and its Affiliates or Goldcorp and its Affiliates, as the context may require.

“Sponsor Obligations” means the Pre-Completion Guarantee and the Contingent Obligations.

“Sponsor Senior Debt” means (a) Replacement Senior Debt held by a Sponsor or any of its Affiliates and incurred by PVDC in compliance with Section 2.06 of the Common Terms Agreement and (b) Indebtedness of PVDC to a Sponsor in respect of such Sponsor’s

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subrogation rights resulting from payments made by such Sponsor to any Commercial Bank Senior Lender under the Pre-Completion Agreement to which it is a party pursuant to Section 4.14 of the Pre-Completion Agreement to which it is a party.

“Subordinated Debt” means unsecured Indebtedness (including capitalized interest) of PVDC, whether currently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Senior Secured Debt Obligations in accordance with the subordination terms attached as Appendix F to the Common Security Agreement and which is initially provided pursuant to a Subordinated Loan Agreement by or on behalf of any member of the Barrick Group and assigned and pledged as security for the Senior Secured Debt Obligations pursuant to a Security Document. No such Indebtedness of PVDC will constitute Subordinated Debt until such time as the Subordinated Lender assumes in writing all of the obligations applicable to a Subordinated Lender under and in accordance with the Common Security Agreement, any other relevant Project Financing Document and the Subordination Agreement.

“Subordinated Lender” means each of HoldCo, the Barrick Subordinated Lenders, the Goldcorp Subordinated Lenders and any other holder of Subordinated Debt so long as it continues to hold such Subordinated Debt.

“Subordinated Loan Agreement” means any loan agreement to which PVDC is or becomes a party and pursuant to which the debt incurred by PVDC thereunder constitutes Subordinated Debt.

“Subordinated Loans” means the subordinated loans made to PVDC outstanding under and pursuant to a Subordinated Loan Agreement.

“Subordination Agreement” has the meaning set forth in Section 6.20(b) of the Common Terms Agreement.

“Switchyard EPC Contract” means the engineering, procurement and construction contract, dated as of February 23, 2012, between PVDC and ABB AG, in respect of the Switchyard, and any Replacement Project Agreement thereof.

“Technical Support Agreement” means the Technical Support Agreement, dated as of April 26, 2010, between PVDC and Barrick, for the provision of certain ongoing technical assistance and other services by Barrick to PVDC in connection with the development, construction and operation of the Project, and any Replacement Project Agreement thereof.

“Termination Dispute Notice” has the meaning set forth in Section 4.09(a) of each Pre-Completion Agreement.

“Termination Event” has the meaning set forth in Section 4.03 of each Pre-Completion Agreement.

“Termination Notice” has the meaning set forth in Section 4.07(a) of each Pre-Completion Agreement.

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“Transfer Restrictions Agreement” means the Transfer Restrictions Agreement, dated as of April 26, 2010, among Barrick Sponsor, Goldcorp Sponsor and the Administrative Agent.

“Transmission Line EPC Contract” means the engineering, procurement and construction contract, effective as of November 11, 2011, between PVDC and Elecnor S.A., in respect of the Transmission Line, and any Replacement Project Agreement thereof.

“Wartsila Parent Guaranty” means the guaranty, dated as of February 2, 2012, made by Wartsila Corporation in favor of Barrick Gold of North America, Inc.

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